                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 3


                                       TO

        FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   -----------

                                 THINKPATH INC.
           (Name of small business issuer as specified in its charter)

                                   -----------

         Ontario                                       7371                                     52-209027
(State or other jurisdiction of             (Primary Standard Industrial                  (IRS Employer I.D. No.)
incorporation or organization)              Classification Code Number)

                                   -----------

        55 University Avenue, Suite 400, Toronto, Ontario, Canada M5J 2H7
                                 (416) 364-8800
          (Address and telephone number of principal executive offices and principal place of business)

                                   -----------

            Jay M. Kaplowitz, Esq.                    Declan A. French, Chief Executive Officer
           Arthur S. Marcus, Esq.                                 Thinkpath Inc.
Gersten, Savage, Kaplowitz, Wolf & Marcus LLP              55 University Avenue, Suite 400
       101 East 52nd Street, 9th Floor                     Toronto, Ontario, Canada M5J 2H7
          New York, New York 10022                                (416) 364-8800
   (212) 752-9700   (212) 980-5192 (fax)                          (416) 364-3178 (fax)
           (Name, address and telephone number of agents for service)


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.


                         CALCULATION OF REGISTRATION FEE

Title of Each Class of             Amount Being      Proposed Maximum Offering      Proposed Maximum              Amount of
Securities Being Registered          Registered         Price Per Security (1)    Offering Price (1)       Registration Fee


Common Stock(2)                       5,016,325                     $.19               $953,102.00               $238.28
Common Stock
Underlying Warrants (3)                 863,484                     $.5445             $470,167.03               $117.55
Common Stock Underlying
Warrants (4)                             59,592                     $.6225              $37,096.02                 $9.27
Common Stock Underlying
Warrants(5)                             576,332                     $.1952             $112,500.00                $28.13
Common Stock
Underlying Convertible
Preferred Stock (6)                   8,859,060                     $.19             $1,683,221.40               $420.80
Common Stock Underlying
Options (7)                               2,500                     $3.25                $8,125.00                 $2.03
Common Stock Underlying
Options (8)                               2,500                     $3.19                $7,975.00                 $2.00
Common Stock Underlying
Options (9)                              35,000                     $.70                $24,500.00                 $6.13
Sub total                            15,414,793                                      $3,296,686.40               $824.19
                                     ----------                                      -------------             ---------
Amount Previously Paid                                                                                         $1,653.94
Amount Due                                                                                                         $0.00

(1) Pursuant to Rule 457, estimated solely for the purpose of calculating the registration fee.

(2) Based upon the last reported sales price of the registrant's common stock of the same class as quoted on the Nasdaq SmallCap Market on February 1, 2002, $0.19.

(3) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered additional shares of common stock as may be issuable upon the exercise of warrants described herein at an exercise price of $.5445 per share.

(4) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered additional shares of common stock as may be issuable upon the exercise of warrants described herein at an exercise price of $.6225 per share.

(5) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered additional shares of common stock as may be issuable upon the exercise of warrants described herein at an exercise price of $.1952 per share.

(6) There are also being registered such number of additional shares of common stock as may be issuable upon the conversion of the convertible preferred stock described herein pursuant to the last reported sales price of the registrant's common stock as quoted on the Nasdaq SmallCap Market on February 1, 2002, $.19. The Company's agreement with its Series C preferred stockholders requires the Company to register one hundred percent of the common stock issuable upon the conversion of the issued and outstanding Series C preferred stock and the Series C preferred stock to be issued. However, the Company is only authorized to issue 30,000,000 shares of common stock and as such, the Company may not issue any more than 30,000,000 shares of common stock without amending its certificate of incorporation which would require the approval of the Company's shareholders.

(7) Includes 2,500 shares of the registrant's common stock issuable upon the exercise of options at an exercise price of $3.25 per share.

(8) Includes 2,500 shares of the registrant's common stock issuable upon the exercise of options at an exercise price of $3.19 per share.

(9) Includes 35,000 shares of the registrant's common stock issuable upon the exercise of options at an exercise price of $.70 per share.

         Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         Unless otherwise indicated, all reference to "Thinkpath", "us", "our" and "we" refer to Thinkpath Inc. and: (a) its wholly-owned subsidiaries:
Systemsearch Consulting Services Inc., an Ontario corporation, International Career Specialists Ltd., an Ontario corporation, Cad Cam, Inc., an Ohio corporation, Object Arts Inc., an Ontario corporation, Micro Tech Professionals, Inc., a Massachusetts corporation; Njoyn Software Inc., an Ontario corporation; and TidalBeach Inc., an Ontario corporation.

         On June 6, 2001, we changed our name from Thinkpath.com Inc. to Thinkpath Inc.

                             PRELIMINARY PROSPECTUS



                  Subject to Completion, Dated February 7, 2002


                                 THINKPATH INC.


                        15,414,793 Shares of Common Stock

         This is an offering of an aggregate of 15,374,793 shares of common stock of Thinkpath Inc., 5,016,325 of which may immediately be sold, 8,859,060 of which may be sold upon the conversion of our Series C 7% Convertible Preferred Stock, 1,499,408 of which may be sold upon the exercise of warrants and 40,000 of which may be sold upon the exercise of options. All of the shares are being offered by the selling security holders named in this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling security holders or upon the conversion of the preferred stock, although we would receive approximately $660,363 if all of the warrants and options, the underlying shares of which are being registered in this offering, were exercised. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "THTH". On February 1, 2002, the last reported sales price of our common stock, as quoted on the Nasdaq SmallCap Market, was $.19.

         Please see "Risk Factors" beginning on page 8 to read about factors you should consider before buying shares of our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                     The date of this Prospectus is ______.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA. THE SECURITIES ARE NOT BEING OFFERED FOR SALE AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA, OR TO ANY RESIDENT THEREOF, IN VIOLATION OF THE SECURITIES LAWS OF ANY PROVINCE OR TERRITORY OF CANADA.

                       ENFORCEABILITY OF CIVIL LIABILITIES

          Thinkpath Inc.'s headquarters are located in, and a majority of its officers, directors and auditors are residents of, Canada and a substantial portion of Thinkpath Inc.'s assets are, or may be, located outside the United States. Accordingly, it may be difficult for investors to effect service of process within the United States upon non-resident officers and directors, or to enforce against them judgments obtained in the United States courts predicated upon the civil liability provision of the Securities Act of 1933, as amended, or state securities laws. Thinkpath Inc. has been advised by its Canadian legal counsel that there is doubt as to the enforceability in Canada against Thinkpath Inc. or against any of its directors, controlling persons, officers or the experts named herein, who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws. Service of process may be effected, however, upon Thinkpath Inc.'s duly appointed agent for service of process, Gersten, Savage, Kaplowitz, Wolf & Marcus LLP, New York, New York. If investors have questions with regard to these issues, they should seek the advice of their individual counsel. Thinkpath Inc. has also been informed by its Canadian legal counsel that, pursuant to the Currency Act (Canada), a judgment by a court in any Province of Canada may only be awarded in Canadian currency. Pursuant to the provision of the Courts of Justice Act (Ontario), however, a court in the Province of Ontario shall give effect to the manner of conversion to Canadian currency of an amount in a foreign currency, where such manner of conversion is provided for in an obligation enforceable in Ontario.


                               EXCHANGE RATE DATA


          Thinkpath Inc. maintains its books of account in Canadian dollars, but has provided the financial data in this prospectus in United States dollars and on the basis of generally accepted accounting principles as applied in the United States, and its audit has been conducted in accordance with generally accepted auditing standards in the United States. All references to dollar amounts in this prospectus, unless otherwise indicated, are to United States dollars.

          The following table sets forth, for the periods indicated, certain exchange rates based on the noon buying rate in New York City for cable transfers in Canadian dollars. Such rates are the number of United States dollars per one Canadian dollar and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. The average exchange rate is based on the average of the exchange rates on the last day of each month during such periods. On February 1, 2002, the exchange rate was CDN$1.00 per US$0.6300.

                                                      Year ended December 31,         Nine months ended September 30,
                                                1998             1999          2000                              2001

Rate at end of period                        $0.6533          $0.6928       $0.6729                           $0.6341
Average rate during period                    0.6747           0.6731        0.6794                            0.6478
High                                          0.7121           0.6917        0.6619                            0.6638
Low                                           0.6307           0.6463        0.6967                            0.6322

                                TABLE OF CONTENTS

                                                                                                               Page
Prospectus Summary ............................................................................................4

The Offering ..................................................................................................6

Summary Combined Financial Information ........................................................................7

Risk Factors ..................................................................................................8

Special Note Regarding Forward-Looking Statements ............................................................16

Use of Proceeds ..............................................................................................17

Certain Market Information ...................................................................................17

Dividend Policy ..............................................................................................17

Selected Financial Data ......................................................................................18

Management's Discussion and Analysis of Financial Condition and Results of Operations ........................19

Business .....................................................................................................28

Board of Directors and Executive Officers ....................................................................36

Certain Relationships and Related Party Transactions .........................................................48

Principal Shareholders .......................................................................................50

Description of Securities ....................................................................................52

Certain United States and Canadian Federal Income Tax Considerations .........................................54

Investment Canada Act ........................................................................................57

Shares Eligible For Future Sale ..............................................................................58

Selling Security Holders .....................................................................................59

Plan of Distribution .........................................................................................61

Legal Matters ................................................................................................62

Experts ......................................................................................................62

Where You Can Find Additional Information ....................................................................62

Financial Statements ........................................................................................F-1

         You should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and notes thereto. We have included a brief overview of the most significant aspects of the offering itself in the Prospectus Summary. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus may only be accurate on the date of this prospectus.

                               PROSPECTUS SUMMARY


         The following summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and our consolidated financial statements and the notes accompanying the consolidated financial statements appearing elsewhere in this prospectus.

Our Business

         We are a global provider of information technology and engineering project outsourcing, recruitment and staffing, technical training and consulting and ASP-based skills management technology. Our customers include financial services companies, software and other technology companies, Canadian and American governmental entities and large multinational companies, including Bank of Montreal, Bell Canada, Goldman Sachs, Chapters, Cummins Engine, General Electric, General Motors, CIBC, Xerox Corporation, American Express and Universal Industrial Corp. (ESI).

Outsourcing

         Many companies do not have the staff necessary to complete a large project in-house and, due to time, cost and/or infrastructure restraints, are not interested in hiring new employees or training existing employees for such projects. In response to this trend, we offer specialized project outsourcing and management services in the areas of technical documentation, Web development, design engineering, and Computer Aided Design (CAD) services.

Recruitment

          We offer full-service recruitment services, including permanent placement, contract placement, and executive search in the IT and engineering fields. We have particular expertise in recruiting for Web-based and e-commerce applications, Customer Relationship Management (CRM) technologies, technical documentation and technical training. We can and do find candidates from the entire spectrum of responsibility levels -- from newly graduated junior technicians to senior technical executives.

          Our careful evaluation process tests candidates on their technical proficiency, soft skills, fit with company culture, and attitude towards finding a new position. We guarantee that all potential hires are interviewed and reference checked and that no resume is ever forwarded to a client without the candidate's prior permission and knowledge.

Training

         Our training division offers an array of technical training and certification options, including classroom training with an instructor, one-on-one mentoring in the workplace, and Internet-based learning modules. We are a Microsoft Certified Technical Education Center and also offer a variety of Web certification programs including Java, Linux, and Microsoft end-user training.

         Instructor-Led Classroom Training - In state-of-the-art facilities, we schedule over 80 public enrollment courses. We use vendor-certified curricula and vendor-certified trainers to ensure the highest quality learning experience.

         Private Group Classes - For groups of IT professionals that require training on a particular topic, we can customize a course to fit a specific IT environment and hold the course at a site of the client's choosing. We have successfully completed private training in the United States, Canada, Hong Kong, the Philippines, the United Kingdom and other international locations for high-profile clients such as Goldman Sachs.

Mentoring

         Our highly skilled instructors provide on-site, on-the-job technical advice and tutoring. Management believes that this "mentoring" program is an effective way to add expert skills on a short-term basis to enhance the performance of IT personnel and to implement computer technologies.

Technology

          Njoyn


          Based on our corporate experience in the recruitment industry, we have developed an Internet-based recruiting solution called Njoyn. Njoyn is a complete application that manages and streamlines every aspect of the hiring process yet is delivered over the Web on a subscription basis.

         Through a simple and easily accessible interface, companies utilizing Njoyn can broadcast job openings, sort and rank incoming candidates, manage agency relationships, communicate in real-time with all stakeholders in the hiring process, schedule and track interviews and generate statistical reports to monitor Return on Investment (ROI). Njoyn is delivered through an ASP (Application Service Provider) model. Development of the application is already completed, and Njoyn is currently being used by several of our clients.

         SecondWave


         SecondWave is Web marketing and site maintenance software that we acquired through our acquisition of TidalBeach. SecondWave allows companies to create, manage and automate their own dynamic, adaptive Web sites. The application is designed to build on-line communities and foster relationships by continuously learning from each visitor's behavior and targeting his or her interests with customized content and communications. The software allows people with very little programming knowledge to maintain multiple Web sites, in any language. It assists in automating e-mail mailings, the building and maintenance of news groups, the implementation of real-time messaging, the creation of polls and surveys, and the building of on-line communities.


Recent Events


         On June 6, 2001, we changed our corporate name from Thinkpath.com Inc. to Thinkpath Inc. in order to more accurately reflect our expanded suite of services.

         On July 20, 2001, we received a Nasdaq Staff Determination letter indicating that we are not in compliance with the bid price requirements for continued listing, as set forth in Nasdaq's Marketplace Rule 4310 (c)(8)(B). On September 27, 2001, Nasdaq announced a moratorium on the minimum bid and public float requirements for continued listing on the exchange until January 2, 2002. As of February 1, 2002, we have not received any further correspondence from Nasdaq regarding our listing on the Nasdaq SmallCap Market.

         As a result of the tragic events of September 11, 2001, we lost our New York City office in the World Trade Center. All three staff members of this office survived and we are continuing to conduct business in temporary office space in New York City. This office represents approximately $2,000,000 in annual information technology recruitment revenue. We do not anticipate a material decline in revenue from this office. We lost approximately $75,000 of fixed assets, including furniture, computer hardware and office equipment. We have filed an interim statement of loss with our insurance company and to date have received approximately $100,000 related to the loss of assets and business interruption.


         As of September 30, 2001, our corporate office occupied approximately 30,000 square feet in Toronto, Ontario, Canada. The term of the lease was seven years with annual rent of approximately $800,000. Effective November 1, 2001, we entered into a revised lease agreement with our landlord, reducing the square footage to 15,000 and reducing the annual rent by approximately $400,000.


         Our training office located at 195 Broadway was also impacted by the events of September 11, 2001. As a result of destruction to the building and supporting utility companies, the office was closed for four weeks. This office represents approximately $3,000,000 in annual technical training revenue. Many of this office's top clients have relocated to other cities and have indicated their postponement of employee training until Spring 2002. The estimated loss of revenue from this office is between $200,000 and $250,000 per month. In addition, many of the office's computer assets are malfunctioning as a result of debris and smoke. We have filed an interim statement of loss with our insurance company and to date have received approximately $125,000 related to the destruction of assets and business interruption. As a result of the decline in revenue, we laid off four of twelve employees from this office in October, 2001.

         On November 1, 2001, we agreed to amend our agreement with the Series C preferred stockholders, and remove the provision prohibiting the investors from executing short sales of the Company's common stock for as long as they continue to hold shares of Series C preferred stock. The amendment was made in consideration of the investors' waiver of certain penalties and fees for delinquent registration of the common stock underlying the Series C preferred shares.


         On November 1, 2001, we entered into an agreement with Transactive Partners. Ltd., a Chicago company, to render representation and transaction advisory services in connection with potential business combinations. Upon successful completion of a transaction, Transactive Partners. Ltd., would be entitled to a fee equal to the greater of $50,000 or 5% of the gross proceeds depending on the nature of the transaction. The agreement expires May 1, 2002.

         On November 5, 2001, we entered into an agreement with entrenet2 Capital Advisors, LLC, a California company, on a best efforts basis, to assist in achieving capital financing, debt financing, and merger or acquisition transactions. Upon successful completion of a transaction, entrenet2 would be entitled to a fee ranging between 1.5% to 4% of the gross proceeds depending on the nature of the transaction. The agreement expires November 4, 2002.

         On November 5, 2001, we entered into an agreement with Creative Funding Group, LLC, a New York company, to assist in arranging bank financing. Upon obtaining bank financing with the assistance of Creative Funding Group, Creative Funding Group will be entitled to receive a fee of 1.7% of the credit facility obtained. The agreement may be cancelled by either party upon thirty days written notice.

         On December 26, 2001, Joel Schoenfeld resigned from the Board of Directors.

         On January 9, 2002, we entered into an agreement with Ogilvie Rothchild Inc., an Ontario company, to perform public relations and marketing services. In consideration of these services, we paid Ogilvie Rotchild a retainer of $16,000 and will issue 500,000 shares of our common stock upon successful completion of certain milestones. The agreement can be cancelled by either party at any time.

         On January 15, 2002, we entered into an agreement with David J. Wodar, a consultant operating in Ontario, to assist with investor communications and the development of marketing plans and strategies. In consideration of these services, Mr. Wodar will be paid a monthly fee of $6,500 and will be issued 480,000 shares of our common stock. The agreement is for a term of twelve months and expires on January 15, 2003.


         Our headquarters are located at 55 University Avenue, Suite 400, Toronto, Ontario, Canada M5J 2H7. We were incorporated under the laws of the Province of Ontario, Canada in February 1994. Our telephone number is
(416)364-8800.

                                  THE OFFERING



Common Stock Offered                    15,414,793 shares of common stock. See
                                        "Description of Securities."

Shares of Common Stock Outstanding      17,567,258 (as of February 1, 2002)

Use of Proceeds                         We will not receive any proceeds from
                                        the sale of the shares of common stock
                                        by the selling security holders or upon
                                        the conversion of preferred stock,
                                        although we will receive approximately
                                        $660,363 if all of the warrants and
                                        options, the underlying shares of which
                                        are being registered in this offering,
                                        are exercised. See "Use of Proceeds."

Common Stock Trading Symbol             Nasdaq SmallCap Market: "THTH"


Risk Factors                            An investment in our common stock
                                        involves a high degree of risk and
                                        should be made only after careful
                                        consideration of the significant risk
                                        factors that may affect us. Such risks
                                        include special risks concerning our
                                        business and us. See "Risk Factors."

                     SUMMARY COMBINED FINANCIAL INFORMATION


                  The following selected statement of operations data is for the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2001. The selected balance sheet data is for the year ended December 31, 2000 and the nine months ended September 30, 2001. The statement of operations and balance sheet data for the years ended December 31, 1999, and 2000 and the nine months ended September 30, 2001 is derived from our financial statements and the related notes included elsewhere in this prospectus audited by Schwartz Levitsky Feldman, llp. All information should be read in conjunction with our consolidated financial statements and the notes contained elsewhere in this prospectus.


                                                                            Year Ended              Nine Months Ended
                                                                          December 31,                  September 30,
                                                          1999*                  2000*                           2001
                                                                               (in thousands except per share data)


Statement of Operations Data
Revenue                                              27,032,435             44,325,780                     29,228,191
Loss before Gain on Investments and
Income Taxes                                           (170,942)            (9,587,989)                    (2,295,449)
Net Loss                                                 (5,323)            (8,398,317)                    (3,738,170)
Loss per share                                            (0.04)                 (2.27)                         (0.31)


*Restated


                                                                       Year Ended                         Nine Months
                                                               December 31, 2000*            Ended September 30, 2001
                                                                         (in thousands except per share data)


Balance Sheet Data
Working capital deficiency                                             (3,087,131)                         (1,847,488)
Total Assets                                                           25,685,940                          21,571,252
Long-term debt                                                          2,401,980                           3,199,024
Total Liabilities                                                      14,886,934                          12,826,904
Total Stockholders' equity                                             10,799,006                           8,744,348

*Restated

                                  RISK FACTORS


         An investment in our common stock involves a high degree of risk. In addition to other information contained in this prospectus, you should carefully consider the following risk factors and other information in this prospectus before investing in our common stock.


Company Risks


Our current operations and continuing growth require substantial capital, the lack of which could severely hamper our future development or curtail our operations.

         At December 31, 2000 and September 30, 2001, we had zero cash and cash equivalents and a working capital deficiency of approximately $3,090,000 and $1,850,000, respectively. At December 31, 2000 we had a cash flow deficiency from operations of $3,500,000 and at September 30, 2001, we had cash flow from operations of $150,000. With insufficient working capital from operations, our primary sources of cash have been our revolving line of credit with Bank One and proceeds from the sale of equity securities. In order to continue our current operations and develop our business, we will require significant additional funds for the expansion of our sales force, the acquisition of capital assets to support our staff, and the financing of continuing operations and debt obligations. We cannot assure you that we will be able to raise or generate the funds required, failure in which could prevent us from achieving our plans for expansion and may harm our financial condition. Although we have implemented significant restructuring plans during the past year, including the termination of redundant staff and the closure of non-performing offices, we cannot assure you that our operations will generate sufficient funds to maintain current levels or allow for growth.

We rely upon a secured revolving line of credit with Bank One. The line of credit is based upon our receivables. The reduction or cancellation of the line of credit could severely hamper our future development or curtail our operations.

         We have a revolving line of credit with Bank One of $7,000,000 based on eligible receivables. At December 31, 2000 and September 30, 2001, the revolving line of credit provided for a maximum borrowing amount of $5,500,000 and $4,640,000 respectively. No assurance can be given that we will be able to generate sufficient receivables to drawn down additional funds on our revolving line of credit. In addition, at September 30, 2001 and thereafter, we have exceeded our borrowing capacity by approximately $500,000. Although we do not have an authorized overdraft facility with Bank One, they have allowed us to maintain an overdraft of approximately $500,000 for a period of five months. No assurance can be made that the bank will continue this overdraft facility.

Our revolving line of credit with Bank One requires us to meet certain requirements. Our current failure to meet such requirements could result in the reduction or cancellation of the line of credit which could severely hamper our future development or curtail our operations.

         Bank One's revolving line of credit agreement requires us to meet various restrictive covenants, including a senior debt to EBITDA ratio, debt service coverage ratio, debt to tangible net worth ratio and certain other covenants. At December 31, 2000 and thereafter, we were not in compliance with the covenants contained in the revolving line of credit agreement. Bank One has indicated its intention to enter into a forbearance agreement with us in which the bank would refrain from exercising any rights or remedies based on existing or continuing defaults, including accelerating the maturity of the loans under the credit facility. Any agreement reached with the bank could result in new terms which are less favourable than current terms under the existing agreement, and could involve a reduction in availability of funds, an increase in interest rates and shorter maturities, among other things.

Our failure to remedy our default under the Bank One line of credit could severely curtail our sources of financing and we could be required to curtail our current operations.

         If we are not successful in securing a forbearance agreement or waivers of the bank's rights and remedies as a result of the defaults, we will need to seek new financing arrangements from other lenders. Such alternative financing arrangements may be unavailable to us or available on terms substantially less favorable to us than our existing line of credit facility. If we are unable to either procure a waiver from the bank or acceptable alternative financing, such failures could have a material adverse effect on our financial condition and results of operations. No assurance can be given that we will be able to obtain a waiver from the bank on the default of loan covenants or refinance our existing obligations. We also cannot predict whether additional financing will be in the form of equity or debt, or be in another form. We may not be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all.

Our future financing may require us to issue additional securities which may result in the substantial dilution to existing holders of common stock.

         In the event that any future financing should take the form of equity securities, the holders of our common stock will experience additional dilution. We are currently exploring options including equity lines of credit. The ability to draw down on equity lines is determined by price and volume restrictions. Equity lines of credit can be extremely dilutive and because of their restrictions, may not generate sufficient cash to fund operations. If we were to undertake a private placement with preferred stock and common stock purchase warrants, and the investors were to convert their stock and exercise their warrants, there would be a significant dilution or reduction in the value of our common stock. If the current holders of the Series C Preferred Stock were to convert their stock and exercise their warrants, there would be a significant change in control of the ownership of our common stock. No assurance can be given that we can find alternative financing to equity securities.

We are exploring investment banking opportunities including joint ventures, strategic partnerships and the potential sale of certain non-performing divisions. Our failure to successfully complete one or any of these transactions could require us to curtail our current operations.

         In addition to debt and equity financing, we are exploring investment banking opportunities including joint ventures, strategic partnerships and the potential sale of certain non-performing divisions. In the event that we do not secure financing and are unable to divest or merge certain divisions, we may be forced to close these divisions. Although our revenue may be materially impacted by the sale of certain divisions, our immediate cash flows would improve.

Our current financing arrangements and current cash flows from operations may not be adequate for us to meet our current capital needs for the next twelve months.

         We can give no assurances that our current cash flows from operations, if any, borrowings available under our line of credit, and proceeds from the sale of securities and an equity line, will be adequate to fund our expected operating and capital needs for the next twelve months. The adequacy of our cash resources over the next twelve months is primarily dependent on our operating results and our ability to procure a waiver from the bank on our current defaults, find alternate financing, or draw down on our equity line, all of which are subject to substantial uncertainties. Cash flow from operations for the next twelve months will be dependent, among other things, upon the effect of the current economic slowdown on our sales, the impact of the restructuring plan and management's ability to implement our business plan. The failure to return to profitability and optimize operating cash flow in the short term, and to successfully procure a waiver from the bank or alternate financing, could have a material adverse effect on our liquidity position and capital resources.

Because our professionals and consultants may terminate their employment with us at any time, we may not be able to meet our customers' requirements.

         If we are not able to provide our customers with the technical personnel they require, our customers will fill their requirements from other companies. Because our revenue is dependent upon the number of information technology, engineering and technical training professionals and consultants we place on assignment, our results of operations depend on our ability to attract and retain qualified technical personnel with the skills and experience necessary to meet our customers' requirements. Aside from competition with other firms in our industry, we face the following challenges:

         - We often employ our technical personnel for a specific project on an at will basis, which permits the professional to terminate his or her employment with us on little or no notice, and;

         - The technical personnel have in the past and may in the future accept assignments from other companies upon completion of their assignments with us.

         The average employee of ours remains with us for a period of 6 months and our annual turnover rate is 40%. Any decrease in the average time served or increase in the percentage of turnover would have material, adverse effects on our results of operations and financial condition, in particular, our ability to generate revenue.

Our expansion strategy may not be successful. Any failure to expand could harm our financial condition and prevent us from achieving our future revenue goals.

         We believe that we need to successfully expand our business in order to expand our revenue and achieve profitability. We cannot assure you that our expansion strategy will be successful. The success of our expansion plans depend on our ability to:


         - Enter new regional markets;

         - Expand our existing operations;

         - Add additional areas of expertise;

         - Attract, hire, integrate and retain qualified employees;

         - Develop, recruit and maintain a base of qualified professionals within each regional market;

         - Accurately assess the demand for our services in such markets, and

         - Initiate, develop and sustain corporate customer relationships.


         In addition to the adverse effect on our results of operations posed by the failure to implement our expansion strategy, any such failure would hinder our ability to attract multinational and other large corporations. We believe that our future prospects are heavily influence by our ability to acquire larger clients. Any inability on our part to acquire larger clients could have a material, adverse effect on our ability to increase our revenue.

We may be liable for payroll taxes and penalties in Canada because we classify our personnel providing contract services as independent contractors. A determination by the Canadian fiscal authorities that this classification is incorrect would result in considerable harm to our financial condition.

         We treat our contract service providers in Canada as independent contractors rather than employees. Accordingly, we have not withheld the relevant payroll deductions, nor have we paid the employer's portion of the related taxes or recorded a reserve on our financial statements for such taxes and penalties. If the Canadian fiscal authorities determine that our contract service providers are in fact employees, we would be subject to significant taxes and penalties. We estimate that the taxes payable would be approximately $500,000 on an annual basis, and that the aggregate penalties levied for past infringements of the law would amount to approximately $250,000. The payment of these taxes and penalties would have a material, adverse effect on our financial condition. In addition, to the extent that we are required to pay these taxes in the future, our gross margin would be reduced to reflect the additional costs, which costs would be considerable.

         In the United States, all of our contract service professionals are classified as employees and all relevant employee and employer payroll taxes are withheld.

Maintenance of our Web site is critical. Any failure in its operation could seriously harm our business.

         We have developed a Web site for internal communications as well as marketing and recruiting. The satisfactory performance, reliability and availability of our Web site and network infrastructure are and will remain crucial to our ability to attract and retain customers and technical personnel, and sustain adequate levels of customer service.

         Further, while many companies' Web sites are vulnerable to computer viruses, break-ins and similarly disruptive problems, we rely very heavily on the secure and continual operation of our Web site. While we have implemented certain network security measures, we cannot assure you that they will adequately protect our Web site. Any breach or circumvention of the implemented security measures could lead to:


         - Our liability for damages;

         - Misappropriation of proprietary information, and;

         - Cessation of service to our customers.


         All or any of the above could harm our business. In addition, any systemic interruptions or reduced performance of our Web site would materially and adversely affect our ability to attract new customers and technical personnel. In addition to representing a threat to our reputation, the inability to retain our technical personnel and customers would harm our results of operations and any inability to attract new customers would have a material, adverse effect on our ability to generate revenue as well as our future prospects.

Our business depends on the successful operation of our software products, Njoyn and Njoyn2. The inability of Njoyn to work as intended could harm our business.

         Our business is heavily dependent on sales and usage by our customers of Njoyn, and we rely on it for our day-to-day operations. Any failure, whether real or perceived, of Njoyn as it affects our customers could harm our reputation and our results of operations and could exert a negative impact on our business and financial condition. We have to date not encountered significant problems related to the performance of Njoyn.

         We have developed an upgraded version of our software, which we call Njoyn2. This product has not been thoroughly tested and we cannot predict how it will be received by our customers. Very few newly marketed software products are free of a degree of difficulties. In addition, we may not be able to successfully market Njoyn2. In addition, our current customers will receive Njoyn2 free of charge/at reduced cost, which will have the effect of reducing our potential return on investment, revenues and earnings.

We may be held liable for the actions of our contract service providers when on assignment despite having obtained insurance coverage to protect us from such liability.

         Although our customer agreements disclaim responsibility for the conduct of our contract service providers, we may be liable for damage suffered by our customers as a result of actions taken or failures to take appropriate actions by our professionals while on assignment. This damage may be caused by our contract service providers' misuse of customer proprietary information, theft of customer property or other errors and improper conduct. Any damage for which we are held liable would adversely affect our results of operations to the extent of such damage and could lead to a material, adverse effect on our financial condition.

         We cannot assure you, due to the nature of the assignments, that the insurance coverage will continue to be available on reasonable terms, if at all, or that it will be adequate to cover any liability as a result of our professionals actions or inactions. Any inability to maintain or adequately replace suitable insurance coverage for the actions of our contract service providers would result in adverse effects on our business to the corresponding extent of such inability, which effects could be material.

Because we have limited management, we depend upon our senior management, and their loss or unavailability could put us at a competitive disadvantage.

         Our future success will depend to a significant extent on the efforts of Declan A. French, our Chairman of the Board and Chief Executive Officer. The loss or unavailability of Mr. French could have a material, adverse effect on our business. In addition, we believe that our future success will depend in large part upon our continued ability to attract and retain highly qualified recruiters, who often serve as the contact person for our customers. We cannot assure you that we will be able to attract and retain the qualified personnel necessary for our business.

Our management will retain substantial influence over our operations upon the consummation of this offering.

         Upon the consummation of this offering, our directors and executive officers will beneficially own approximately 2,886,183, or 16.4% of our common stock. As a result, they will have substantial influence with respect to the election of our directors and the outcome of all matters on which shareholders are entitled to vote.

While we do not believe that the interests of our management presently conflict with the interests of our shareholders, we cannot assure you that this belief is shared by our shareholders or that our management's interests will not in the future be different from that of our shareholders.

The conversion of the Series C 7% Convertible Preferred Stock and the exercise of the warrants issued to investors may lead to a change in control.

         As of the date of this prospectus, we have a total number of 17,567,258 shares of common stock outstanding. Our directors and executive officers currently beneficially own 16.4% of the shares of common stock outstanding. Pursuant to the April 2001 private placement offering of Series C Preferred Stock, we issued an aggregate of 1,230 shares of Series C Preferred Stock and 723,076 common stock purchase warrants.

         As of the date of this prospectus, 945 shares of Series C Preferred Stock remain outstanding, 280 of which have been converted into 1,988,795 shares of common stock and 723,076 warrants, of which none have been exercised. Pursuant to the terms of the offering, we are obligated to issue an additional 375 shares of Series C Preferred Stock and approximately 576,332 common stock purchase warrants upon the effective date of this registration statement (see "Description of Securities -- Series C 7% Convertible Stock").

         As of February 1, 2002, if all 1,320 shares of Series C Preferred were to be converted and all 1,539,408 common stock warrants and options were to be exercised we would be obligated to issue approximately 10,398,468 shares of our common stock according to the Series C conversion formula, exercise price of the warrants and the closing price of our common stock on such date. Such conversion and exercise would result in the holders of the Series C Preferred Stock and common stock purchase warrants owning approximately 37.29% of our issued and outstanding common stock resulting in a significant change in control of the ownership of our common stock. As a result, the investors in the April 2001 private placement offering will have substantial influence with respect to the election of our directors and the outcome of all matters on which shareholders are entitled to vote.

Currency fluctuations may adversely affect our operating results.

         Revenue denominated in Canadian dollars accounted for 44% of our revenue for the nine months ended September 30, 2001, 35% for the year ended December 31, 2000, and 61% for the year ended December 31, 1999. Accordingly, the relationship of the Canadian dollar to the value of the United States dollar may materially affect our operating results. In the event that the Canadian dollar was materially devalued against the United States dollar, our operating results could be materially, adversely affected.

Industry Risks

The success of our business is closely linked to our ability to attract and retain qualified information technology professionals and engineers. The competition for such individuals is intense, and we may not be able to retain an adequate employee pool to meet our customers' requirements.

         Our business depends to a significant extent on our ability to identify, attract, hire and retain qualified information technology, engineering and technical training professionals and consultants. If we fail to attract and retain a sufficient number of qualified professionals, our business will be materially and adversely affected. We may have difficulty in meeting our staffing requirements for a number of reasons, including, but not limited to, the following:


         - Information technology, engineering and technical training professionals are in high demand worldwide;

         - The industry in which we operate is characterized by low barriers to entry;

         - The demand for such professionals is increasing, and;

         - Turnover in the industry is very high compared with other industries.


         If we fail to overcome these challenges and are unable to sustain an adequate number of contract service providers to meet our needs, our business will be materially, adversely affected.

         Because of our relatively small size and short operating history, we may not be able to compete with other service providers, many of which enjoy a number of advantages such as possessing financial and other resources that exceed our own.

         We compete for potential customers with many other providers of information technology, engineering and technical training services, consulting services, systems integrators, providers of outsourcing services, computer consultants, employment listing services, and temporary personnel agencies. Many of our current and potential competitors enjoy considerable advantages over us, including, without limitation:


         - Longer operating histories;

         - Significantly greater financial, marketing and human resources;

         - Greater ability to adapt and quickly respond to rapid technological change, evolving industry standards, changing client preferences and new product and service introductions;

         - Greater name recognition;

         - A larger base of information technology, engineering, and technical training and consulting professionals, and

         - A larger customer base.


         These competitive advantages, if successfully capitalized on, would likely have a material, adverse effect on our business. In addition, we expect that competition will increase. Any such increase is likely to result in general price reductions and reduced margins that could materially, adversely affect our results of operations.


Investment Risks


We may fail to meet the expectations of our investors and analysts, which may cause the market price of our common stock to fluctuate or decline. The likelihood of such failure is increased by the fact that our operating results tend to vary from quarter to quarter.

         Analysts frequently issue reports based on the results of a single quarter. Our revenues and earnings have fluctuated significantly in the past, and we expect that they will continue to do so in the future. Relatively poor results in one quarter could significantly and adversely influence such reports, which may in turn lead to depreciation of the market price of our common stock, which in turn may result in the loss of some or all of our shareholders' investment. Factors that influence the fluctuating nature of our quarterly results include, without limitation:


         - the demand for our services;

         - any change in our ability to attract and retain information technology, engineering and technical training professionals and consultants and customers;

         - the timing and significance of new services and products introduced by us and our competitors;

         - the level of services provided and prices charged by us and by our competition;

         - unexpected changes in operating expenses, such as a determination by the Canadian fiscal authorities that we must pay payroll taxes for our Canadian contract service providers and penalties for not having done so in the past; and

         - general economic factors.


         These factors, many of which are beyond our control, substantially curtail your ability to predict our future performance based on our past performance, as do many of the other risks discussed in this prospectus. In addition, many companies that generate increasing revenues and earnings nevertheless experience devaluation of the market price of their publicly traded equities. We cannot assure you that even positive results of operations will not negatively affect the market price of our common stock.

Your ownership interest in us will be substantially diluted upon the conversion of the Series C 7% Convertible Preferred Stock and the exercise of the warrants issued in the April 2001 private placement offering.

         We have a total number of 17,567,258 shares of common stock outstanding. Pursuant to the April 2001 private placement offering of Series C Preferred Stock, we issued an aggregate of 1,230 shares of Series C Preferred Stock and 723,436 common stock purchase warrants. As of the date of this prospectus, 945 shares of Series C Preferred Stock are outstanding, 285 shares have been converted into 1,988,795 shares of common stock. As of the date of this prospectus no warrants issued have been exercised. Pursuant to the terms of the offering, we are obligated to issue an additional 375 shares of Series C Preferred Stock and approximately 576,332 common stock purchase warrants upon the effective date of this registration statement (see "Description of Securities -- Series C 7% Convertible Stock"). If the remaining 1,320 shares of Series C Preferred were to be converted and the remaining 1,539,408 common stock warrants were to be exercised both as of the date of this prospectus, based on the conversion formula and exercise price, we would be obligated to issue approximately 10,398,468 shares of our common stock. The conversion thereof and the exercise of the warrants issued would increase the total number of shares of common stock outstanding to shares. This figure represents an increase in the number of shares of our common stock outstanding equal to approximately 59%. Your ownership in us would be diluted proportionately to any such increase.

         The conversion formula is based on the market price of our common stock. Consequently, we cannot currently determine the number of shares of common stock into which the shares of Series C Preferred Stock shall be convertible. The number used above is accurate only as of the date of this prospectus. Pursuant to the terms of the offering, as amended, we are required to register (i) 100% of the shares of common stock into which any shares of Series C Preferred Stock have been converted or 1,988,795 shares, (ii) 100% of the shares of common stock issuable upon the conversion of the 945 shares of Series C Preferred stock issued and outstanding or approximately 6,342,282 shares, (iii) 100% of the shares of common stock issuable upon the 375 shares of Series C Preferred Stock we are obligated to issue upon the effective date of this prospectus or approximately 2,516,779 shares, (iv) 723,076 shares of common stock issuable upon the exercise of the issued and outstanding warrants, and (v) 100% of the shares issuable upon the exercise of the approximate 576,332 warrants we are obligated to issue upon the effective date of this prospectus.

         The chart provided below shows the number of shares of our common stock into which one share of Series C Preferred Stock would be convertible, assuming a decline in the current market price of our publicly traded shares to 75%, 50% and 25% of the market price using the market price as of February 1, 2002 or $.19 as the baseline.


         The chart provided below is based on the following assumptions:

         1. The conversion formula is as follows:


              The number of shares of our common stock into which the Series C Preferred Stock shall be convertible into is that number of shares of common stock equal to (i) the sum of (A) the stated value per share and (B) at the holder's election, accrued and unpaid dividends on such share, divided by (ii) the "Conversion Price". The "Conversion Price" shall be the lesser of (x) 87.5% of the average of the 5 lowest daily volume weighted average prices of our common stock during the period of 60 consecutive trading days immediately prior to the date of the conversion notice; or (y) 90% of the average of the daily volume weighted average prices during the period of the 5 trading days prior to the applicable closing date. The Conversion Price is subject to the following limitations: (a) for the 120 calendar days following April 18, 2001, the Conversion Price shall not be less than $.375 per share; (b) during the period commencing on the 121st calendar day following April 18, 2001 and ending on the 180th calendar day following April 18, 2001, the Conversion Price of 50% of each of the holders shares of Series C Preferred Stock shall not be less than $.375; and (c) on any day after the 180th calendar day following April 18, 2001, there shall be no floor on the Conversion Price.

         2. We make the assumption that the Conversion Price is calculated as follows:

         The "Conversion Price" shall equal 87.5% of the average of the 5 lowest daily volume weighted average prices of our common stock during the period of 60 consecutive trading days immediately prior the date of the conversion notice.

         3. We make the assumption that the applicable date of the conversion notice is January 25, 2002.

         4. We make the assumption that the average of the 5 lowest daily volume weighted average prices of our common stock during the 60 consecutive days immediately prior to the date of the conversion equals the applicable market price of our common stock on February 1, or $.19.

                                                       Shares of common stock issuable per share of
Percentage                        Conversion Price     Series C Preferred Stock ($1,000 stated value)

75%                                     $.1425              7,018
50%                                     $.095              10,526
25%                                     $.0475             21,053

Approximately 7,290,335 or approximately 48% of our total outstanding shares are restricted of which 1,377,867 may be publicly sold pursuant to Rule 144k of the Securities Act of 1933, as amended. If a significant number were to be sold, or if it were anticipated that a significant number was to be sold, the market price of our common stock would likely decrease.

         A large number of our shares of common stock issued and outstanding but not currently part of the public float could presently be sold on the open market. As of February 1, 2002 we have 17,567,258 outstanding shares of common stock, 7,290,335 of which may be resold in the public market immediately, subject to applicable contractual restrictions and the volume limitation imposed by Rule 144. Approximately 1,377,867 or approximately 8% of our outstanding shares are available for resale in the public market pursuant to Rule 144k of the Securities Act of 1933, as amended.


         Our shares of common stock may soon be delisted from the Nasdaq SmallCap Market, the effect of which would be that trading in our common stock would be sharply reduced, leading to a further depreciation in the market price of our common stock.


         According to Rule 4310(c)(8)(B) of the NASD, shares that trade on the Nasdaq SmallCap Market must meet a minimum bid price of one dollar. Any deficiency in this regard for a period of 30 consecutive business days will cause Nasdaq notify the issuer of its non-compliance with Rule 4310(c)(8)(B). If the traded shares fall below one dollar for a period of 90 calendar days, Nasdaq will delist the shares. To avoid delisting, the issuer must raise the price of its shares to a minimum of one dollar, and maintain that price for no less than 10 consecutive trading days within the 90-day period.

         The closing bid price of our common stock first fell below one dollar on December 8, 2000. The closing bid price of our common stock was below one dollar between December 18, 2000 until February 1, 2002. The closing bid price of our common stock has been below one dollar since March 7, 2001. Accordingly, our shares have traded below one dollar for a period of 118 calendar days. We received the notification from Nasdaq of our non-compliance with Rule 4310(c)(8)(B) on July 20, 2001.

         On September 6, 2001, we attended a hearing before Nasdaq Listing Qualifications Panel where we requested continued listing of our common stock on the Nasdaq SmallCap Market and set forth several proposals to raise our bid price above one dollar for a sustained period of time, which proposals included the possibility of selling certain of our assets or business divisions. While awaiting the decision of the Nasdaq Listing Qualifications Panel, the September 11, 2001 terrorist attack occurred.

         As of result of the tragedy on September 11, 2001, on September 27, 2001, the Nasdaq announced a moratorium on the minimum bid and public float requirements for continued listing on the exchange until January 2, 2002. Since September 11, 2001, we have not received any correspondence from the Nasdaq indicating its intent to delist the Company from the Nasdaq SmallCap Market. In the event we are unable to maintain a minimum bid price of one dollar for the requisite period of time, we may be required to reappear before the Nasdaq Listing Qualification Panel to present a plan, to the Nasdaq's satisfaction, of how we intend to comply with Nasdaq's listing requirements. There can be no assurance that the Panel will grant our request for continued listing and that our common stock will continue to be listed on the Nasdaq SmallCap Market. In the event our common stock is de-listed from the Nasdaq SmallCap Market, the trading in our common stock would likely be sharply reduced leading to the depreciation in its market price. If our common stock becomes subject to the penny stock regulation, trading in the shares of our common stock will likely be further reduced, which would in all probability further depress the market price of the common stock.

         The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for securities that become subject to the penny stock rules. If our securities became subject to the penny stock rules, the market for our common shares would become increasingly illiquid.

We have not, and do not intend, to pay cash dividends in the foreseeable future.

         We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Pursuant to our agreement with the Business Development Bank and Bank One, we will not pay dividends so long as our loans remain outstanding. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any dividend payments that we may make would be subject to Canadian withholding tax requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and be dependent upon our financial condition, results of operations, capital and legal requirements and such other factors as our Board of Directors deems relevant.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Information in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. These factors include the risks described in "Risk Factors." Forward-looking statements, which involve assumptions and describe our future plans strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

                                 USE OF PROCEEDS


         We will not receive any of the proceeds from the sale of shares of common stock owned by the selling security holders or upon the conversion of the shares of Series C 7% Convertible Preferred Stock or the registration of shares of common stock, although we would receive approximately $660,363 if all of the warrants and options, the underlying shares of which are being registered in this offering, are exercised. If the warrants and/or options are exercised, we will use the net proceeds for the funding of potential acquisitions, working capital and general corporate purposes. All proceeds from the sales of the shares of common stock owned by the selling security holders will be for their own accounts. See "Selling Security Holders."


                           CERTAIN MARKET INFORMATION


         Our common stock began trading on the Nasdaq SmallCap Market on June 8, 1999, when we completed our initial public offering. Our common stock is listed on the Nasdaq SmallCap Market under the symbol "THTH". As of February 1, 2002, we had 17,567,258 shares of common stock outstanding. The following table sets forth the high and low sale prices for our common stock as reported on the Nasdaq SmallCap Market.



Fiscal 1999                                                 High             Low
-----------                                                 ----             ---

Third Quarter                                              $5.25          $2.813
Fourth Quarter                                            $4.969          $2.938

Fiscal 2000
First Quarter                                             $4.438          $2.275
Second Quarter                                            $4.750          $3.188
Third Quarter                                             $3.563          $2.125
Fourth Quarter                                            $2.265          $0.375

Fiscal 2001
First Quarter                                             $1.688          $0.563
Second Quarter                                             $0.57           $0.30
Third Quarter                                              $0.63           $0.25
Fourth Quarter                                             $0.37           $0.13

Fiscal 2002
First Quarter (through to January 25, 2002)                $0.23           $0.17




         As of February 1, 2002, we had 100 holders of record and approximately 1,756 beneficial shareholders.

         On February 2002, the last sale price of our common stock as reported on the Nasdaq SmallCap Market was $.19.


                                 DIVIDEND POLICY


         We have never paid or declared dividends on our common stock. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon our earnings, capital requirements, financial condition and other relevant factors. We intend to retain future earnings for use in our business.

                             SELECTED FINANCIAL DATA


         The following selected statement of operations data is for the years ended December 31, 1999 and 2000 and for the nine months ended September 30, 2001. The selected balance sheet data is for the year ended December 31, 2000. The statement of operations and balance sheet data for the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2001 is derived from our financial statements and the related notes included elsewhere in this prospectus audited by Schwartz Levitsky Feldman, llp. All information should be read in conjunction with our consolidated financial statements and the notes contained elsewhere in this prospectus.


                                                                            Year Ended              Nine Months Ended
                                                                          December 31,                  September 30,
                                                          1999*                  2000*                           2001
                                                                               (in thousands except per share data)


Statement of Operations Data
Revenue                                              27,032,435             44,325,780                     29,228,191
Loss before Gain on Investments and
Income Taxes                                           (170,942)            (9,587,989)                    (2,295,449)
Net Loss                                                 (5,323)            (8,398,317)                    (3,738,170)
Loss per share                                            (0.04)                 (2.27)                         (0.31)


*Restated


                                                                       Year Ended                         Nine Months
                                                               December 31, 2000*            Ended September 30, 2001
                                                                         (in thousands except per share data)

Balance Sheet Data
Working capital deficiency                                             (3,087,131)                         (1,847,488)
Total Assets                                                           25,685,940                          21,571,252
Long-term debt                                                          2,401,980                           3,199,024
Total Liabilities                                                      14,886,934                          12,826,904
Total Stockholders' equity                                             10,799,006                           8,744,348


*Restated

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS


         The following discussion and analysis should be read in conjunction with the selected historical financial data, financial statements and notes thereto and the other historical financial information of Thinkpath Inc. contained elsewhere in this prospectus. The statements contained in this prospectus that are not historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including statements regarding our expectations, intentions, beliefs or strategies regarding the future. Forward-looking statements include our statements regarding liquidity, anticipated cash needs and availability and anticipated expense levels. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statement. It is important to note that our actual results could differ materially from those in such forward-looking statements.

Overview

         We are a global provider of information technology and engineering, project outsourcing, recruitment, technical training and consulting and ASP-based skills management technology. Our customers include financial service companies, software and other technology companies, Canadian and American governmental entities and large multinational companies, including Bank of Montreal, General Electric, Bell Canada, Goldman Sachs, Chapters, Lucent Technologies, Cummins Engine, General Motors, CIBC, Xerox Corporation, American Express and Universal Industrial Corp.

         During the three months ended September 30, 2001 we recorded $175,000 for costs associated with our decision to restructure operations in the first and second quarters of 2001. In making this decision, we reviewed a number of factors including profitability, declining economic conditions and expected future cash flows. Based on the results of our review, we decided to close our training office located in London, Ontario, and our research and development (R&D) operation located in Toronto, Ontario. As of September 30, 2001, we had laid off approximately 36 people representing sales and administrative personnel. During the three months ended September 2001, the lease cancellation costs for the London office were reduced by $30,700 and the severance costs for London were reduced by $56,000. These amounts represent settlements reached with the landlord and one of the three employees with a long-term employment agreement. The employee agreed to a reduction in the term of the agreement, resulting in a reduction of the liability of $56,000.

         As of September 30, 2001, our corporate office occupied approximately 30,000 square feet in Toronto, Ontario, Canada. The term of the lease was seven years with annual rent of approximately $800,000. Effective November 1, 2001, we entered into a revised lease agreement with our landlord, reducing the square footage to 15,000 and reducing the annual rent by approximately $400,000.

         Subsequent to September 30, 2001, we engaged in additional restructuring including the closure of our Atlanta office and the termination of 21 people representing sales and administrative personnel. We are planning on recording an additional $135,000 of restructuring costs in the fourth quarter for severances related to the restructuring plan. We are continuing to execute the plan and expect the plan to be completed by the end of the fiscal year 2001.

         We do not expect to see a decrease in sales due to the closure of our Atlanta office, as the existing contracts managed by this office have been transferred to more effective offices. The Atlanta office generated approximately $420,000 and $1,250,000 respectively in revenue for the three and nine months ended September 2001 and $470,000 and $1,400,000 respectively for the three and nine months ended September 30, 2000.

         The books and records of our Canadian operations are recorded in Canadian dollars. For purposes of financial statement presentation, we convert balance sheet data to United States dollars using the exchange rate in effect at the balance sheet date. Income and expense accounts are translated using an average exchange rate prevailing during the relevant reporting period. There can be no assurance that we would have been able to exchange currency on the rates used in these calculations. We do not engage in exchange rate-hedging transactions. A material change in exchange rates between United States and Canadian dollars could have a material effect on our reported results.

The Nine Months Ended September 30, 2001 Compared to the Nine Months ended September 30, 2000

         For the nine months ended September 30, 2001, we derived 56% of our revenue in the United States compared to 65% for the nine months ended September 30, 2000. The decrease in the total revenue derived from the United States is a result of the increase in IT Recruitment sales in Canada and the decrease in Technical Training and IT Documentation sales in the United States.

         For the nine months ended September 30, 2001, our primary source of revenue was recruitment, representing 44% of total revenue compared to 34% for the nine months ended September 30, 2000. Recruitment revenue for the nine months ended September 30, 2001 increased $1,970,000 or 18% to $12,980,000 compared to $11,010,000 for the nine months ended September 30, 2000. The increase in revenue from recruitment is a result of the added revenues associated with certain preferred vendor agreements we won in the last quarter of 2000 and early 2001. We are now a preferred vendor to AT&T, CIBC, Bank of Montreal, Fidelity, and the Management Board Secretariat of the Ontario Government.

         We perform permanent, contract and executive searches for IT and engineering professionals. Most searches are performed on a contingency basis with fees due upon candidate acceptance of permanent employment or on a time-and-materials basis for contracts. Retained searches are also offered, and are paid by a non-refundable portion of one fee prior to performing any services, with the balance due upon candidates' acceptance. The revenue for retained searches is recognized upon candidates' acceptance of employment.

         Selected recruitment clients include DMR, Bank of Montreal, Goldman Sachs, and Sprint Canada. In the case of contract services, we provide our customers with independent contractors or "contract workers" who usually work under the supervision of the client's management. Generally, we enter into a time-and-materials contract with our customer whereby the client pays us an agreed upon hourly rate for the contract worker. We pay the contract worker pursuant to a separate consulting agreement. The contract worker generally receives between 75% and 80% of the amount paid to us by the customer; however, such payment is usually not based on any formula and may vary for different engagements. We seek to gain "preferred supplier status" with our larger clients to secure a larger percentage of those clients' businesses. While such status is likely to result in increased revenue and gross profit, it is likely to reduce gross margin percentage because we are likely to accept a lower hourly rate from our customers and there can be no assurance that we will be able to reduce the hourly rate paid to our consultants. In the case of permanent placement services, we identify and provide candidates to fill permanent positions for our clients.

         For the nine months ended September 30, 2001, 35% of our revenue came from technical publications and engineering outsourcing services compared to 39% for the nine months ended September 30, 2000. Revenue from technical publications and engineering outsourcing services for the nine months ended September 30, 2001 decreased $2,530,000 or 20% to $10,200,000 compared to $12,730,000 for the nine months ended September 30, 2000.

         The decline in revenue from technical publications and engineering outsourcing services was a result of the postponement of start dates of several major contracts with established clients until September and October of 2001. Many of these contracts were awarded in the first quarter of 2001, but were postponed as a result of the economic slowdown. After the events of September 11, 2001, these contracts, which consist primarily of defense work for military suppliers to the American government, commenced immediately. The combined revenue from these contracts over the next twelve months is anticipated to be between $6,000,000 and $10,000,000 and we believe will re-establish technical publications and engineering outsourcing services as our primary source of revenue in 2002. Subsequent to September 30, 2001, we terminated seven employees of this division, representing $390,000 in annual expenses. In addition, we closed our Atlanta office, representing $60,000 in annual rent expense. Revenues from the Atlanta office were $1,800,000 for 2000 and $1,200,000 for the nine months ending September 30, 2001. We have successfully transitioned the sales contracts to our other technical publications and engineering offices, and do not anticipate a decline in revenue as a result.

         Our technical publications and engineering outsourcing services include the complete planning, staffing, development, implementation and testing of a project. Outsourcing can also involve enterprise-level planning and project anticipation. Our specialized outsourcing services include: technical publications and engineering documentation, Web development and engineering services. We outsource our technical publications and engineering services on both a time and materials and project basis. For project work, the services provided are defined by guidelines to be accomplished by milestone and revenue is recognized upon the accomplishment of the relevant milestone. As services are rendered, the costs incurred are reflected as Work in Progress. Revenue is recognized upon the persuasive evidence of an agreement, delivery has occurred, the fee is fixed or determinable and collection is probable. Clients we provide outsourcing to include General Dynamics, General Electric, FedEx, Boeing, Caterpillar, Cummins Engines and Intel.

         For the nine months ended September 30, 2001, information technology documentation services represented approximately 10% of our revenue compared to 10% for the nine months ended September 30, 2000. Revenue from information technology documentation services for the nine months ended September 30, 2001 decreased $380,000 or 12% to $2,850,000 compared to $3,230,000 for the nine months ended September 30, 2000.

         The substantial decrease in revenue from information technology documentation services was primarily due to the general economic slowdown. While no one customer represents more than 10% of our total revenue, this particular division offers a very specialized service, and relied on several key clients in a local market. Many of these clients have either cancelled projects or have put a number of their projects on hold. In response to these conditions, we have recently expanded the marketing of our documentation services to other regions and to existing recruitment and engineering services clients. In addition, we have reduced our operating overheads for this division to support the current levels of revenue. Subsequent to September 30, 2001, we restructured salaries and eliminated eight employees representing annual expenses of $350,000.

         We provide outsourced information technology documentation services in two ways: complete project management or the provision of skilled project resources to supplement a client's internal capabilities. Revenue is recognized on the same basis as technical publications and engineering outsourcing services. Selected information technology documentation services clients include Fidelity Investments, SMD Tech Aid Corporation, CDI Corporation, and the Gillette Company.

         For the nine months ended September 30, 2001, technical training represented approximately 9% of our revenue compared to 16% for the nine months ended September 30, 2000. Revenue from technical training for the nine months ended September 30, 2001 decreased $2,550,000 or 50% to $2,560,000 compared to $5,110,000 for the nine months ended September 30, 2000.

         The decline in revenue from technical training is the result of several factors: the significant restructuring of this division, including the termination of 8 sales employees; a general decline in the industry resulting in the cancellation or postponement of technical training contracts, and; the events of September 11, 2001 which resulted in the temporary closure of our New York technical training office and the loss of approximately $300,000 in revenue for the period. In response to these conditions, we have reduced our operating overheads for this division to support the current levels of revenue. We do not intend to invest additional capital into this division to increase revenue to historical levels. Subsequent to September 30, 2001, we terminated an additional four personnel, representing $230,000 in annual expenses. Provided we maintain the current levels of revenue, this division will be cash flow neutral.

         Our training services include advanced training and certification in Microsoft, Java and Linux technologies, as well as Microsoft applications such as Outlook and Access. Training services include training requirements analysis, skills assessment, instructor-led classroom training for small groups (10 - 16 students), mentoring, e-learning, and self-paced learning materials. We offer both public and private classes. Selected training clients include Microsoft, Chase Manhattan Bank, Goldman Sachs, City of New York and Consumers Gas. Revenue is recognized on delivery of services.

         For the nine months ended September 30, 2001, technology sales represented 2% of total revenue compared to 1% for the nine months ended September 30, 2000. Technology revenue for the nine months ended September 30, 2001 increased $81,000 or 15% to $634,000 compared to $553,000 for the nine months ended September 30, 2000. The slight increase in technology sales represents the gradual addition of users of our software application, Njoyn.

         We have developed proprietary software applications in two areas: human capital management and Web development. Njoyn is our human capital management system. Njoyn is a Web-based application that automates and manages the entire hiring process. The revenue associated with providing this software is allocated to an initial set up fee, customization and training as agreed and an ongoing monthly per user fee. The allocation of revenue to the various elements is based on our determination of the fair value of the elements as if they had been sold separately. The set-up fee and customization revenue is recognized upon delivery of access to the software with customization completed in accordance with milestones determined by the contract. Revenue for the training is recorded as the services are rendered and the ongoing monthly fee is recorded each calendar month. There is no additional fee charged to clients for hosting.

         SecondWave is our Web development software. SecondWave allows companies to create, manage and automate their own dynamic, adaptive Web sites. The software learns from each visitor's behavior and targets his or her needs and interests with customized content and communications. We sign contracts for the customization or development of SecondWave in accordance with specifications of our clients. The project plan defines milestones to be accomplished and the costs associated. These amounts are billed as they are accomplished and revenue is recognized as the milestones are reached. The work in progress for costs incurred beyond the last accomplished milestone is reflected at the period end. To date these amounts have not been material and have not been set up at the period ends. The contracts do not include any post-contract customer support. Additional customer support services are provided at standard daily rates, as services are required. Selected technology clients include Microsoft, CIBC, Investors Group, and Digital Cement.

         Gross profit is calculated by subtracting all direct costs from net revenue. The direct costs of contract recruitment include contractor fees and benefits. Gross profit for information technology recruitment services for the nine months ended September 30, 2001 declined to 27% from 44% for the nine months ended September 30, 2000. The decline in gross profit is a downside of becoming a preferred vendor for information technology contract recruitment services. In order to beat the competition, it is often necessary to lower billing rates and markups to be successful in the bid process. We do not attribute any direct costs to permanent placement services, therefore the gross profit on such services is 100% of revenue. Revenue from permanent placements has declined from last year, and has therefore contributed to the decline in gross profit.

         The direct costs of technical publications and engineering services include wages, benefits, software training and project expenses. The average gross profit for this division was 28% for the nine months ended September 30, 2001 compared to 30% for the nine months ended September 30, 2000. The slight decline in gross profit for technical publications and engineering services, is also a result of the increase in lower margin billings to clients with preferred vendor agreements.

         The direct costs of information technology documentation services include wages, benefits, and project expenses. The average gross profit for the nine months ended September 30, 2001 was 41% compared to 46% for the nine months ended September 30, 2000. The sharp decline in gross profit for the current period is a result of the decrease in higher margin permanent placements and increase in lower margin contract placements of documentation specialists.

         The direct costs of training include trainer salaries, benefits and travel as well as courseware. The average gross profit was 55% for the nine months ended September 30, 2001 compared to 46% for the nine months ended September 30, 2000. The increase in gross profit is a result of significant restructuring and cost controls implemented within this division late last year and throughout the first quarter of this year. Travel expenditures have been reduced significantly and trainer salaries, which are fixed, have decreased as a result of layoffs and higher utilization.

         The direct costs of our technology services are minimal and include hosting fees and software expenses. The average gross profit for the nine months ended September 30, 2001 was 95% compared to 82% for the nine months ended September 30, 2000. The increase in gross profit is the result of less expensive hosting arrangement that was secured this year.

The Year Ended December 31, 2000

         For the year ended December 31, 2000, we derived 65% of our revenue in the United States as compared to 39% in the year ended December 31, 1999. Our primary source of revenue was outsourcing and managed services, representing 51% of total revenue. Recruitment services represented 31%, technical training 16% and technology sales 2% of our total revenue.

Acquisitions

         In April 1998, we acquired all the issued and outstanding capital stock of Systemsearch Services Inc. and Systems PS Inc. from John R. Wilson for aggregate cash consideration of $98,000 and the issuance of 130,914 shares of our common stock. Systems PS Inc. is inactive but holds certain assets utilized by Systemsearch Consulting Services Inc. in its operations. The acquisition was effective as of January 2, 1997. Declan A. French, our President and Chairman of the Board, participated in the management of Systemsearch Consulting ervices Inc. We shared data and operating information systems with Systemsearch Consulting Services Inc. during the year ended December 31, 1997. Accordingly, our Consolidated Financial Statements incorporate the operations of Systemsearch Consulting Services Inc. since January 1, 1997.

         On May 19, 1998, we completed the acquisition of all the issued and outstanding shares of capital stock of International Career Specialists Ltd. from John A. Irwin in consideration for $326,000 in cash and 130,914 shares of our common stock which were issued to Mr. Irwin. Mr. Irwin was not affiliated with us prior to this acquisition. In connection with the acquisition, International Career Specialists Ltd. made a distribution to Mr. Irwin of certain of its assets that were not necessary for the operation of the business. The transaction was effective as of January 1, 1998. Declan A. French and some of our other officers participated in the management of International Career Specialists Ltd. during the year ended December 31, 1998. Accordingly, our Consolidated Financial Statements incorporate the operation of International Career Specialists Ltd. since January 1, 1998.

         In November 1998, we completed the acquisition of certain assets of Southport Consulting, Inc. from Michael Carrazza, one of our former directors, for an aggregate of $250,000 in cash and 40,000 shares of our common stock. Michael Carrazza instituted an action against us in the Supreme Court of the State of New York, County of New York, Index No. 600553/01, alleging breach of contract and unjust enrichment and seeking at least two hundred and fifty thousand dollars ($250,000.00) in damages. Specifically, Mr. Carrazza claimed that we failed to deliver cash or stock to Mr. Carrazza under an asset purchase agreement pursuant to which Thinkpath acquired certain assets of Southport Consulting Co. We filed a counterclaim against Mr. Carrazza, seeking $162,000.00 in damages, plus punitive damages and attorneys' fees, on the ground that Mr. Carrazza, as then president and sole shareholder of Southport Consulting Co., fraudulently induced Thinkpath into executing the asset purchase agreement by misrepresenting the value of the assets being purchased. After the commencement of discovery, Mr. Carrazza filed a motion for summary judgment, which was granted in his favor. A hearing to determine damages has not yet been conducted. We have filed a notice of appeal of the court's order.

         In September 1999, we completed the acquisition of all the issued and outstanding capital stock of Cad Cam, Inc., an Ohio corporation, for an aggregate of $2,000,000 in cash, $2,500,000 pursuant to a promissory note and $1,500,000 of our common stock to Roger W. Walters, Cad Cam, Inc.'s former president. As part of the transaction, Mr. Walters was elected to serve as one of our directors. Mr. Walters was not affiliated with us prior to the acquisition. On March 14, 2001, Mr. Walter resigned from the Board of Directors effective March 30, 2001.

         On January 1, 2000, we completed the acquisition of all of the issued and outstanding capital stock of Object Arts Inc., an Ontario corporation, in consideration of: (i) the issuance of $900,000 of our common stock to Working Ventures Custodian Fund in exchange for the retirement of outstanding subordinated debt; (ii) the issuance to Working Ventures Custodian Fund of an amount of our common stock equal to the legal fees and professional fees incurred and paid by Working Ventures Custodian Fund in connection with our acquisition of Object Arts Inc.; and (iii) the issuance of $1,100,000 of our common stock to the existing shareholders of Object Arts Inc. As part of the transaction, we entered into employment agreements with Marilyn Sinclair and Lars Laakes, former officers of Object Arts, Inc. Such employment agreements were for a term of three years commencing on January 1, 2000, the effective date of the acquisition, with annual salaries of $82,000 and $75,000 per year, respectively. Neither Ms. Sinclair nor Mr. Laakes were affiliated with us prior to the acquisition. On March 9, 2001, Ms. Sinclair resigned as an officer of Thinkpath. On April 9, 2001 Ms. Sinclair resigned from our Board of Directors.

         On March 6, 2000, we completed the acquisition of 80% of E-Wink, Inc., a Delaware corporation, in consideration of: (i) 300,000 shares of our common stock valued at $975,000; and (ii) warrants to purchase an aggregate of 500,000 shares of our common stock at a price of $3.25 per share for a period of five years valued at $1,458,700. E-Wink was formed to match providers of venture capital, bridge loans and private placement capital with members of the brokerage community.

         On April 1, 2000, we completed the acquisition of all of the issued and outstanding capital stock of Micro Tech Professionals, Inc., a Massachusetts corporation, in consideration for up to an aggregate of $4,500,000 in a combination of cash, notes payable and shares of our common stock, subject to the achievement of specific performance criteria. On April 25, 2000, we paid to Denise Dunne-Fushi, the sole shareholder of Micro Tech Professionals, Inc., $2,500,000, which was paid in accordance with the following schedule: (i) $1,250,000 in cash; (ii) the issuance of a $750,000 principal amount unsecured promissory note; and (iii) the issuance of 133,333 shares of our common stock. As part of the transaction, we entered into an employment agreement with Mrs. Dunne-Fushi, the former President of Micro Tech Professionals, Inc. Such employment agreement was for a term of one year commencing on April 25, 2000, with an annual salary of $125,000 and a bonus of $25,000. Mrs. Dunne-Fushi was not affiliated with us prior to the acquisition. Thinkpath and Mrs. Dunne-Fushi are currently in the process of negotiating the terms of the renewal of her employment agreement. Mrs. Dunne-Fushi continues to serve as our Vice President and as the President of Micro Tech Professionals, Inc. on a month-to-month basis under the same terms described above.

         In September 2001, we restructured our note payable to Denise Dunne Fushi, the vendor of MicroTech Professionals Inc. The principal was reduced from $1,965,000 to $1,740,000 in consideration of capital stock payable of $225,000. In addition, all principal payments were postponed until January 1, 2003, at which time, we will pay $20,000 per month plus interest at 5% until December 31, 2006. The balance of $781,287 will be due on January 1, 2007. We are currently making interest payments of $14,397 per month until December 30, 2002.

         On November 15, 2000, we consummated a business combination with TidalBeach Inc., a Web development company incorporated in the Province of Ontario. In consideration for the business combination, we issued 250,000 shares of our common stock to its two shareholders. As part of the transaction, we entered into an employment agreement with Michael Reid, the former President of TidalBeach Inc. Such employment agreement is for a term of 2 years commencing on November 15, 2000 with an annual salary of $123,000.

         The acquisitions of Systemsearch Consulting Services Inc., International Career Specialists, Cad Cam, Inc., and Micro Tech Professionals, Inc. were accounted for using the purchase method of accounting, which requires that the purchase price be allocated to the assets of the acquired entity based on fair market value. In connection with the acquisitions of Systemsearch Consulting Services Inc., International Career Specialists Ltd. and all of the issued and outstanding stock of Cad Cam, Inc., Micro Tech Professionals, Inc., and E-Wink, Inc. we recorded $449,000, $851,000, $5,520,000, $3,010,000, and
$2,430,000 respectively, in goodwill, which is being amortized over 30 years in accordance with generally accepted accounting principles as applied in the United States. At December 31, 2000, we wrote-off goodwill $3,113,268 related to E-Wink, Inc. and International Career Services Ltd as these entities have ceased to operate and therefore the goodwill has been determined to have no value.

         The combinations of Object Arts Inc. and TidalBeach Inc. were accounted for using the pooling of interests method of accounting. In connection with the combination of Object Arts Inc., we issued 527,260 shares of our common stock for all of the outstanding common stock of the combined company. In connection with the combination of TidalBeach Inc., we issued 250,000 shares of our common stock for all of the outstanding common stock of the combined company. Accordingly, the consolidated financial statements for the period ending December 31, 1999 have been retroactively restated to reflect the combinations.

         For the year ended December 31, 2000, our primary source of revenue was technical publications and engineering outsourcing services which accounted for 37% of our revenue compared to 19% for the year ended December 31, 1999.
Revenue from technical publications and engineering outsourcing services for the year ended December 31, 2000 increased $11,100,000 or 219% to $16,200,000 compared to $5,100,000 for the year ended December 31, 1999. The dramatic increase in revenue from technical publications and engineering outsourcing services was a result of the acquisition of CadCam Inc. in September 1999.

         For the year ended December 31, 2000, revenue from recruitment services, represented 31% of total revenue compared to 53% for the year ended December 31, 1999. Recruitment revenue for the year ended December 31, 2000 decreased $400,000 or 3% to $13,900,000 compared to $14,300,000 for the year ended December 31, 1999. The decrease in revenue from recruitment is largely attributable to the decline in revenues from International Career Specialists, which was acquired in May 1998. As a result of staff turnover and expiration of several client contracts, revenues decreased significantly and this operation was closed in November 2000.

         For year ended December 31, 2000, technical training represented approximately 16% of our revenue compared to 26% for the year ended December 31, 1999. Revenue from technical training for the year ended December 31, 2000 increased $150,000 or 2% to $7,200,000 from $7,050,000 for the year ended December 31, 1999. Revenue from technical training is derived from the operations of ObjectArts Inc. which was acquired on a pooling of interest method in January 2000. The increase in revenue over 1999 is attributable to the increased demand for training of Microsoft 2000 products.

         For the year ended December 31, 2000, information technology documentation services represented approximately 14% of our revenue compared to 0% for the year ended December 31, 1999. Revenue from information technology documentation services for the year ended December 31, 2000 increased $6,300,000 compared to $0 for the year ended December 31, 1999. The significant increase in revenue from information technology documentation services was a result of the acquisition of MicroTech Professionals Inc. in April 2000.

         For the year ended December 31, 2000, technology sales represented 2% of total revenue and 2% for the year ended December 31, 1999. Technology revenue for the year ended December 31, 2000 increased $200,000 or 33% to $800,000 from $600,000 for the year ended December 31, 1999. The slight increase in technology sales represents the gradual addition of users of our software application, Njoyn and the increase in sales of SecondWave. SecondWave is a product belonging to TidalBeach which was acquired on a pooling of interest method in November 2000.

         Gross profit is calculated by subtracting all direct costs from net revenue. The direct costs of technical publications and engineering services include wages, benefits, software training and project expenses. The average gross profit for this division was 22% for the year ended December 31, 2000 compared to 26% for the year ended December 31, 1999. The slight decline in gross profit for technical publications and engineering services was a result of the increase in lower margin billings to clients with preferred vendor agreements.

         The direct costs of contract recruitment include contractor fees and benefits, resulting in an average gross profit of 55% for the year ended December 31, 2000 compared to 41% for the year ended December 31, 1999. The increase in gross profit is a result of the increase in permanent placement sales from 1999 which has 100% gross profit and offsets the costs of contract sales.

         The direct costs of training include trainer salaries, benefits and travel as well as courseware. The average gross profit on training was 49% for the year ended December 31, 2000 compared to 43% for the year ended December 31, 1999. The increase in gross profit is a result of greater controls over courseware inventory and the reduction in trainer travel expenses.

         The direct costs of information technology documentation services include wages, benefits, and project expenses. The average gross profit for information technology documentation was 44% for the year ended December 31, 2000 compared to 0% for the year ended December 31, 1999 as MicroTech Professionals Inc. was not acquired until April 2000.

         The direct costs of our technology services are minimal and include hosting fees and software expenses. The average gross profit on technology was 83% for the year ended December 31, 2000 compared to 68% for the year ended December 31, 1999. The increase in gross profit was the result of the increase in higher margin Njoyn sales to offset the lower gross profit on SecondWave sales.

Results of Operations

The Nine Months Ended September 30, 2001 Compared to the Three and Nine Months ended September 30, 2000

         Revenue for the nine months ended September 30, 2001 decreased by $3,400,000 or 10%, to $29,230,000, as compared to $32,630,000 for the nine months ended September 30, 2000. The decrease is primarily attributable to the decline in revenues from our technical publications and engineering, information technology documentation and training divisions of 20%, 12% and 50% respectively.

         Cost of Sales. The cost of sales for the nine months ended
September 30, 2001 increased by $30,000, or 0.2%, to $19,770,000, as compared to $19,740,000 for the nine months ended September 30, 2000. This increase, despite the decline in sales, was a direct result of the increase in lower margin contract sales. As a percentage of revenue, the cost of sales was 68% compared to 61% for the nine months ended September 30, 2000.

         Gross Profit. Gross profit for the nine months ended September 30, 2001 decreased by $3,370,000, or 26%, to $9,490,000 compared to $12,860,000 for the nine months ended September 30, 2000. This decrease was attributable to the overall decrease in revenue and the increase in cost of sales during the nine months ended September 30, 2001. As a percentage of revenue, gross profit decreased from 39% for the nine months ended September 30, 2000 to 32% for the nine months ended September 30, 2001.

         Expenses. Expenses for the nine months ended September 30, 2001 decreased by $290,000 or 2% to $11,790,000 compared to $12,080,000 for the nine months ended September 30, 2000. Administrative expenses decreased $1,060,000 or 20% to $4,300,000 compared to $5,360,000 for the nine months ended September 30, 2000. This decrease is related to the reduction of administrative salaries and overhead as a result of restructuring. Selling expenses for the nine months ended September 30, 2001 decreased by $1,030,000 or 18% to $4,580,000 from $5,610,000 for the nine months ended September 30, 2000. This decrease is attributable to the decrease in sales salaries and commissions. Financing expenses for the nine months ended September 30, 2001 were $610,000 compared to zero for the nine months ended September 30, 2000 and relate to the costs of repricing options held by Del Mar Consulting and the issuance of warrants to the Series C placement agent. For the nine months ended September 30, 2001, depreciation and amortization expenses increased by $600,000 or 54% to $1,710,000 from $1,110,000 for the nine months ended September 30, 2000. This increase is primarily attributable to the increase in capital assets and the acquisition of other assets. For the nine months ended September 30, 2001, restructuring charges related to the termination of personnel and the closure of non-productive branch offices were $580,000 compared to $0 for the nine months ended September 30, 2000.

         Operating Income (Loss). For the nine months ended September 30, 2001, operating income decreased by $3,080,000 to an operating loss of $2,300,000 as compared to an operating income of $780,000 for the nine months ended September 30, 2000. This decrease is primarily attributable to the reduction in gross profit, increase in financing, depreciation and amortization, and restructuring expenses.

         Gain (loss) on investments. For the nine months ended September 30, 2001, we lost $130,242 on investments, compared to a gain of $94,728 for the nine months ended September 30, 2000. At September 30, 2001, we wrote down our investment in Tillyard Management of $130,242.

         Income (Loss) Before Interest Charges. Income before interest charges for the nine months ended September 30, 2001 decreased by $3,310,000 to a loss of $2,430,000 compared to income of $880,000 for the nine months ended September 30, 2000.

         Interest Charges. For the nine months ended September 30, 2001, interest charges increased by $50,000 or 9% to $610,000 from $560,000 for the nine months ended September 30, 2000. The reduction of long-term debt was offset by the increase in our borrowing base, higher bank interest rates as a result of not being in compliance with our bank covenants, and interest charged.

         Income (Loss) Before Income Tax. Income before income tax for the nine months ended September 30, 2001 decreased by $3,350,000, to a loss of $3,040,000 as compared to income before income tax of $310,000 for the nine months ended September 30, 2000. The sharp decrease in income before income tax is a result of the increase in financing, depreciation and amortization expense and restructuring expenses, combined with the decrease in revenue and gross profit.

         Income Taxes. Income tax expense for the nine months ended September 30, 2001 increased $730,000 or 2433% to $700,000 compared to a tax recovery of $30,000 for the nine months ended September 30, 2000. The increase in income taxes is a result of the write down of the deferred income tax asset.

         Net Income (Loss). Net income for the nine months ended September 30, 2001 decreased by $4,090,000 to a net loss of $3,740,000 compared to net income of $350,000 for the nine months ended September 30, 2001.

The Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

         Revenue. Revenue for the year ended December 31, 2000 increased by $17,300,000 or 64%, to $44,330,000, as compared to $27,030,000 for the year ended December 31, 1999. The increase is primarily attributable to the acquisition of Cad Cam Inc., effective September 16, 1999, which had sales of $18,800,000, Object Arts Inc., effective January 1, 2000, which had sales of $6,500,000 and Micro Tech Professionals Inc., which had sales of $6,200,000.

         Cost of Sales. The costs of sales for the year ended December 31, 2000 increased by $9,820,000, or 60%, to $26,180,000, as compared to $16,360,000 for the year ended December 31, 1999. This increase was due to the increased volume of outsourcing.

         Gross Profit. Gross profit for the year ended December 31, 2000 increased by $7,470,000, or 70%, to $18,140,000, as compared to $10,670,000 for the year ended December 31, 1999. This increase was attributable to the aforementioned increase in revenue during the year ended December 31, 2000.

         Expenses. Expenses for the year ended December 31, 2000 increased by $17,160,000 or 158% to $28,000,000 compared to $10,840,000 for the year ended
December 31, 1999. Administrative expenses increased $3,610,000 or 66% to $9,040,000 compared to $5,430,000 for the year ended December 31, 1999. This increase was primarily attributable to the increase in corporate expenses to support the increasing number of locations and volume of transactions. Selling expenses increased $3,340,000 or 77% to $7,670,000 from $4,330,000 for the year ended December 31, 1999. This increase is directly attributable to the increase in revenue and related decrease in commissions. Financing expenses for the year ended December 31, 2000 were $4,600,000 compared to zero for the year ended December 31, 1999 and relate to the costs of acquisitions and the repricing of options and warrants in connection with financing and acquisitions. For the year ended December 31, 2000, depreciation and amortization expense increased $1,370,000 or 183% to $2,120,000 from $750,000 for the year ended December 31,
1999. This increase is primarily attributable to the increase in capital assets and the acquisition of other assets. For the year ended December 31, 2000, goodwill was written down by $3,100,000 compared to zero for the year ended December 31, 1999. The impairments are for the investments in E-Wink Inc. and International Career Specialists. These two entities have ceased to operate and therefore the goodwill has been determined to have no value. For the year ended December 31, 2000, restructuring charges related to the termination of personnel and the closure of non-productive branch offices were $690,000 compared to zero for the year ended December 31, 1999.

         Operating Income (Loss). For the year ended December 31, 2000, operating income decreased by $8,970,000 to an operating loss of $8,810,000 as compared to an operating income of $160,000 for the year ended December 31, 1999. This decrease is primarily attributable to the reduction in gross profit, and the increase in financing, depreciation and amortization, the writedown of goodwill and restructuring expenses.

         Gain (loss) on investments. For the year ended December 31, 2000, we had no gain or loss from investments compared to a gain of $250,000 for the year ended December 31, 1999 related to investment in Conexys Limited.

         Income (Loss) Before Interest Charges. Income before interest charges for the year ended December 31, 2000 decreased by $9,220,000 to a loss of $8,810,000 compared to income before interest charges of $410,000 for the year ended December 31, 1999.

         Interest Charges. For year ended December 31, 2000, interest charges increased by $450,000 or 136% to $780,000 from $330,000 for the year ended December 31, 1999, primarily due to the increase in long-term debt and the increase in capital assets and our bank operating line of credit.

         Income (Loss) Before Income Tax. Income before income tax for the year ended December 31, 2000 decreased by $9,670,000, to a loss of $9,590,000 compared to income before income tax of $80,000 for the year ended December 31, 1999. The sharp decrease in income before income tax is a result of the increase in financing, depreciation and amortization expense and restructuring expenses, combined with the decrease in revenue and gross profit.

         Income Taxes. Income tax expense for the year ended December 31, 2000 decreased $1,280,000 to a recovery of $1,190,000 related to research and development tax credits for the company's software products compared to an expense of $90,000 for the year ended December 31, 1999.

         Net Income (Loss). Net income for the year ended December 31, 2000 decreased by $8,395,000 to a net loss of $8,400,000 compared to a net loss of $5,000 for the year ended December 31, 1999.

Liquidity and Capital Resources

         Our primary sources of cash are our revolving line of credit with Bank One and proceeds from the sale of equity securities. Our primary capital requirements include debt service, capital expenditures and working capital needs.

         At September 30, 2001, we had negative cash or cash equivalents and a working capital deficiency of $1,850,000. At September 30, 2001, we had cash flow from operations of $150,000, resulting from the accelerated collection of accounts receivable and the postponement of payment of accounts payable. At September 30, 2000, we had negative cash or cash equivalents and working capital of $1,140,000. At September 30, 2000, we had a cash flow deficiency from operations of $2,340,000, due primarily to a significant increase in accounts receivable, decrease in accounts payable and an increase in inventory.

         At September 30, 2001, we had cash flow from financing activities of $720,000 attributable primarily to proceeds from the issuance of common stock of $400,000, the issuance of preferred stock of $1,230,000 and the repayment of notes of $210,000 and long-term debt of $860,000 which was offset by the increase in long-term debt of $225,000. At September 30, 2000, we had cash flow from financing activities of $6,090,000, attributable primarily to proceeds from the issuance of common stock of $2,330,000, the issuance of preferred stock of $2,000,000 and an increase in bank indebtedness of $840,000.

         At September 30, 2001, we had a cash flow deficit from investing activities of $670,000 attributable primarily to the purchase of capital assets of $180,000, other assets of $300,000 and increase in long-term receivables of $190,000. At September 30, 2000, we had a cash flow deficit from investing activities of $4,900,000 attributable primarily to the purchase of capital assets of $940,000, deferred development costs of $2,540,000 and cash payments for subsidiaries of $1,650,000.

         At September 30, 2001, we had $4,980,000 outstanding with Bank One. The revolving line of credit provided for a maximum borrowing amount of $4,640,000 at variable interest rates based on eligible accounts receivable. At September 30, 2001, we had an overdraft of $340,000. We do not have an authorized overdraft facility with Bank One, however the bank has allowed an overdraft of up to $500,000 on a regular basis for approximately ten weeks. The revolving line of credit agreement requires us to meet various restrictive covenants, including a senior debt to EBITDA ratio, debt service coverage ratio, debt to tangible net worth ratio and certain other covenants. At September 30, 2001 and thereafter, we were not in compliance with the covenants contained in the revolving line of credit agreement. Bank One has indicated its intention to enter into a forbearance agreement with us in which the bank would refrain from exercising any rights or remedies based on existing or continuing defaults, including accelerating the maturity of the loans under the credit facility.

         Any agreement reached with the bank could result in new terms which are less favorable than current terms under the existing agreement, and could involve a reduction in availability of funds, an increase in interest rates and shorter maturities, among other things. If we are not successful in securing a forbearance agreement or waivers of the bank's rights and remedies as a result of the defaults, we will need to seek new financing arrangements from other lenders. Such alternative financing arrangements may be unavailable to us or available on terms substantially less favourable to us than our existing line of credit facility. If we are unable to either procure a waiver from the bank or acceptable alternative financing, such failures could have a material adverse effect on our financial condition and results of operations. No assurance can be given that we will be able to obtain a waiver from the bank on the default of loan covenants or refinance our existing obligations.

         As a result of the default on the loan covenants governing our credit line facility, Bank One is restricting our repayment of certain subordinated loans and notes payable. The parties affected by this restriction, include the Business Development Bank of Canada, Roger Walters and Denise Dunne Fushi.

         At September 30, 2001, we had $426,000 in subordinated debt outstanding to the Business Development Bank of Canada. The loan agreements require us to meet a certain working capital ratio. At September 30, 2001 and thereafter, we were not in compliance with the covenant contained in the loan agreements. The Business Development Bank of Canada has agreed to postpone the payment of principal of its subordinated loans until March 2002. At that time, they will re-evaluate our financial position and possibly extend the postponement until June 2002. We have not made any principal payments to the Business Development Bank of Canada since June 2001, but we are current in our interest obligations.

         In September 2001, we restructured our note payable to Roger Walters, the vendor of Cad Cam Inc. The principal was reduced from $1,200,000 to $750,000 in consideration of capital stock payable of $450,000. In addition, all principal payments were postponed until January 1, 2003, at which time, we will pay $12,500 per month plus interest at 4.5% until December 31, 2006. The balance of $150,000 will be due on December 31, 2006. We are currently making interest payments of $7,500 per month until December 31, 2002.

         In September 2001, we restructured our note payable to Denise Dunne Fushi, the vendor of MicroTech Professionals Inc. The principal was reduced from $1,965,000 to $1,740,000 in consideration of capital stock payable of $225,000. In addition, all principal payments were postponed until January 1, 2003, at which time, we will pay $20,000 per month plus interest at 5% until December 31, 2006. The balance of $781,287 will be due on January 1, 2007. We are currently making interest payments of $14,397 per month until December 30, 2002.

         As a result of the tragic events of September 11, 2001, we lost our IT recruitment office in the World Trade Center. All three staff members of this office survived and are continuing business in temporary office space. This office represents approximately $2,000,000 in annual information technology recruitment revenue. We do not anticipate a material decline in revenue from this office. We lost approximately $75,000 of fixed assets, including furniture, computer hardware and office equipment. We are in the process of filing a statement of loss with our insurance company. We are in the process of renovating our training office in New York to accommodate the three staff members.

         Our training office located at 195 Broadway was also impacted by the events of September 11, 2001. As a result of destruction of the building and supporting utility companies, the office was closed for four weeks. This office represents approximately $3,000,000 in annual technical training revenue. Many of our top clients have since relocated to other cities and have indicated their postponement of employee training until Spring 2002. The estimated loss of revenue from this office is between $200,000 and $250,000 per month. In addition, many of the office's computer assets are malfunctioning as a result of debris and smoke.* As a result of the decline in revenue, we terminated four of twelve employees from this office in October, 2001. At this time we do not know what the total loss of revenue will be for our training operations in New York, or the final amount of our insurance claim.

* We have filed an interim statement of loss with our insurance company and to date have received approximately $125,000.

         In June 2001, we filed a registration statement, which included the registration of the Series C preferred shares held by Stonestreet Capital and Alpha Capital. Once the registration statement is effective, we will be able to drawn down on $375,000 in consideration for the issuance of Series C preferred stock and warrants to purchase our common stock. These funds will be used to pay down the current overdraft position with Bank One.

         If we are not successful in securing a forbearance agreement or waivers of Bank One's rights and remedies as a result of the defaults, we will need to seek new financing arrangements from other lenders. As a result, on November 5, 2001, we entered into an agreement with Creative Funding Group, LLC, a New York company, to assist in arranging a banking or alternative financing agreement. Upon successful completion of a transaction, Creative Funding Group will be entitled to receive a fee of 1.7% of the total credit facility. The agreement may be cancelled by either party upon thirty days written notice.

         In June 2001, we retained Banc One Capital Markets to represent us in certain investment banking opportunities. This venture was not successful and the agreement was terminated in September 2001. We are still currently exploring investment banking opportunities, including joint ventures, strategic partnerships, and the potential sale of our training and technology divisions. The majority of our restructuring to date has been concentrated in these divisions. Although they are now both at a cash flow neutral position, they would require substantial capital to be invested in order for them to expand their customer base and maintain revenue growth. Our current cash flows do not permit us to make such an investment. As a result, we are seeking either an investment into or the divestiture of these divisions. In the event that we do not achieve either, we will maintain the current operations at their current cash flow neutral levels. If we are successful in divesting these divisions, our revenue will be reduced by approximately $4,500,000, which we believe will have little impact on our profitability. Net cash proceeds from the sale of either division would be applied toward the partial repayment of the credit line facility with Bank One.

         On November 1, 2001, we entered into an agreement with Transactive Partners. Ltd., a Chicago company, to render representation and transaction advisory services to us in connection with potential business combinations. Upon successful completion of a transaction, Transactive Partners. Ltd., is entitled to a fee equal to the greater of $50,000 or 5% of the gross proceeds depending on the nature of the transaction. The agreement expires May 1, 2002.

         On November 5, 2001, we entered into an agreement with entrenet2 Capital Advisors, LLC, a California company, on a best efforts basis, to assist in achieving capital financing, debt financing, and merger or acquisition transactions. Upon successful completion of a transaction, entrenet2 would be entitled to a fee ranging between 1.5% to 4% of the gross proceeds depending on the nature of the transaction. The agreement expires November 4, 2002.

         We believe, despite our recent losses and negative working capital that we have developed a business plan that if successfully implemented could substantially improve our operational results and financial condition. However, we can give no assurances that our current cash flows from operations, if any, borrowings available under our line of credit, and proceeds from the sale of securities, will be adequate to fund our expected operating and capital needs for the next twelve months. The adequacy of our cash resources over the next twelve months is primarily dependent on our operating results and our ability to procure a waiver from the bank, alternate financing, and settlement of our insurance claim, all of which are subject to substantial uncertainties. Cash flow from operations for the next twelve months will be dependent, among other things, upon the effect of the current economic slowdown on our sales, the impact of the restructuring plan and management's ability to implement our business plan. The failure to return to profitability and optimize operating cash flow in the short term, and to successfully procure a waiver from the bank or alternate financing, could have a material adverse effect on our liquidity position and capital resources which may force us to curtail our operations.

The Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

         Our primary sources of cash at December 31, 2000 were our revolving line of credit with Bank One and proceeds from the sale of equity securities. Our primary capital requirements included debt service, capital expenditures and working capital needs.

         At December 31, 2000, we had negative cash or cash equivalents and a working capital deficiency of $3,090,000. During the year ended December 31, 2000, we had a cash flow deficiency from operations of $3,500,000, due primarily to expenditures on research and development of Njoyn, and restructuring costs associated with the closure of non performing branch offices.

         At December 31, 1999, we had cash and cash equivalents of $1,900,000 and a working capital deficiency of $1,380,000. During the year ended December 31, 1999, we had a cash flow deficiency from operations of $1,530,000, due primarily to an increase in accounts receivable of $2,840,000, which was partially offset by an increase in accounts payable of $930,000.

         For the year ended December 31, 2000, we had cash flow from financing activities of $6,020,000, attributable primarily to share capital issue of $5,530,000, an increase in long-term debt of $1,110,000 and an increase in bank indebtedness of $630,000. For the year ended December 31, 1999, we had cash flow from financing activities of $7,460,000, attributable primarily to proceeds of $5,400,000 from the sale of share capital and an increase in bank indebtedness of $2,360,000.

         On April 16, 2000, we issued: (i) 1,500 shares of Series B 8% Percent Cumulative Convertible Preferred Stock, no par value per share; and (ii) warrants to purchase up to an aggregate of 300,000 shares of our common stock, in consideration $1,500,000 pursuant to a private placement offering. Each share of Series B 8% Cumulative Convertible Preferred Stock has a stated value of $1,000 per share.

         The shares of Series B 8% Percent Cumulative Convertible Preferred Stock are convertible into shares of our common stock at the option of the holders at any time after issuance unless redeemed prior to such conversion. The 300,000 warrants issued in the offering are exercisable at any time and in any amount until April 16, 2005 at the exercise price of $3.71 per share. As of the date hereof, all of the shares of Series B 8% Cumulative Convertible Preferred Stock have been converted into shares of our common stock.

         In addition, on April 16, 2000 we issued (i) 2,500 shares of Series A 8% Cumulative Convertible Preferred Stock and (ii) 50,000 warrants to purchase common stock in a private placement offering. The 50,000 warrants issued in the offering are exercisable at any time and in any amount until April 16, 2005 at a purchase price of $3.71 per share.

         On July 7, 2000, upon the exercise of a put option granted to us in the December 1999 private placement offering of our Series A 8% Cumulative Convertible Preferred Stock, we issued an aggregate of; (a) 5,000 additional shares of our Series A 8% Cumulative Convertible Preferred Stock, and (b) warrants to purchase an aggregate of up to 225,000 shares of our common stock in consideration for $500,000. The 225,000 warrants issued upon our exercise of the option are exercisable at any time and in any amount until December 30, 2004 at a purchase price of $3.575 per share. As of the date hereof, all of such shares of Series A 8% Cumulative Convertible Preferred Stock have been converted into shares of our common stock.

         On July 27, 2000, we entered into an agreement with Bank One for an operating line of $7,000,000 payable on demand and secured by our assets. Effective July 27, 2000, we canceled our operating lines with Toronto Dominion Bank and Provident Bank. At December 31, 2000, there was $5,000,000 outstanding on this line. At December 31, 2000, we had a total of $540,000 due to the Business Development Bank of Canada pursuant to six separate loans.

         On August 22, 2000, we completed a private placement offering of units, each unit consisting of 1 share of our common stock and a callable warrant to purchase 1/2 of 1 share of our common stock. A total of 1,063,851 shares of our common stock was issued together with 560,627 warrants to purchase shares of our common stock exercisable until August 22, 2005, in consideration for $2,681,600. The purchase price per unit ranged from $1.9692 to $2.8125. In addition, we issued warrants to purchase up to 280,693 shares of our common stock to the placement agent, certain financial advisors and the placement agent's counsel in connection with the private placement offering. These warrants are exercisable until August 22, 2005 at an exercise price of $2.4614 per share.

         During the year ended December 31, 2000, we had a cash flow deficit from investing activities of $3,720,000, attributable to the acquisition of Micro Tech Professionals, Inc. During the year ended December 31, 1999, we had a cash flow deficit from investing activities of $4,070,000, attributable to the acquisition of Cad Cam Inc.

         At December 31, 2000, we had $5,060,000 outstanding with Bank One. The revolving line of credit provided for a maximum borrowing amount of $5,500,000 at variable interest rates based on eligible accounts receivable. The revolving line of credit agreement requires us to meet various restrictive covenants, including a senior debt to EBITDA ratio, debt service coverage ratio, debt to tangible net worth ratio and certain other covenants. At December 31, 2000 and thereafter, we were not in compliance with the covenants contained in the revolving line of credit agreement. As a result of our defaults, the bank increased the interest rates on the revolving lines subsequent to December 31, 2000.

         As a result of the default on the loan covenants governing our credit line facility, Bank One restricted our repayment of certain subordinated loans and notes payable. The parties affected by this restriction, included the Business Development Bank of Canada, Roger Walters and Denise Dunne Fushi.

         At December 31, 2000, we had $545,000 in subordinated debt outstanding to the Business Development Bank of Canada. The loan agreements require us to meet a certain working capital ratio. At December 31, 2000 and thereafter, we were not in compliance with the covenant contained in the loan agreements.

Recent Accounting Pronouncements

         In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, we will apply the new accounting rules beginning January 1, 2002.

         Effective July 1, 2001, we changed our amortization policy from thirty to fifteen years. We are currently assessing the financial impact SFAS No. 141 and No. 142 will have on our Consolidated Financial Statements. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in our statement of earnings.

         As of September 30, 2001, we have $8,270,000 unamortized goodwill. Amortization expense related to goodwill was $215,000 for the three months ended September 30, 2001 and $500,000 for the nine months ended September 30, 2001.

         Effective July 1, 2001, we have changed our amortization period from 30 to 15 years on a perspective basis.

Year 2000 Compliance

         We have developed and implemented a Year 2000 compliance program to address internal systems, suppliers, processes and procedures, as well as the internally developed Njoyn solution. All phases and actions of this program were successfully completed as planned. Remediation measures, where required, were successfully implemented and tested. The total cost of the compliance program was not material. Although we believe that we have taken the appropriate steps to assess, implement and test Year 2000 compliance, it is not possible to ascertain whether the efforts of customers, suppliers or other third parties, will have a material adverse effect on our business, results of operations and financial condition.

Fluctuations in Quarterly Results

         Our quarterly operating results have in the past and, may in the future, fluctuate significantly, depending on factors such as the demand for our services; our ability to attract and retain employees, information technology and engineering professionals, and customers; the timing and significance of new services and products introduced by us and our competitors; the level of services provided and prices charged by us and our competitors; unexpected changes in operating expenses; and general economic factors. Our operating expenses are based on anticipated revenue levels in the short term, are relatively fixed, and are incurred throughout the quarter. Accordingly, there may be significant variations in our quarterly operating results.

Management of Growth

         Our business has grown rapidly in the last five years. The growth of our business and expansion of our customer base and service offerings has placed a significant strain on management and operations. Our recent expansion by acquisitions has resulted in substantial growth in the number of our employees, the scope of our operating and financial systems and the geographic area of our operations, resulting in increased responsibility for both existing and new management personnel. Our future operating results will depend on the ability of management to continue to implement and improve our operational and financial control systems, and to expand, train and manage our employee base. In addition, our failure to generate or raise sufficient capital to fund continued growth may result in the delay or abandonment of some or all future expansion plans or expenditures or a reduction in the scope of some or all of our present operations, which could materially adversely effect our business, results of operations and financial condition.

                                    BUSINESS

Overview

         We are a global provider of information technology and engineering project outsourcing, recruitment and staffing, technical training and consulting and ASP-based skills management technology. Our customers include financial services companies, software and other technology companies, Canadian and American governmental entities and large multinational companies, including Bank of Montreal, Bell Canada, Goldman Sachs, Chapters, Lucent Technologies, Cummins Engine, General Electric, General Motors, CIBC, Xerox Corporation, EDS, America Express and Universal Industrial Corp. (ESI).

         We were incorporated under the laws of the Province of Ontario, Canada in 1994.

Outsourcing

         Many companies do not have the staff necessary to complete a large project in-house and, due to time, cost and/or infrastructure restraints, are not interested in hiring new employees or training existing employees for such projects. In response to this trend, we offer specialized project outsourcing and management services in the areas of technical documentation, Web development, design engineering, and Computer Aided Design (CAD) services. Management anticipates that outsourcing will account for more than 60% of our total revenues by 2002.

Recruitment

         We offer full-service recruitment services, including permanent placement, contract placement, and executive search in the IT and engineering fields. We have particular expertise in recruiting for Web-based and e-commerce applications, Customer Relationship Management (CRM) technologies, technical documentation and technical training. We can and do find candidates from the entire spectrum of responsibility levels -- from newly graduated junior technicians to senior technical executives.

         Our careful evaluation process tests candidates on their technical proficiency, soft skills, fit with company culture, and attitude towards finding a new position. We guarantee that all potential hires are interviewed and reference checked and that no resume is ever forwarded to a client without the candidate's prior permission and knowledge.

Training

         Our training division offers an array of technical training and certification options, including classroom training with an instructor, one-on-one mentoring in the workplace, and Internet-based learning modules. We are a Microsoft Certified Technical Education Center and also offer a variety of Web certification programs including Java, Linux, and Microsoft end-user training.

         Instructor-Led Classroom Training In state-of-the-art facilities, we schedule over 80 public enrollment courses. We use vendor-certified curricula and vendor-certified trainers to ensure the highest quality learning experience.

     Private Group Classes

         For groups of IT professionals that require training on a particular topic, we can customize a course to fit a specific IT environment and hold the course at a site of the client's choosing. We have successfully completed private training in the United States, Canada, Hong Kong, the Philippines, the United Kingdom and other international locations for high-profile clients such as Goldman Sachs.

     Mentoring

         Our highly skilled instructors provide on-site, on-the-job technical advice and tutoring. Management believes that this "mentoring" program is an effective way to add expert skills on a short-term basis to enhance the performance of IT personnel and to implement computer technologies.

Technology

         Njoyn

         Based on our corporate experience in the recruitment industry, we have developed an Internet-based recruiting solution called Njoyn. Njoyn is a complete application that manages and streamlines every aspect of the hiring process yet is delivered over the Web on a subscription basis.

         Through a simple and easily accessible interface, companies utilizing Njoyn can broadcast job openings, sort and rank incoming candidates, manage agency relationships, communicate in real-time with all stakeholders in the hiring process, schedule and track interviews and generate statistical reports to monitor Return on Investment (ROI). Njoyn is delivered through an ASP (Application Service Provider) model. Development of the application is already completed, and Njoyn is currently being used by several of our clients.

         SecondWave

         SecondWave is Web marketing and site maintenance software that we acquired through our acquisition of TidalBeach. SecondWave allows companies to create, manage and automate their own dynamic, adaptive Web sites. The application is designed to build on-line communities and foster relationships by continuously learning from each visitor's behavior and targeting his or her interests with customized content and communications.

         The software allows people with very little programming knowledge to maintain multiple Web sites, in any language. It assists in automating e-mail mailings, the building and maintenance of news groups, the implementation of real-time messaging, the creation of polls and surveys, and the building of on-line communities.

Industry Background

         In the last few years, access to talent has become a mission critical issue for nearly every company.

         The size of the United States' economy has doubled in the past 30 years. Technology has played a key role in this growth as economies around the world are making the transition to becoming knowledge and service-based economies. Through this transition, McKinsey & Company predicts that the need for talent will increase faster than GDP growth.

         Technology's continued rise in importance and an increasingly competitive and global marketplace have put considerable pressure on companies to quickly acquire skilled talent, improve the productivity of existing staff, and ensure staff retention. CIBC World Markets estimates that United States companies alone spend $160 billion every year to hire, train, manage and retain employees.

         In the area of engineering, at least 20 million technical jobs will be added to the United States work force by 2008 yet 40% of United States high school students lack the fundamental mathematics skills required to complete college engineering degrees, according to a report by MathSoft Education and the American Society for Engineering Education. This points to a serious shortage of engineering professionals in coming years.

         Accordingly, United States staffing industry revenues are expected to reach nearly $160 billion in 2001, says Staffing Industry Analysts.

         Compounding the skills shortage problem is the high level of turnover in the IT industries. On average, IT professionals change jobs once every two years. Such turnover will cost United States employers about $7.6 billion in 2002, according to IDC. As a result, retention of staff has come to rival recruitment in importance.

         Training and its subsequent promise of professional growth and development is one of the tools that employers use to keep their employees. Research by retention experts Beverly Kaye and Sharon Jordan-Evans shows that career growth, learning and development top the list of reasons why employees stay with a company.

         IDC estimates the value of the corporate training market at $62.5 billion and predicts a compound annual growth rate (CAGR) of 7% between 1999 and 2003. The e-learning market is expected to grow from $1.0 million in 1999 to $11.4 billion in 2003, a CAGR of 83%.

         Furthermore, as competition increases and companies are compelled to focus on core competencies, outsourcing is a popular option for reducing research, infrastructure, and support costs. The Gartner Group estimates that 60% of all companies will outsource some or all of their IT infrastructure by 2001. Worldwide spending on outsourcing is expected to top $151 billion in 2003, with information technology comprising the fastest-growing segment of this market.

Business Strategy

         We work to improve the technical resource performance of large and high-growth corporations by offering a complete array of IT and engineering solutions including outsourcing, recruiting, training and technology services.

         Our business objective is to increase gross revenue by 22% by 2002. We aim to increase market share in each of our service markets by effectively cross-selling our services and emphasizing to clients the advantages of a flexible, one-stop service provider.

         The primary components of our strategy to achieve this objective are as follows:

Further penetrate existing client base, especially Fortune 500

         We work with many large corporations, many of them Fortune 500 companies. With each new acquisition we have made over the last two years, we have acquired further access to blue chip clients. Many of these clients currently use only one of our service lines. We have therefore identified tremendous opportunities to further penetrate our existing client base by cross-selling other services to these clients, and by increasing or improving our delivery of the services they currently use.

Pursue more national and international accounts

         In 2000, we created a national sales team, focused on large national and international clients. Building on previous successes, we are aggressively targeting multi-year, multi-million dollar contracts, most of which focus on our outsourcing division.

Emphasize cross-selling amongst service lines

         Management believes that we occupy a unique position in the marketplace in that we are able to offer a complete range of services to address IT and engineering resource requirements. For example, a client could come to us with a requirement for an intranet. Working collaboratively, our various divisions could tailor a solution that develops a custom software application (technology division), builds the intranet for the client (outsourcing division), hires a new project manager to manage the intranet in the client environment after the implementation (recruitment division), and trains the client's staff on maintenance and support issues (training division).

         Management believes that there are significant benefits to be had from emphasizing cross-selling amongst our various divisions, and that such a strategy will help us increase revenue. In 2000, we created a management committee comprised of executive officers and key employees from each of the service areas, with a mandate to encourage collaboration throughout Thinkpath and to help each service area build on one another's strengths.

Outmaneuver the competition with technology

         We have established an extensive technology strategy and infrastructure that we believe provide us with a competitive advantage over less technologically advanced competitors. The primary components of this strategy and infrastructure are described below.

Back office infrastructure

         We have invested heavily in the creation and support of an integrated technological infrastructure that links all offices and employees and promotes uniformity in certain functions. From an accounting program that provides for real-time financial reporting across dispersed branch offices to our intranet to Njoyn, each of our employees has access to the tools and information that help them to be productive. This infrastructure helps us integrate our acquisitions more easily and cost-effectively than would otherwise be possible.

Njoyn Software

         To date, we have spent approximately $2 million on research and development related to Njoyn. Njoyn is currently being used by several companies including Amicus (a retail division of CIBC), GT Group Telecom, and Microsoft Canada. Njoyn is also used internally at all of our offices to manage the recruitment portion of our business.

         In March 2001, we entered into a partnership with Ryerson Polytechnic University. Under the terms of the partnership, Njoyn will be used to manage student placements for the internship program at Ryerson's School of Business Management, the largest undergraduate business school in the Province of Ontario. Ryerson offers internship opportunities with such companies as CIBC, Bank of Montreal, Deloitte & Touche, KPMG, PricewaterhouseCoopers, Ernst & Young, Imperial Oil, and Compaq.

         Our strategy with the Ryerson implementation is to gain exposure to the school's corporate internship partners, who must use Njoyn to submit their internship opportunities and evaluate students. It is our belief that such exposure will create more market awareness of Njoyn and that the positive experience these companies will have with the software will result in sales opportunities.

Furthermore, Njoyn will also be used by the students who represent future candidates for our recruiting division. We are thus developing early corporate awareness amongst this key group.

         We plan to pursue similar partnerships with other educational institutions, although there is no assurance that such partnerships can or will be secured.

     The Njoyn hiring cycle

         The following is a description of a typical hiring cycle with respect to the use of Njoyn:

- - A recruiter accesses Njoyn on his Web browser and enters a job description, specifying the skills and qualities he is looking for in a candidate. He then selects from a number of broadcast options including job boards such as Monster, our Web site, intranet or internal referral programs, and any recruitment agencies he works with. One click posts the job to all selected sources.

- - The skills profiles of prospective candidates are mapped against the job requirements the recruiter specified and assigned a percentage match, allowing the recruiter to quickly identify top applicants. Declined candidates are automatically e-mailed and their files are stored for future reference.

- - Once the top candidates have been identified, the interviewing process begins. All interview scheduling, interview notes, and candidate and internal communications are managed by Njoyn's workflow system. - - Throughout the process, Njoyn frees recruiters from the least productive aspects of their role, letting them focus on people, not paperwork. The result is increased recruiting speed and a lower cost to hire.

     Njoyn2

         In July 2001 we released Njoyn2, a revised and updated version of the Njoyn software containing significant technological advancements. We have begun the process of filing for several technology patents with respect to such technological advancements. We are continuing to add new features to Njoyn2 and believe that the advanced product will move us to the forefront of the industry and provide us with an increased competitive advantage in the marketplace.

Marketing and Promotion

         Our marketing and brand strategy is to position ourselves as a leading provider of IT and engineering services, emphasizing our flexible service options, the depth of our expertise, and the global delivery capabilities of our North American offices.

     This positioning will be achieved through a variety of means, including:


- Strong and easy-to-access sales and marketing support at the branch level;
- Investment in awareness and branding campaigns;
- Exploration and establishment of various business partnerships and alliances; and
- Ongoing development of sales support tools and collateral.

Target Markets

         Our target clients are large and high-growth corporations throughout North America and Europe. Some of our current clients include General Motors, Bank of Montreal, CIBC, General Electric, FedEx, EDS Canada, Microsoft and more. This existing client base can be penetrated much further. We will therefore focus on maximizing the value from our current client relationships, while also looking at capturing new opportunities.

Collateral and Sales Support

         As we acquire new companies, new collateral such as company forms, stationery, promotional materials, and marketing kits, must necessarily be produced to more accurately reflect our expanded service offerings. In 2001, we intend to commence a complete evaluation and refinement of our collateral program.

         We also contemplate exploring initiatives to promote and support sales at the branch level through, among other things, direct client contact, local advertising campaigns, and participation in live events (career fairs, trade shows).

Internet Marketing

         A key component of our promotion strategy is to focus on our Internet presence. In January 2001, we launched a Web portal that offers participants a full range of information and interactive services. Our goal is to further develop this presence into an on-line community of clients, career candidates, and investors who will interact amongst themselves and be supported by our employees.

         Other components of our Internet strategy include:

- A comprehensive assault on listings in Internet search engines;
- The use of selected Internet search engines as an advertising tool
- The selective use of banner advertising and newsletter sponsorships;
- Customer and competitive intelligence;
- Web-based customer services, support and communication;
- The use of opt-in broadcast email as part of various direct mail campaigns;
- The creation of moderated email forums and chat rooms;
- The continuation of existing email newsletters and development of further newsletters; and
- Live and archived Web casts.

Loyalty Programs

         Based on our detailed market and client research, we intend to segment our client-base and develop carefully targeted loyalty programs to encourage strong relationships. We contemplate developing programs for both corporate clients and career candidates. These programs will largely be administered and offered through our Web portal.

Customers

         Our clients are large and high-growth corporations from a wide variety of industries across North America and Europe. These customers include Fortune 500 companies and other high-profile companies. We believe that our high profile customer base provides us credibility when pursuing other customers.

The following is a partial listing of our clients:

Bank of Montreal
Bell Canada
Boeing
Chase Manhattan Bank
CIBC
City of New York
Cummins
DMR Group
ESI Fiscal
Federal Express
Ford Motor Co.
General Electric
General Motors
Goldman Sachs
Hewlett-Packard
Merrill Lynch
Microsoft
Toronto Stock Exchange

Competition

          The information technology and engineering outourcing and staffing industry is highly competitive and fragmented and is characterized by low barriers to entry. We compete for potential clients with other providers of information technology staffing services, systems integrators, providers of outsourcing services, computer consultants, employment listing services and temporary personnel agencies. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and human resources, greater name recognition and a larger base of information technology professionals and clients than we do, all of which factors may provide these competitors with a competitive advantage. In addition, many of these competitors, including numerous smaller privately held companies, may be able to respond more quickly to customer requirements and to devote greater resources to the marketing of services than we can. Because there are relatively low barriers to entry, we expect that competition will increase in the future. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect our business, prospects, financial condition and results of operations. Further, we cannot assure you that we will be able to compete successfully against current and future competitors or that the competitive pressures we face will not have a material, adverse effect on our business, prospects, financial condition and results of operations. We believe that the principal factors relevant to competition in the information technology, staffing and engineering services industry are the recruitment and retention of highly qualified information technology and engineering professionals, rapid and accurate response to client requirements and, to a lesser extent, price. We believe that we compete favorably with respect to these factors.

         We believe that our competitive advantage lies not only in our use of technology, but also in the accessibility of this technology to all of our employees. The building and maintenance of our database of over 50,000 has been a combined effort of all our employees. We also have Internet access and membership to 12 local, national and international databases for information technology professionals.

Employees and Consultants

Employees

         Our staff as of the date of this prospectus, consists of 107 full-time employees, including 48 recruiters, 25 account managers/salespeople and 34 administrative employees. Our staff at December 31, 2000 consisted of 180 full-time employees, including 80 recruiters, 50 account managers/salespeople and 50 administrative employees. Our staff at September 30, 2001 consisted of 116 full-time employees, including 64 recruiters, 23 account managers/salespeople and 29 administrative employees. We are not party to any collective bargaining agreements covering any of our employees, have never experienced any material labor disruption and are unaware of any current efforts or plans to organize our employees.

Consultants

         We enter into consulting agreements with the information technology and engineering professionals at hourly rates negotiated with each information technology professional based on each such individual's technical and other skills. The agreements provide that the information technology and engineering professional is responsible for taxes and all other expenses and that the information technology professional is not our employee for tax or other legal purposes. As of the date of this prospectus, approximately 341 contract workers were placed by us who are performing services for our customers. At December 31, 2000 and September 30, 2001, there were approximately 390 and 400 contract workers, respectively, placed by us who were performing services for our customers.

Property

         We maintain our headquarters in 13,924 square foot offices located at 55 University Avenue in Toronto, Ontario, Canada. We have leased such facility for a term of ten years terminating in December, 2007. We pay annual base rent of $372,000. We lease additional offices at the following locations:

Location                     Square Feet     Lease Expiration       Current Rent Per Annum
--------                     -------------   -------------------    ----------------------
Etobicoke, Ontario               1,610               4/13/03               $22,300
Dayton, Ohio                     8,426              10/31/01               $83,000
Indianapolis, Indiana            2,025              12/31/01               $30,881
Columbus, Ohio                   1,000              01/31/02               $19,200
Cincinnati, Ohio                 2,256              09/30/01               $22,560
Tampa, Florida                     930              03/31/02               $12,741
Detroit, Michigan               15,328              08/13/02              $149,316
Charleston, South
Carolina                           900              12/31/01               $15,120
Boston, Massachusetts            4,500              10/31/02              $119,280
New York, New York              12,265              08/31/06              $220,000
Toronto, Ontario                24,924              12/31/07              $750,908
Mississauga, Ontario             2,000              12/31/02               $35,264

Legal Proceedings

         We are party to the following pending legal proceedings:

         In November 1998, we completed the acquisition of certain assets of Southport Consulting, Inc. from Michael Carrazza, one of our former directors, for an aggregate of $250,000 in cash and shares of our common stock. Michael Carrazza instituted an action against us in the Supreme Court of the State of New York, County of New York, Index No. 600553/01, alleging breach of contract and unjust enrichment and seeking at least two hundred and fifty thousand dollars ($250,000.00) in damages. Specifically, Mr. Carrazza claimed that we failed to deliver cash or stock to Mr. Carrazza under an asset purchase agreement pursuant to which Thinkpath acquired certain assets of Southport Consulting Co. We filed a counterclaim against Mr. Carrazza, seeking $162,000.00 in damages, plus punitive damages and attorneys' fees, on the ground that Mr. Carrazza, as then president and sole shareholder of Southport Consulting Co., fraudulently induced Thinkpath into executing the asset purchase agreement by misrepresenting the value of the assets being purchased. After the commencement of discovery, Mr. Carrazza filed a motion for summary judgment, which was granted in his favor. A hearing to determine damages has not yet been conducted. Thinkpath has filed a notice of appeal of the court's order.

         Norbert Mika, a former employee of Thinkpath Training Inc. (formerly ObjectArts Inc.), instituted an action against us in the Ontario Superior Court of Justice, City of Kitchener, Regional Municipality of Waterloo, Ontario, Court File No.C-745/01, alleging wrongful dismissal. Specifically, Mr. Mika claims that we terminated him without cause and he is seeking $195,000 in damages, plus punitive damages and attorneys' fees. We have filed a statement of defense, and as of the date hereof, discovery has commenced, and we intend to defend ourselves and prosecute our claim vigorously.

         Glenn Cressman, a former employee of Thinkpath Training Inc. (formerly ObjectArts Inc.), instituted an action against us in the Ontario Superior Court of Justice, City of London, Ontario, Court File No. 37208, alleging wrongful dismissal. Specifically, Mr. Cressman claimed that we terminated him without cause and he was seeking $100,000 in damages, plus punitive damages and attorneys' fees. On November 8, 2001, we settled with Mr. Cressman for $10,000 including attorneys' fees.

         John James Silver, a former employee, commenced an action against us in the Supreme Court of the State of New York, County of New York, Index No. 1113642/01, alleging breach of contract, quantum meruit, and account stated. Mr. Silver is seeking $81,147 in damages. Specifically, Mr. Silver alleges that we have breached an employment agreement with him, claiming that we owe him damages representing unpaid salary, vacation time, a car allowance, severance pay and stock options. Mr. Silver also claims that we owe him damages for allegedly having defaulted on payment for certain services that he performed. Mr. Silver has filed a motion seeking to amend his complaint to add claims for fraud, unjust enrichment and an accounting, and to seek damages in the sum of $330,367.00. That motion, which we opposed, is pending before the court. Discovery has not yet commenced in this action, which we will defend vigorously.

         Raymond M. Kelly, III, filed a non-payment of wages complaint form with the Commonwealth of Massachusetts Office of the Attorney General. Mr. Kelly, a former employee, has claimed that we have improperly failed to comply with an agreement to provide him with a cash bonus and stock distribution. We strongly dispute Mr. Kelly's claim.

         We are not party to any other litigation, pending or otherwise.

                    BOARD OF DIRECTORS AND EXECUTIVE OFFICERS


       Our officers and directors, and further information concerning them, are as follows as at the date of this prospectus:

Name                     Age      Position
----                     ---      --------

Declan A. French          55      Chairman of the Board of Directors and Chief
                                  Executive Officer
Laurie Bradley            46      President
Tony French               28      Executive Vice President
Kelly Hankinson           31      Chief Financial Officer, Secretary, Treasurer
                                  and Director
John Dunne                56      Director
Arthur S. Marcus          35      Director
Ronan McGrath             52      Director
Robert Escobio            46      Director

         Each director is elected for a period of one year at our annual meeting of shareholders and serves until the next such meeting and until his or her successor is duly elected and qualified. Directors may be re-elected annually without limitation. Officers are appointed by, and serve at the discretion of, our Board of Directors.

         Our Bylaws provide that the authorized number of directors shall be as set by our Board of Directors, but shall not be less than one. Strasbourger Pearson Tulcin Wolff Incorporated, the managing underwriter for our June 8, 1999 initial public offering, shall have the right, at its option, to designate one director or observer to our Board of Directors until June 1, 2002. In addition, with respect to our August 2000 private placement offering, our Board of Directors is required to nominate a director designee of KSH Investment Group, Inc., the placement agent, who is reasonably acceptable to our Board of Directors. We have paid our directors fees for service on the Board of Directors by the issuance of options under our 1998 Stock Option Plan and 2000 Stock Option Plan.

         Set forth below is a biographical description of each of our directors based on information supplied by each of them:

         Declan A. French has served as our Chairman of the Board of Directors and Chief Executive Officer since our inception in February 1994. Prior to founding Thinkpath, Mr. French was President and Chief Executive Officer of TEC Partners Ltd., an information technology recruiting firm in Toronto, Canada. Mr. French has a diploma in Psychology and Philosophy from the University of St. Thomas in Rome, Italy.

         Laurie Bradley has served as our President since February 2001. Ms. Bradley is responsible for all of our sales initiatives and the integration of our acquisitions. From 1998 to January 2001, Ms. Bradley served as the President of the e-business division of Century Business Services Inc., a North American accounting and outsourcing firm. From 1988 to 1998, Ms. Bradley served as the Vice President of Adecco, an international staffing company.

         Tony French has served as our Executive Vice President since September 1999. In his capacity of Executive Vice President, Mr. French is responsible for overseeing our recruitment services division. Prior to becoming Executive Vice President, Mr. French served as our Vice President of Sales, since our inception in 1994. Mr. French is the son of Declan A. French, our Chairman of the Board of Directors and Chief Executive Officer.

         Kelly Hankinson has served as our Chief Financial Officer since May 2000, and as a member of our Board of Directors since June 2000 and as our Secretary and Treasurer since March 2001. Ms. Hankinson served as our Vice President, Finance and Administration and Group Controller from February 1994 to May 2000. Ms. Hankinson has a Masters Degree and a Bachelors Degree from York University.

         John Dunne has served on our Board of Directors since June 1998. Mr. Dunne has served as our Chairman and Chief Executive Officer of the Great Atlantic & Pacific Company of Canada, Ltd. since August 1997, where he also served as President and Chief Operating Officer from September 1996 until August 1997. From November 1995 until September 1996, Mr. Dunne was Chairman and Chief Executive Officer of Food Basics Ltd.

         Arthur S. Marcus has served on our Board of Directors since April 2000. Mr. Marcus is a partner at the New York law firm of Gersten, Savage, Kaplowitz, Wolf and Marcus, LLP, our United States securities counsel. Mr. Marcus joined Gersten, Savage & Kaplowitz, LLP in 1991 and became a partner in 1996. Mr. Marcus specializes in the practice of United States Securities Law and has been involved in approximately 50 initial public offerings and numerous mergers and acquisitions. Mr. Marcus received a Juris Doctorate from Benjamin N. Cardozo School of Law in 1989.

         Ronan McGrath has served on our Board of Directors since June 2000. Mr. McGrath has served as the Chief Information Technology Officer of Rogers Communications Inc. and the President of Rogers Shares Services Inc., since their inception in 1996. Mr. McGrath was the Chief Information Technology Officer of Canadian National Railways from 1992 to 1996 and was a Senior Manager of Arthur Andersen from 1977 to 1979. Mr. McGrath was awarded the Canadian Chief Information Technology Officer of the Year Award in 1995. Mr. McGrath currently serves on Compaq Computer's Board of Advisers and is a member of the Board of Directors of The Information Technology Association of Canada.

         Robert Escobio has served on our Board of Directors since May 2001. Mr. Escobio is the President and Chief Executive Officer of Capital Investment Services, Inc., an investment brokerage firm based in Florida. In these roles, Mr. Escobio is responsible for all aspects of a "broker/dealer" including financial, compliance, sales and operational procedures. Mr. Escobio is also a Portfolio Manager for many prominent individuals and works with various international institutions, brokers, and dealers. Prior to being employed by Capital Investment Services, Inc, Mr. Escobio served as the Executive Vice President and International Director for Brill Securities Inc. where he managed portfolios for numerous high net-worth customers and performed institutional trading. Mr. Escobio also had numerous managerial roles in companies such as Cardinal Capital Management, Smith Barney, Prudential Securities and Dean Witter. Mr. Escobio holds an MBA and a BSBA in Finance and Management.

Committees of the Board of Directors

         In July 1998, our Board of Directors formalized the creation of a Compensation Committee, which is currently comprised of John Dunne, Arthur S. Marcus and Ronan McGrath. The Compensation Committee has: (i) full power and authority to interpret the provisions of, and supervise the administration of, our 1998 Stock Option Plan, 2000 Stock Option Plan and 2001 Stock Option Plan, as well as any stock option plans adopted in the future; and (ii) the authority to review all compensation matters relating to us. The Compensation Committee has not yet formulated compensation policies for senior management and executive officers. However, it is anticipated that the Compensation Committee will develop a company-wide program covering all employees and that the goals of such program will be to attract, maintain, and motivate our employees. It is further anticipated that one of the aspects of the program will be to link an employee's compensation to his or her performance, and that the grant of stock options or other awards related to the price of the shares of our common stock will be used in order to make an employee's compensation consistent with shareholders' gains.

         It is expected that salaries will be set competitively relative to the information technology and engineering services and consulting industry and that individual experience and performance will be considered in setting such salaries.

         In July 1998, our Board of Directors also formalized the creation of an Audit Committee, which currently consists of Kelly Hankinson and John Dunne. The Audit Committee is charged with reviewing the following matters and advising and consulting with our entire Board of Directors with respect to: (i) the preparation of our annual financial statements in collaboration with our chartered accountants; (ii) annual review of our financial statements and annual reports; and (iii) all contracts between us and our officers, directors and other of our affiliates. The Audit Committee, like most independent committees of public companies, does not have explicit authority to veto any actions of our entire Board of Directors relating to the foregoing or other matters; however, our senior management, recognizing their own fiduciary duty to us and our shareholders, is committed not to take any action contrary to the recommendation of the Audit Committee in any matter within the scope of its review.

         We have established an Executive committee, comprised of certain of our executive officers and key employees, which allows for the exchange of information on industry trends and promotes "best practices" among our business units. Currently, the Executive Committee consists of Declan A. French, Laurie Bradley, Tony French, Michael Reid, and Kelly Hankinson.

Indemnification of Officers and Directors

         Our Bylaws provide that we shall indemnify, to the fullest extent permitted by Canadian law, our directors and officers (and former officers and directors). Such indemnification includes all costs and expenses and charges reasonably incurred in connection with the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been our officer or director if such person was substantially successful on the merits in his or her defense of the action and he or she acted honestly and in good faith with a view to our best interests, and if a criminal or administrative action that is enforced by a monetary penalty, such person had reasonable grounds to believe his or her conduct was lawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted, our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses, incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, we will, unless our counsel opines that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such issue.

Executive Compensation

         The following table sets forth certain information regarding compensation paid by Thinkpath during each of the last three fiscal years to our Chief Executive Officer and to each of our executive officers who earned in excess of $100,000 during the year ended December 31, 2000:

Name and                                                        Restricted
Principal                               Annual                    Stock                               Other
Position                    Year        Salary        Bonus       Awards          Options/SARs     Compensation
--------                    ----        ------        -----       ------          ------------     -------------
Declan A. French,           2000       $100,000        -0-          -0-             29,000         1,200,000(1)
Chief Executive Officer     1999        106,342        -0-          -0-            100,000               -0-
and Chairman of the Board   1998        106,342        -0-          -0-              -0-                 -0-

John A. Irwin,              2000        100,000        -0-          -0-              4,000           $80,000(2)
Former                      1999        102,000        -0-          -0-              4,000            94,149(2)
President-International     1998        130,580        -0-          -0-              4,000            35,888(2)
Career Specialists Inc.

John R. Wilson,             2000         80,000        -0-          -0-              4,000           $80,000(3)
President-Systemsearch      1999         81,600        -0-          -0-             24,000            76,915(3)
Consulting Services         1998         90,000        -0-          -0-              -0-              77,282(3)

Roger W. Walters,           2000        200,000        -0-          -0-            104,000               -0-
Former Executive Vice       1999        200,000(4)     -0-          -0-              4,000               -0-
President - US              1998            -0-        -0-          -0-              -0-                 -0-
Operations, President-
Cad Cam, Inc.

Thomas E. Shoup,            2000        175,000(5)     -0-          -0-              4,000               -0-
Former President and        1999         43,759(6)     -0-          -0-              4,000               -0-
Chief Operating Officer     1998            -0-        -0-          -0-              -0-                 -0-

(1) This reflects 1,200,000 shares of common stock issued to Mr. French in lieu of cash bonuses payable for the fiscal years of 1999 and 2000 pursuant to his employment agreement with us.
(2) This reflects commissions paid pursuant to Mr. Irwin's employment agreement with us.
(3) This reflects commissions paid pursuant to Mr. Wilson's employment agreement with us.
(4) This reflects the salary paid to Mr. Walters as of the date of our acquisition of Cad Cam, Inc
(5) This reflects the salary paid to Mr. Shoup through December 22, 2000, the effective date of Mr. Shoup's resignation as an officer of Thinkpath.
(6) This reflects the salary paid to Mr. Shoup as of the date of our acquisition of Cad Cam, Inc.

Employment Agreements


         We have entered into an employment agreement with Declan A. French whereby he will serve as our Chairman of the Board and Chief Executive Officer for a period of 2 years commencing on November 28, 2001. Mr. French shall be paid a base salary of $150,000 and a bonus to be determined by the company's EBITDA as a percentage of gross revenue with a minimum guaranteed bonus of $100,000. The bonus will be paid in cash or shares at the company's discretion. In February 2001, we issued 1,200,000 shares of our common stock as payment in full for the bonuses due to Mr. French for the fiscal years of 1999 and 2000 pursuant to the terms of his previous employment agreement. Mr. French continues to serve as our Chairman and Chief Executive Officer.

         In February 1998, in connection with the acquisition of Systemsearch Consulting Services Inc., we entered into a 3-year employment agreement with John R. Wilson whereby he served as President of Systemsearch Consulting Services Inc. at annual salary of $120,000. The agreement was effective as of January 2, 1997. Mr. Wilson received a commission of 10% of the permanent placement revenue of Systemsearch Consulting Services Inc. In addition, he received $0.65 for every hour of contract services provided by information technology professionals placed by Systemsearch Consulting Services Inc., provided that the gross margin on such hour exceeded $6.50. Pursuant to the agreement, Mr. Wilson had control of the day-to-day management of Systemsearch Consulting Services Inc. Mr. Wilson's contract was not renewed, though he continues to be employed by us on a month-to-month basis. Mr. Wilson currently receives an annual salary of $67,000 plus 10% of personal gross profit and 10% of monthly office gross profit in excess of $47,000.

         In September 1999, in connection with the acquisition of Cad Cam, Inc., Roger W. Walters was elected to our Board of Directors. On March 14, 2001, Mr. Walters resigned from the Board of Directors effective March 30, 2001.

         On January 1, 2000, in connection with the acquisition of Object Arts Inc., we entered into an employment agreement with Marilyn Sinclair whereby she was to serve as our Vice President and as President of Object Arts Inc. The employment agreement was for a term of 3 years commencing on January 1, 2000 with an annual salary of $82,000. The agreement was terminated on March 9, 2001, the effective date of Ms. Sinclair's resignation from Thinkpath. Ms. Sinclair resigned from the Board of Directors effective April 4, 2001.

         On April 1, 2000, in connection with the acquisition of Micro Tech Professionals, Inc., we entered into an employment agreement with Denise Dunne-Fushi pursuant to which she served as our Vice-President and as President of Micro Tech Professionals, Inc. The employment agreement was for a term of 1 year commencing on April 25, 2000, with an annual salary of $125,000 and a bonus of $25,000. Thinkpath and Mrs. Dunne-Fushi are currently in the process of negotiating the terms of the renewal of her employment agreement. Mrs. Dunne-Fushi continues to serve as our Vice President and as President of Micro Tech Professionals, Inc. on a month-to-month basis under the terms described above.

         On November 15, 2000, in connection with the business combination with TidalBeach Inc., we entered into an employment agreement with Michael Reid pursuant to which Mr. Reid will serve as our Chief Information Officer and as the President of TidalBeach Inc. The employment agreement is for a term of 2 years commencing on November 15, 2000, with an annual salary of $123,000.

         On January 29, 2001, we entered into an employment agreement with Laurie Bradley whereby she will serve as our President. Ms. Bradley shall be paid an annual salary of $130,000 and a performance bonus. The employment agreement is for an indeterminate period of time.

         On March 1, 2001, we entered into an employment agreement with Tony French whereby he will serve as our Executive Vice President. Mr. French shall be paid an annual salary of $100,000 and a performance bonus. The employment agreement is for an indeterminate period of time. In the event Mr. French is terminated for any reason, including but not limited to, the acquisition of Thinkpath, Mr. French shall be entitled to a severance payment equal to 1 year's salary. Mr. French is the son of Declan A. French.

         On March 1, 2001, we entered into an employment agreement with Kelly Hankinson whereby she will serve as our Chief Financial Officer, Secretary and Treasurer. Ms. Hankinson shall be paid an annual salary of $100,000. The employment agreement is for an indeterminate period of time. In the event Ms. Hankinson is terminated for any reason, including but not limited to, the acquisition of Thinkpath, Ms. Hankinson shall be entitled to a severance payment equal to 1 year's salary.

         No other officer has an employment agreement with us.

Compensation of Directors

         There are no standard arrangements for the payment of any fees to our directors for acting in such capacity. Our directors have been issued warrants and/or options for services rendered in this capacity. Directors are reimbursed for expenses for attending meetings.

         The Board of Directors and our shareholders have adopted a 1998 Stock Option Plan, 2000 Stock Option Plan and 2001 Stock Option Plan, pursuant to which options have been granted or will be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to us.

         Options, Warrants or Rights Issued to Directors and/or Officers On August 19, 1999, Declan A. French was issued an option to purchase 100,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as Chairman of the Board and Chief Executive Officer. The option is immediately exercisable and expires on August 19, 2004.

         On August 19, 1999, Tony French was issued an option to purchase 50,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as an employee. The option is immediately exercisable and expires on August 19, 2004.

         On August 19, 1999, John R. Wilson was issued an option to purchase 20,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as President of Systemsearch Consulting Services Inc. The option is immediately exercisable and expires on August 19, 2004.

         On August 19, 1999, Kelly Hankinson was issued an option to purchase 25,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in her capacity as Vice President, Finance and Administration and Group Controller. The option is immediately exercisable and expires on August 19, 2004.

         On August 19, 1999, Arthur S. Marcus was issued an option to purchase 2,500 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for legal services rendered. The option is immediately exercisable and expires on August 19, 2004.

         On January 1, 2000, Roger W. Walters, a former director of Thinkpath, was issued an option to purchase 25,000 shares of our common stock at an exercise price of $3.25 per share. The option was issued in connection with our acquisition of Cad Cam, Inc. The option was immediately exercisable and expired on December 31, 2000. Such option was not exercised.

         On March 22, 2000, Declan A. French was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as Chairman of the Board and Chief Executive Officer. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, Thomas E. Shoup, our former President and Chief Operating Officer, was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in connection with our acquisition of Cad Cam, Inc. and in consideration for services rendered to us in his capacity as President and Chief Operating Officer. The option was to vest at a rate of 1,333 shares of common stock per year and was to be fully vested on March 22, 2003. The option was to expire on March 22, 2005. The option terminated on December 22, 2000, the effective date of Mr. Shoup's resignation as an officer of Thinkpath.

         On March 22, 2000, Tony French was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as Executive Vice President. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, Kelly Hankinson was issued an option to purchase 3,500 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in her capacity as Vice President, Finance and Administration and Group Controller. The option shall vest at a rate of 1,167 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, Roger W. Walters, a former director of Thinkpath, was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as Executive Vice President of US Operations and as a director. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, John R. Wilson was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as President of Systemsearch Consulting Services Inc. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, John A. Irwin, a former officer of Thinkpath, was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as President of International Career Specialists Ltd. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, William J. Neil, a former director of Thinkpath, was issued an option to purchase 10,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as a director. The option shall vest at a rate of 3,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, John Dunne was issued an option to purchase 10,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as director. The option shall vest at a rate of 3,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, James Reddy, a former director of Thinkpath, was issued an option to purchase 10,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as director. The option shall vest at a rate of 3,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 31, 2000, Roger W. Walters, a former director of Thinkpath, was issued an option to purchase 25,000 shares of our common stock at an exercise price of $2.75 per share. The option was issued in connection with our acquisition of Cad Cam, Inc. The option was immediately exercisable and expired on December 31, 2000. Such option was never exercised.

         On May 9, 2000, Marilyn Sinclair, a former officer and director of ours, was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.25 per share. The option was issued in consideration for services rendered to us in her capacity as Vice President and President of Object Arts Inc. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on May 9, 2003. The option expires on May 9, 2005

         On June 30, 2000, Roger W. Walters, a former officer and director of ours, was issued an option to purchase 25,000 shares of our common stock at an exercise price of $3.00 per share. The option was issued in connection with our acquisition of Cad Cam, Inc. The option was immediately exercisable and expired on December 31, 2000. Such option was never exercised.

         On September 30, 2000, Roger W. Walters, a former officer and director of ours, was issued an option to purchase 25,000 shares of our common stock at an exercise price of $2.12 per share. The option was issued in connection with our acquisition of Cad Cam, Inc. The option was immediately exercisable and expired on December 31, 2000. Such option was never exercised.

         On December 26, 2000, Declan A. French was issued an option to purchase 25,000 shares of our common stock at an exercise price of $0.70 per share. The option was issued in consideration for services rendered to us in his capacity as Chairman of the Board. The option shall vest at a rate of 8,333 shares of common stock per year and shall be fully vested on December 26, 2003. The option expires on December 26, 2005

         On December 26, 2000, Kelly Hankinson was issued an option to purchase 100,000 shares of our common stock at an exercise price of $0.70 per share. The option was issued in consideration for services rendered to us in her capacity as director. The option expires on December 26, 2005.

         On December 26, 2000, John Dunne was issued an option to purchase 25,000 shares of our common stock at an exercise price of $0.70 per share. The option was issued in consideration for services rendered to us in his capacity as director. The option shall vest at a rate of 8,333 shares of common stock per year and shall be fully vested on December 26, 2003. The option expires on December 26, 2005.

         On December 26, 2000, Arthur S. Marcus was issued an option to purchase 25,000 shares of our common stock at an exercise price of $0.70 per share. The option was issued in consideration for services rendered to us in his capacity as director. The option shall vest at a rate of 8,333 shares of common stock per year and shall be fully vested on December 26, 2003. The option expires on December 26, 2005.

         On December 26, 2000, Ronan McGrath was issued an option to purchase 25,000 shares of our common stock at an exercise price of $0.70 per share. The option was issued in consideration for services rendered to us in his capacity as director. The option shall vest at a rate of 8,333 shares of common stock per year and shall be fully vested on December 26, 2003. The option expires on December 26, 2005.

         On December 26, 2000, Michael Reid was issued an option to purchase 100,000 shares of our common stock at an exercise price of $0.70 per share. The option shall vest at a rate of 33,333 shares of common stock per year and shall be fully vested on December 26, 2003. The option expires on December 26, 2005.

         On May 29, 2001, Joel Schoenfeld was issued an option to purchase 50,000 shares of our common stock at an exercise price of $0.50 per share. The option was issued in consideration for services rendered to us in his capacity as an advisor to the Board of Directors. The option shall vest at a rate of 16,666 shares of common stock per year and shall be fully vested on December 26, 2004. The option expires on May 29, 2006. On December 26, 2001, Mr. Schoenfeld resigned from the Board of Directors.

         On March 14, 2001, we repriced 100,000 options belonging to Roger W. Walters to $1.00 per share in consideration of debt forgiveness of $75,000 and the restructuring of debt totaling $250,000 on the notes payable to Mr. Walters in connection with our purchase of Cad Cam, Inc. The options shall be exercisable during the period April 1, 2001 to April 4, 2004.

         The table below shows the options granted to our past and present named officers and the percentage of the total options issued to such persons during the fiscal year 2000:

Officer and/or Director    Expiration Date         Options      Percent    Exercise Price
-----------------------    ---------------         -------      -------    --------------
Declan A. French           March 22, 2005           4,000                     $3.19
                           December 26, 2005       25,000        6.7%         $0.70
John A. Irwin              March 22, 2005           4,000        0.09%        $3.19
John R. Wilson             March 22, 2005           4,000        0.09%        $3.19
Roger W. Walters           December 31, 2000       25,000(1)                  $3.25
                           March 22, 2003           4,000                     $3.19
                           December 31, 2000       25,000(1)                  $2.75
                           December 31, 2000       25,000(1)                  $3.00
                           December 31, 2000       25,000(1)     23.9%        $2.12
Thomas E. Shoup            March 22, 2005           4,000        0.09%        $3.19

(1) The exercise price of such options was repriced by Thinkpath to $1.00 per share in consideration for the forgiveness of $75,000 in debt and the restructuring of debt totaling $250,000 pursuant to notes payable to Mr. Walters in connection with our acquisition of Cad Cam, Inc. In addition, the term of the options was extended to April 4, 2004.

Consulting Agreements


         In May 1998, we entered into a consulting agreement with Robert M. Rubin, one of our former directors, pursuant to which Mr. Rubin is required To assist us in structuring and negotiating acquisitions, strategic partnerships and other expansion opportunities. In exchange for such services, Mr. Rubin has been granted an option to purchase 200,000 shares of our common stock at a purchase price of $2.10 per share. Mr. Rubin has agreed not to sell, transfer, assign, hypothecate or otherwise dispose of the shares of our common stock issuable upon exercise of the options for a period of two years after exercise without our consent. As of the date of this prospectus, we have issued 64,778 shares of our common stock upon Mr. Rubin's exercise of the option.

         On September 13, 2000, we entered into an engagement agreement with Burlington Capital Markets Inc. We agreed to sell Burlington Capital Markets an aggregate of 250,000 shares of our common stock at a cash purchase price of $.01 per share. We further agreed to issue warrants to purchase an aggregate of 400,000 shares of our common stock according to the following schedule: (i) 100,000 shares at an exercise price of $5.00 per share, exercisable at any time after October 13, 2000; (ii) 100,000 shares at an exercise price of $7.00 per share, exercisable at any time after November 13, 2000; (iii) 100,000 shares at an exercise price of $9.00 per share, exercisable at any time after December 13, 2000, and (iv) 100,000 shares at an exercise price of $11.00 per share, exercisable at any time after February 13, 2001. Such warrants were exercisable in whole or in part 5 years from the respective vesting date and contained a cashless exercise provision and registration rights. Compensation was to be paid to Burlington at a monthly fee of $10,000 for a minimum of six months. The agreement with Burlington was subsequently terminated and no warrants were issued. In the aggregate, Burlington received 425,000 shares of our common stock and $10,000 pursuant to the agreement. The additional 175,000 shares constituted compensation to Burlington Capital Markets Inc. as a settlement on the termination of the agreement.

         On December 14, 2000, we entered into a consulting agreement with Tsunami Trading Corp. d/b/a Tsunami Financial Communications and International Consulting Group, pursuant to which Tsunami and International Consulting Group are to provide financial consulting services to us with respect to financing, and mergers and acquisitions and related matters. In consideration for the services to be rendered, we: (a) issued 160,000 shares of our common stock to the consultants as an advance fee, (b) agreed to pay a fee of 10% of the consideration received by us upon the successful completion of any transaction contemplated by the consulting agreement; and (c) agreed to issue warrants to purchase our common stock in an amount equal to 2% of the equity sold and/or issued by us in any transactions contemplated by the consulting agreement.

         As a result of an oral agreement between us and Del Mar Consulting Group entered into in December 2000, on January 24, 2001, we executed a written agreement pursuant to which Del Mar Consulting Group shall provide investors' communications and public relations services. Pursuant to the agreement, we issued a non-refundable retainer of 400,000 shares common stock to Del Mar and are required to pay $4,000 per month for on-going consulting services. In addition, we issued Del Mar warrants to purchase 400,000 shares of our common stock at $1.00 per share and 100,000 shares at $2.00 per share which collectively expire January 24, 2005 and are exercisable commencing August 1, 2001. As the agreement to issue the non-refundable retainer was reached in December 2000, the 400,000 shares with a value of $268,000 has been included in the shares issued for services rendered and has been included in acquisition costs and financing expenses for December 31, 2000. The value of the warrants of $216,348 has been included in paid in capital in January 2001 and the expense is being reflected over the six-month period ending August 1, 2001. In April 2001, the warrants were cancelled and new warrants were issued which are exercisable commencing April 2001 and the balance are exercisable commencing August 1, 2001. The value of the change in the warrants of $29,702 has been included in the paid in capital in April 2001. On August 22, 2001, we issued 93,883 shares of our common stock in lieu of fees, for investor communications and public relations services rendered.

         On January 30, 2001, we issued an additional 20,000 shares of our common stock to International Consulting Group for financial consulting services rendered pursuant to the December 14, 2000 consulting agreement between Tsunami Trading Corp. d/b/a Tsunami Financial Communications, International Consulting Group and us.

         On April 1, 2001, we entered into an agreement with Dailyfinancial.com, Inc., a New York corporation, pursuant to which Dailyfinancial will provide services with respect to investor communications and public relations. Dailyfinancial acts a liaison between us and our shareholders, brokers, broker-dealers and other investment professionals. In lieu of fees, we issued Dailyfinancial 90,000 shares of our common stock for services to be rendered for the period between April 1, 2001 to September 30, 2001. On October 3, 2001 we issued an additional 75,000 shares of our common stock in lieu of fees for services to be rendered for the period between October 1, 2001 to December 31, 2001.

         On November 1, 2001, we agreed to amend our agreement with the Series C preferred stockholders, and removed the provision prohibiting the investors from executing short sales of the Company's common stock for as long as they continue to hold shares of Series C preferred stock. The amendment was made in consideration of the investors' waiver of certain penalties and fees for delinquent registration of the common stock underlying the Series C preferred shares.

         On November 1, 2001, we entered into an agreement with Transactive Partners. Ltd., a Chicago company, to render representation and transaction advisory services in connection with potential business combinations. Upon successful completion of a transaction, Transactive Partners. Ltd., would be entitled to a fee equal to the greater of $50,000 or 5% of the gross proceeds depending on the nature of the transaction. The agreement expires May 1, 2002.

         On November 5, 2001, we entered into an agreement with entrenet2 Capital Advisors, LLC, a California company, on a best efforts basis, to assist in achieving capital financing, debt financing, and merger or acquisition transactions. Upon successful completion of a transaction, entrenet2 would be entitled to a fee ranging between 1.5% to 4% of the gross proceeds depending on the nature of the transaction. The agreement expires November 4, 2002.

         On January 9, 2002, we entered into an agreement with Ogilvie Rothchild Inc., an Ontario company, to perform public relations and marketing services. In consideration of these services, we paid Ogilvie Rotchild a retainer of $16,000 and will issue 500,000 shares of our common stock upon successful completion of certain milestones. The agreement can be cancelled by either party at any time.

         On January 15, 2002, we entered into an agreement with David J. Wodar, a consultant operating in Ontario, to assist with investor communications and the development of marketing plans and strategies. In consideration of these services, Mr. Wodar will be paid a monthly fee of $6,500 and will be issued 480,000 shares of our common stock. The agreement is for a term of twelve months and expires on January 15, 2003.

Stock Option Plans

The 1998 Stock Option Plan

         The 1998 Stock Option Plan is administered by our Compensation Committee or our Board of Directors, which determines among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of our common stock issuable upon the exercise of the options and the option exercise price. As of the date of this prospectus, we have issued options to purchase 435,000 shares of our common stock underlying the 1998 Stock Option Plan to certain of our directors, employees and consultants.

         The 1998 Stock Option Plan is effective for a period for ten years, expiring in 2008. Options to acquire 435,000 shares of our common stock may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide us with their skills and expertise. The 1998 Stock Option Plan is designed to enable management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the 1998 Stock Option Plan may be exercisable for up to ten years, generally require a minimum two year vesting period, and shall be at an exercise price all as determined by our Board of Directors provided that, pursuant to the terms of the underwriting agreement between us and our underwriters, the exercise price of any options may not be less than the fair market value of the shares of our common stock on the date of the grant. Options are non-transferable, and are exercisable only by the participant (or by his or her guardian or legal representative) during his or her lifetime or by his or her legal representatives following death. Upon a change in control of Thinkpath, the acceleration date of any options that were granted but not otherwise exercisable accelerates to the date of the change in control. Change in control includes (i) the sale of substantially all of our assets and merger or consolidation with another company, or (ii) a majority of the members of our Board of Directors changes other than by election by the shareholders pursuant to Board of Directors solicitation or by vacancies filled by the Board of Directors caused by death or resignation of such person.

         If a participant ceases affiliation with us by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant ninety days to exercise the option, except for termination for cause which results in immediate termination of the option. Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the 1998 Stock Option Plan, subject to applicable securities regulation. The 1998 Stock Option Plan may be terminated or amended at any time by our Board of Directors, except that the number of shares of our common stock reserved for issuance upon the exercise of options granted under the 1998 Stock Option Plan may not be increased without the consent of our shareholders.

         The 2000 Stock Option Plan The 2000 Stock Option Plan is administered by our Compensation Committee or our Board of Directors, which determines among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of our common stock issuable upon the exercise of the options and the option exercise price. As of the date of this prospectus, we have issued options to purchase 435,000 shares of our common stock underlying the 2000 Stock Option Plan to certain of our directors, employees and consultants.

         The 2000 Stock Option Plan is effective for a period for ten years, expiring in 2010. Options to acquire 435,000 shares of our common stock may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide us with their skills and expertise. The 2000 Stock Option Plan is designed to enable management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the 2000 Stock Option Plan may be exercisable for up to ten years, generally require a minimum two year vesting period, and shall be at an exercise price all as determined by our Board of Directors provided that, pursuant to the terms of the underwriting agreement between us and our underwriters, the exercise price of any options may not be less than the fair market value of the shares of our common stock on the date of the grant. Options are non-transferable, and are exercisable only by the participant (or by his or her guardian or legal representative) during his or her lifetime or by his or her legal representatives following death. Upon a change in control of Thinkpath, the acceleration date of any options that were granted but not otherwise exercisable accelerates to the date of the change in control. Change in control includes (i) the sale of substantially all of our assets and merger or consolidation with another company, or (ii) a majority of the members of our Board of Directors changes other than by election by the shareholders pursuant to Board of Directors solicitation or by vacancies filled by the Board of Directors caused by death or resignation of such person.

         If a participant ceases affiliation with us by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant ninety (90) days to exercise the option, except for termination for cause which results in immediate termination of the option. Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the 2000 Stock Option Plan, subject to applicable securities regulation. The 2000 Stock Option Plan may be terminated or amended at any time by our Board of Directors, except that the number of shares of our common stock reserved for issuance upon the exercise of options granted under the 2000 Stock Option Plan may not be increased without the consent of our shareholders.

The 2001 Stock Option Plan

         The 2001 Stock Option Plan is administered by our Compensation Committee or our Board of Directors, which determines among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of our common stock issuable upon the exercise of the options and the option exercise price. As of the date of this prospectus, we have issued options to purchase 335,000 shares of our common stock underlying the 2001 Stock Option Plan to certain of our directors, employees and consultants.

         The 2001 Stock Option Plan is effective for a period for ten years, expiring in 2011. Options to acquire 1,000,000 shares of our common stock may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide us with their skills and expertise. The 2001 Stock Option Plan is designed to enable management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the 2001 Stock Option Plan may be exercisable for up to ten years, generally require a minimum two year vesting period, and shall be at an exercise price all as determined by our Board of Directors provided that, pursuant to the terms of the underwriting agreement between us and our underwriters, the exercise price of any options may not be less than the fair market value of the shares of our common stock on the date of the grant. Options are non-transferable, and are exercisable only by the participant (or by his or her guardian or legal representative) during his or her lifetime or by his or her legal representatives following death. Upon a change in control of Thinkpath, the acceleration date of any options that were granted but not otherwise exercisable accelerates to the date of the change in control. Change in control includes (i) the sale of substantially all of our assets and merger or consolidation with another company, or (ii) a majority of the members of our Board of Directors changes other than by election by the shareholders pursuant to Board of Directors solicitation or by vacancies filled by the Board of Directors caused by death or resignation of such person.

         If a participant ceases affiliation with us by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant ninety days to exercise the option, except for termination for cause which results in immediate termination of the option. Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the 2001 Stock Option Plan, subject to applicable securities regulation. The 2001 Stock Option Plan may be terminated or amended at any time by our Board of Directors, except that the number of shares of our common stock reserved for issuance upon the exercise of options granted under the 2001 Stock Option Plan may not be increased without the consent of our shareholders.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


         In April 1998, we acquired all the issued and outstanding capital stock of Systemsearch Consulting Services Inc. and Systems PS Inc. from John R. Wilson for aggregate consideration of $98,000 and 174,551 shares of our common stock. The acquisition was effective as of January 2, 1997. Systems PS Inc. is currently inactive but holds certain assets utilized by Systemsearch Consulting Services Inc. in its operations. Mr. Wilson was not affiliated with us prior to the acquisition.

         On May 19, 1998, we completed the acquisition of all the issued and outstanding capital stock of International Career Specialists Ltd. for $326,000 in cash and 130,914 shares of our common stock to John A. Irwin, a former officer of Thinkpath. In connection with the acquisition, International Career Specialists Ltd. made a distribution to Mr. Irwin of certain of its assets that were not necessary for the operation of the business. The transaction was effective as of January 1, 1998. Mr. Irwin was not affiliated with us prior to the acquisition.

         In October 1997, in consideration for certain business consulting services, including identifying, structuring and effecting the acquisitions of Systemsearch Consulting Services Inc. and International Career Specialists Ltd., we issued 113,459 shares of our common stock to Globe Capital Corporation, which is controlled by Lloyd MacLean, our former Chief Financial Officer and a former director.

         In May 1998, we entered into a consulting agreement with Robert M. Rubin, one of our former directors, pursuant to which Mr. Rubin will assist us in structuring and negotiating acquisitions, strategic partnerships and other expansion opportunities. In exchange for such services, Mr. Rubin received an option to purchase 200,000 shares of our common stock at a purchase price of $2.10 per share. Mr. Rubin has agreed not to sell, transfer, assign, hypothecate or otherwise dispose of the shares of our common stock issuable upon exercise of the option for a period of 2 years after exercise without our consent. As of the date of this prospectus we have issued 64,778 shares of common stock upon Mr. Rubin's exercise of the option.

         In November 1998, we purchased certain assets of Southport Consulting, Inc. from Michael Carrazza, one of our former directors, for an aggregate of $300,000 in cash and 40,000 shares of our common stock. In February 2001, Mr. Carrazza instituted an action against us in the Supreme Court of the State of New York Michael Carrazza instituted an action against us in the Supreme Court of the State of New York, County of New York, Index No. 600553/01, alleging breach of contract and unjust enrichment and seeking at least two hundred and fifty thousand dollars ($250,000.00) in damages. Specifically, Mr. Carrazza claimed that we failed to deliver cash or stock to Mr. Carrazza under an asset purchase agreement pursuant to which Thinkpath acquired certain assets of Southport Consulting Co. We filed a counterclaim against Mr. Carrazza, seeking $162,000.00 in damages, plus punitive damages and attorneys' fees, on the ground that Mr. Carrazza, as then president and sole shareholder of Southport Consulting Co., fraudulently induced Thinkpath into executing the asset purchase agreement by misrepresenting the value of the assets being purchased. After the commencement of discovery, Mr. Carrazza filed a motion for summary judgment, which was granted in his favor. A hearing to determine damages has not yet been conducted. We have filed a notice of appeal of the court's order.

         In September, 1999, we completed the acquisition of all the issued and outstanding capital stock of Cad Cam, Inc. for $2,000,000 in cash, $2,500,000 pursuant to a promissory note and the issuance of $1,500,000 worth of shares of our common stock to Roger W. Walters, Cad Cam, Inc.'s former president. As part of the transaction, Mr. Walters was elected to serve on our Board of Directors. Mr. Rogers was not affiliated with us prior to the acquisition. On March 14, 2001, Mr. Walters resigned from the Board of Directors effective March 30, 2001. On January 1, 2000, the share purchase agreement by and among Thinkpath, Cad Cam, Inc., and Roger W. Walters was amended. Pursuant to the amendment, the parties agreed that $1,000,000 of the $2,000,000 cash payment to be made to Mr. Walters was to be paid in 4 equal quarterly payments of $250,000 commencing on January 1, 2000. In consideration for accepting the cash payment in installments, we issued Mr. Walters options to purchase an aggregate of 100,000 shares of our common stock at exercise prices ranging from $2.12 to $3.25 per share, which options expired on December 31, 2000. On March 14, 2001, we repriced such options belonging to Roger W. Walters to an exercise price of $1.00 per share in consideration of debt forgiveness of $75,000 and the restructuring of debt totaling $250,000 on the notes payable to Mr. Walters in connection with our purchase of Cad Cam, Inc. In addition, the term of such options was extended to April 4, 2004. In September 2001, we restructured our note payable to Roger Walters, the vendor of Cad Cam Inc. The principal was reduced from $1,200,000 to $750,000 in consideration of capital stock payable of $450,000. In addition, all principal payments were postponed until January 1, 2003, at which time, we will pay $12,500 per month plus interest at 4.5% until December 31, 2006. The balance of $150,000 will be due on December 31, 2006. We are currently making interest payments of $7,500 per month until December 31, 2002.

         On January 1, 2000, we completed the acquisition of all of the issued and outstanding capital stock of Object Arts Inc., an Ontario corporation, in consideration of: (i) the issuance of $900,000 of our common stock to Working Ventures Custodian Fund in exchange for the retirement of outstanding subordinated debt; (ii) the issuance to Working Ventures Custodian Fund an amount of our common stock equal to the legal fees and professional fees incurred and paid by Working Ventures Custodian Fund in connection with our acquisition of Object Arts Inc.; and (iii) the issuance of $1,100,000 of our common stock to the existing shareholders of Object Arts Inc. As part of the transaction, we entered into employment agreement with Marilyn Sinclair, a former officer of Object Arts Inc. Such employment agreement was for a term of 3 years commencing on January 1, 2000, the effective date of the acquisition, with an annual salary of $82,000. Ms. Sinclair was not affiliated with us prior to the acquisition. On March 9, 2001 Ms. Sinclair resigned as an officer of Thinkpath. On April 9, 2001, Ms. Sinclair resigned from our Board of Directors.

         On April 1, 2000, we completed the acquisition of all of the issued and outstanding capital stock of Micro Tech Professionals, Inc., a Massachusetts corporation, in consideration of an aggregate of up to $4,500,000 in a combination of cash, notes payable and shares of our common stock, subject to specific performance criteria to be met. On April 25, 2000, we paid to Denise Dunne-Fushi, the sole shareholder of Micro Tech Professionals, Inc., $2,500,000 of the aggregate of $4,500,000, which was paid in accordance with the following schedule: (i) $1,250,000 in cash; (ii) the issuance of a $750,000 principal amount unsecured promissory note; and (iii) the issuance of 133,333 shares of our common stock. As part of the transaction, we entered into an employment agreement with Denise Dunne-Fushi, the former President of Micro Tech Professionals, Inc. Such employment agreement was for a term of 1 year commencing on April 25, 2000, with an annual salary of $125,000 and a bonus of $25,000. Mrs. Dunne-Fushi was not affiliated with us prior to the acquisition. Thinkpath and Mrs. Dunne-Fushi are currently in the process of negotiating the terms of the renewal of her employment agreement. Mrs. Dunne-Fushi continues to serve as our Vice President and as President of Micro Tech Professionals, Inc. on a month-to-month basis under the terms described above. In September 2001, we restructured our note payable to Denise Dunne, the vendor of MicroTech Professionals Inc. The principal was reduced from $1,965,000 to $1,740,000 in consideration of capital stock payable of $225,000. In addition, all principal payments were postponed until January 1, 2003, at which time, we will pay $20,000 per month plus interest at 5% until December 31, 2006. The balance of $781,287 will be due on January 1, 2007. We are currently making interest payments of $14,397 per month until December 30, 2002.

         On November 15, 2000, we consummated a business combination with TidalBeach Inc., an Ontario-based Web development company. In consideration for the business combination, we issued 250,000 shares of our common stock to the two shareholders of TidalBeach Inc. As part of the transaction, we entered into an employment agreement with Michael Reid, the former President of TidalBeach Inc. Such employment agreement is for a term of 2 years commencing on November 15, 2000 with an annual salary of $123,000.

         Effective December 26, 2000, shares and options were issued to the following: Declan A. French, Tony French, Michael Reid, Kelly Hankinson, and Globe Capital Corporation. These issuances were made pursuant to contracts and/or as bonuses with regards to the various acquisitions throughout the course of the fiscal year 2000. The amounts issued were as follows: 1,200,000 shares to Declan A. French; 50,000 shares to Tony French; 100,000 options priced at $0.70 to Michael Reid; and 50,000 shares and 100,000 options priced at $0.70 to Kelly Hankinson; and 500,000 shares to Globe Capital Corporation.

         During the fiscal year ended December 31, 2000 we paid to Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, our United States legal counsel, approximately $100,000 and issued 30,632 shares of common stock in consideration for legal services rendered. Arthur S. Marcus, one of our directors, is a partner of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP.

         During the fiscal year ended December 31, 2001 we paid to Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, our United States legal counsel, Approximately $180,000 and issued 158,635 shares of common stock in consideration for legal services rendered. Arthur S. Marcus, one of our directors, is a partner of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP.

         While we were private, we lacked sufficient independent directors to ratify many of the foregoing transactions. However, we believe that the foregoing transactions were on terms no less favorable to us than could have been obtained from unaffiliated third parties. Management believes that all transactions consummated since we became public and all future transactions between us and our officers, directors or 5% shareholders, and their respective affiliates have been and will be on terms no less favorable than could be obtained from unaffiliated third parties. In the event that we enter into future affiliated transactions, independent directors who do not have an interest in the transactions and who have access, at our expense, to our counsel or independent legal counsel, will approve such transactions.

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth, as of January 25, 2002, the names and ownership of our common stock beneficially owned, directly or indirectly, by:
(i) each person who is a director or executive officer of Thinkpath; (ii) all directors and executive officers of Thinkpath as a group; and (iii) all holders of 5% or more of the outstanding shares of the common stock of Thinkpath:


Name and Address of                            Amount and Nature of       Percentage of Shares
Beneficial Owner (1)                       Beneficial Ownership (2)                Outstanding

Declan A. French                                     2,338,459  (3)                       13.3%
Laurie Bradley                                                - - -                      - - -
Tony French                                             70,133  (4)                          *
Kelly Hankinson                                        180,167  (5)                          1%
John Dunne                                              41,424  (6)                          *
Arthur S. Marcus                                        30,500  (7)                          *
Ronan McGrath                                           25,500  (8)                          *
Robert Escobio                                         200,000  (9)                        1.1%
Roger W. Walters                                     1,395,398 (10)                          8%
KSH Strategic Investment Fund I,
L.P.                                                 1,994,673 (11)                       11.3%
All Directors and Officers as a
Group (8 persons) (3 - 9)                            2,886,183                            16.4%

 * Less than 1%.

(1) Except as set forth above, the address of each individual is 55 University Avenue, Suite 400, Toronto, Ontario M5J 2H7.

(2) Based upon information furnished to us by the directors and executive officers or obtained from our stock transfer books. We have been informed that these persons hold the sole voting and dispositive power with respect to the common stock except as noted herein. For purposes of computing "beneficial ownership" and the percentage of outstanding common stock held by each person or group of persons named above as of October 10, 2001, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing beneficial ownership and the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person

(3) Includes 523,263 shares of common stock owned by Christine French, the wife of Declan A. French and 101,333 shares of common stock issuable upon the exercise of options granted to Declan A. French that are currently exercisable or exercisable within the next 60 days. Also includes 1,200,000 shares of common stock issued to Declan A. French as a bonus pursuant to his employment agreement.

(4) Includes 126,167 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.

(5) Includes 1,133 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.

(6) Includes 1,333 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.

(7) Includes 27,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days. Excludes 182,177 shares of common stock issued in the name of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, our United States legal counsel, of which Mr. Marcus is a partner.

(8) Consists of 25,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.

(9) Includes 200,000 shares of common stock issued in the name of Aquila Airways Inc., a corporation in which Mr. Escobio's wife is a stockholder.

(10) Includes 100,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.

(11) Includes 315,000 shares of common stock issuable upon options that are currently exercisable or exercisable within the next 60 days and 250,000 shares of common stock issuable upon the exercise of warrants that are currently exercisable or exercisable within the next 60 days.

                            DESCRIPTION OF SECURITIES


         Our total authorized capital stock consists of 30,000,000 shares of common stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share. The following descriptions contain all material terms and features of our securities and are qualified in all respects by reference to our Articles of Organization and Bylaws.

Common Stock

         We are authorized to issue up to 30,000,000 shares of common stock, no par value per share, 17,834,031 shares of which were outstanding as of January 25, 2002, not including the shares of common stock to be issued upon the conversion of the outstanding shares of Series C 7% Convertible Preferred Stock and the exercise of all outstanding warrants and options. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the conversion of the outstanding shares of Series C 7% Convertible Preferred Stock and the exercise of outstanding warrants and options will be, validly authorized and issued, fully paid, and non-assessable.

         The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock are entitled to receive ratably dividends as may be declared by our Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Thinkpath, holders of the common stock are entitled to share ratably in all assets remaining, if any, after payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their shares of common stock into any other securities.

         Pursuant to the Business Corporations Act, Ontario, a shareholder of an Ontario corporation has the right to have the corporation pay the shareholder the fair market value for such shareholder's shares of the corporation in the event such shareholder dissents from certain actions taken by the corporation, such as amalgamation or the sale of all or substantially all of the assets of the corporation and such shareholder follows the procedures set forth in the Business Corporations Act, Ontario.

Preferred Stock

         Our Articles of Organization authorize the issuance of up to 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock.

Series A 8% Convertible Preferred Stock

         There were 17,500 shares of Series A 8% Convertible Preferred Stock authorized and issued, none of which remains outstanding.

Series B 8% Convertible Preferred Stock

         There were 1,500 shares of Series B 8% Convertible Preferred Stock authorized and issued, none of which remains outstanding.

Series C 7% Convertible Preferred Stock

         Pursuant to a share purchase agreement dated April 18, 2001 (Series C Preferred Stock Purchase Agreement) as amended on June 6, 2001, we issued an aggregate of 1,230 shares of Series C 7% Cumulative Convertible Preferred Stock (Series C Preferred Stock). As of the date of this prospectus, there are 945 shares of Series C Preferred Stock outstanding. The issuance of the Series C Preferred Stock was made pursuant to Section 4(2) of the Securities Act and each of the investors was a sophisticated, accredited investor who took the shares for investment purposes. There was no underwriter involved in the transaction.

         Each share of our Series C Preferred Stock has a stated value of $1,000 per share. The shares of Series C Preferred Stock are convertible into shares of our common stock at the option of the holder of the Series C Preferred Stock at any time after issuance until we force the conversion of shares of Series C Preferred Stock. We are required to convert all shares of Series C Preferred Stock that remain outstanding after April 18, 2003.

         Pursuant to the registration requirements under the Series C Preferred Stock Purchase Agreement, we are filing this registration statement which includes the shares of common stock (Registration Statement) issuable upon the conversion of all the shares of Series C Preferred Stock issued and the to be issued shares of preferred stock and the shares of common stock issuable upon exercise of the common stock purchase warrants issued and to be issued. In the event that the registration statement is not declared effective by the Commission within 120 days of June 6, 2001 then we are obligated to pay each Series C preferred stockholders (pro-rata on a monthly basis), as liquidated damages and not as a penalty, 3% per month of (i) the then outstanding stated value of each share of Series C preferred stock ($1,000), and (ii) the value of any outstanding warrants (valued at the difference between the average closing bid price during the applicable month and the exercise price multiplied by the number of warrant shares the warrants are exercisable into) held by such Series C stockholder until such registration statement is declared effective by the Commission.

         Pursuant to the terms of the original Series C Stock Purchase Agreement, we were obligated to issue to the investors an aggregate of 500 shares of Series C Preferred Stock and common stock purchase warrants in consideration for an additional $500,000. Such issuance was to take place upon the effective date of the Registration Statement and the satisfaction or waiver of the following conditions: (a) that each investor had delivered immediately available funds; (b) that all representations and warranties by the parties shall have remained true and correct and (c) that all permits and qualifications required by any state shall have been obtained.

         On June 6, 2001 the Series C Preferred Stock Purchase Agreement was amended (Amended Series C Preferred Stock Purchase Agreement) to restructure the terms of the issuance of the additional 500 shares of Series C Preferred Stock. Pursuant to the Amended Series C Preferred Stock Purchase Agreement, we issued 125 shares of the 500 shares of Series C Preferred Stock to one investor in consideration for $125,000. Pursuant to the Amended Series C Preferred Stock Purchase Agreement we are obligated to issue the remaining 375 shares of Series C Preferred Stock to the investors.

         The holders of the shares of Series C Preferred Stock are entitled to receive preferential dividends in cash, on a quarterly basis commencing on June 30, 2001, out of any of our funds legally available at the time of declaration of dividends before any other dividend distribution will be paid or declared and set apart for payment on any shares of our common stock, or other class of stock presently authorized, at the rate of 7% simple interest per annum on the stated value per share plus any accrued but unpaid dividends, when, as and if declared. We have the option to pay such dividends in shares of our common stock to be paid (based on an assumed value of $1,000 per share) in full shares only, with a cash payment equal to any fractional shares.

         The number of shares of our common stock into which the Series C Preferred Stock shall be convertible into is that number of shares of common stock equal to (i) the sum of (A) the stated value per share and (B) at the holder's election, accrued and unpaid dividends on such share, divided by (ii) the "Conversion Price". The "Conversion Price" shall be the lesser of (x) 87.5% of the average of the 5 lowest daily volume weighted average prices of our common stock during the period of 60 consecutive trading days immediately prior to the date of the conversion notice; or (y) 90% of the average of the daily volume weighted average prices during the period of the 5 trading days prior to the applicable closing date. The Conversion Price is subject to the following limitations: (a) for the 120 calendar days following April 18, 2001, the Conversion Price shall not be less than $.375 per share; (b) during the period commencing on the 121st calendar following April 18, 2001 and ending on the 180th calendar following April 18, 2001, the Conversion Price of 50% of each of the holders' shares of Series C Preferred Stock shall not be less than $.375; and (c) on any day after the 180th calendar following April 18, 2001, there shall be no floor on the Conversion Price.

         As of January 25, 2002, 280 shares of Series C preferred stock have been converted into 1,988,795 shares of common stock and 723,076 warrants, of which none have been exercised.

         At any time prior to October 24, 2001 we may, in our sole discretion, redeem in whole or in part, the then issued and outstanding shares of Series C Preferred Stock at a price equal to $1,150 per share, plus all accrued and unpaid dividends, and after October 24, 2001 at a price equal to $1,200 per share, plus all accrued and unpaid dividends.

Common Stock Purchase Warrants

         There are outstanding warrants to purchase an aggregate of 3,076,711 shares of our common stock. 475,000 of the warrants are exercisable at any time and in any amount until December 30, 2004 at a purchase price of $3.24 per share, 250,000 of the warrants are exercisable at any time and in any amount until April 16, 2005 at a purchase price of $3.71 per share, 500,000 of the warrants are exercisable at any time and in any amount until March 15, 2005 at a purchase price of $3.25 per share, 100,000 of the warrants are exercisable at any time and in any amount until June 1, 2004 at a purchase price of $3.25 per share, 225,000 of the warrants are exercisable at any time and in any amount until July 6, 2005, 532,534 of the warrants are exercisable at any time and in any amount until August 22, 2005 at a purchase price of $2.4614 per share, 230,693 of the warrants are exercisable at any time and in any amount until August 22, 2005 at a purchase price of $1.00 per share, 100,000 of the warrants are exercisable at any time and in any amount until January 20, 2006 at $1.50 per share, and 663,484 of the warrants are exercisable at any time and in any amount until April 18, 2006 at a purchase price of $.5445 per share. We may call any unexercised portion of 963,239 of the 2,293,777 warrants and require their exercise as follows if our common stock, as reported on the Nasdaq SmallCap Market, closes above the bid price indicated for any 10 consecutive business days: (i) 1/3 of such unexercised warrants at $6.00 per share, (ii) 1/3 of such unexercised warrants at $7.50 per share; and (iii) 1/3 of such unexercised warrants at $9.00 per share.

         Warrant-holders are not entitled, by virtue of being warrant-holders, to receive dividends or to vote at or receive notice of any meeting of shareholders or to exercise any other rights whatsoever as shareholders. In order to receive one share of our common stock a warrant-holder must surrender one warrant, accompanied by payment of the aggregate exercise price of the warrants to be exercised, which payment may be made, at the warrant-holder's election, in cash or by delivery of a cashiers or certified check or any combination of the foregoing. Upon receipt of duly executed warrants and payment of the exercise price, we will issue and cause to be delivered to warrant-holders certificates representing the number of shares of common stock so purchased.

      CERTAIN UNITED STATES AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

United States

         The following describes the principal United States federal income tax consequences of the purchase, ownership and disposition of our shares of common stock by a shareholder who is a citizen or resident of the United States or a United States domestic corporation or that otherwise will be subject to United States federal income tax. This summary is based on the United States Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This summary discusses only the principal United States federal income tax consequences to those beneficial owners holding the securities as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986 and does not address the tax treatment of a beneficial owner that owns 10% or more of shares of our common stock. It is for general guidance only and does not address the consequences applicable to certain specialized classes of taxpayers such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, or United States persons whose functional currency (as defined in Section 985 of the United States Internal Revenue Code of 1986) is not the United States dollar. Persons considering the purchase of these securities should consult their tax advisors with regard to the application of the United States and other income tax laws to their particular situations. In particular, a United States shareholder should consult his or her or its tax advisor with regard to the application of the United States federal income tax laws to his, her or its situation.

         A United States shareholder generally will realize, to the extent of our current and accumulated earnings and profits, foreign source ordinary income on the receipt of cash dividends, if any, on the shares of our common stock equal to the United States dollar value of such dividends determined by reference to the exchange rate in effect on the day they are received by the United States shareholder (with the value of such dividends computed before any reduction for any Canadian withholding tax). United States shareholders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any dividends received which are converted into United States dollars on a date subsequent to receipt. Subject to the requirements and limitations imposed by the United States Internal Revenue Code of 1986, a United States shareholder may elect to claim Canadian tax withheld or paid with respect to dividends on the shares of our common stock as a foreign credit against the United States federal income tax liability of such holder. Dividends on the shares of our common stock generally will constitute "passive income" or, in the case of certain United States shareholders, "financial services income," for United States foreign tax credit purposes. United States shareholders who do not elect to claim any foreign tax credits may claim a deduction for Canadian income tax withheld. Dividends paid on the shares of our common stock will not be eligible for the dividends received deduction available in certain cases to United States corporations.

         Upon a sale or exchange of a share of our common stock, a United States shareholder will recognize gain or loss equal to the difference between the amount realized on such sale or exchange and the tax basis of such share of common stock.

         Generally, any gain or loss recognized as a result of the foregoing will be a capital gain or loss and will either be long-term or short-term depending upon the period of time the shares of our common stock are sold or exchanged, as the case may be, were held.

         This summary is of general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor and no representation with respect to the tax consequences to any particular investor is made.

Canada

         The following is a summary of the principal Canadian federal income tax considerations generally applicable to the acquisition, holding and disposition of shares of our common stock purchased pursuant to this prospectus by a United States shareholder who, for the purposes of the Income Tax Act (Canada) and the Canada-United States Income Tax Convention, as applicable and at all relevant times, (i) is resident in the United States and not resident in Canada, (ii) holds shares of our common stock as capital property, (iii) does not have a "permanent establishment" or "fixed base" in Canada, and (iv) deals at arm's length with us. Special rules, which are not discussed in this summary, may apply to "financial institutions" and to non-resident insurers carrying on an insurance business in Canada and elsewhere.

         This summary is based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder and the Canada-United States Income Tax Convention, all specific proposals to amend the Income Tax Act (Canada) or the regulations thereunder announced by the Canadian Minister of Finance prior to the date of this prospectus and the current published administrative practices of Revenue Canada. This summary does not otherwise take into account or anticipate any changes in law or administrative practice nor does it take into account income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada, which may differ from the federal income tax consequences described herein. This summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any particular purchaser of the shares of common stock.

Dividends

         Under the Income Tax Act (Canada) and the Canada-United States Income Tax Convention, dividends paid or credited, or deemed to be paid or credited, on the shares of our common stock to a United States shareholder who owns less than 10% of our voting shares will be subject to Canadian withholding tax at the rate of 15% of the gross amount of such dividends or deemed dividends.

         Under the Canada-United States Income Tax Convention, dividends paid or credited to certain religious, scientific, charitable and similar tax exempt organizations and certain pension organizations that are resident, and exempt from tax, in the United States and that have complied with certain administrative procedures are exempt from this Canadian withholding tax.

Disposition of Shares of Common Stock

         A capital gain realized by a United States shareholder on a disposition or deemed disposition of shares of our common stock will not be subject to tax under the Income Tax Act (Canada) unless such shares of our common stock constitute taxable Canadian property within the meaning of the Income Tax Act (Canada) at the time of the disposition or deemed disposition. In general, the shares of our common stock will not be "taxable Canadian property" to a United States shareholder unless they are not listed on a prescribed stock exchange (which includes the Nasdaq SmallCap Market) or at any time within the five year period immediately preceding the disposition the United States shareholder, persons with whom the United States shareholder did not deal at arm's length, or the United States shareholder together with such persons owned or had an interest in or a right to acquire more than 25% of any class or series of our shares. A deemed disposition of shares of our common stock will arise on the death of a United States shareholder.

         If the shares of our common stock are taxable Canadian property to a United States shareholder, any capital gain realized on a disposition or deemed disposition of such shares of our common stock will generally be exempt from tax under the Income Tax Act (Canada) by virtue of the Canada-United States Income Tax Convention if the value of the shares of our common stock at the time of the disposition or deemed disposition is not derived principally from real property situated in Canada. We are of the view that the shares of our common stock do not now derive their value principally from real property situated in Canada; however, the determination as to whether Canadian tax would be applicable on a disposition or deemed disposition of shares of our common stock must be made at the time of the disposition or deemed disposition. This summary is of general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor and no representation with respect to the tax consequences to any particular investor is made.

                              INVESTMENT CANADA ACT

         The Investment Canada Act, a Federal Canadian statute, regulates the acquisition of control of existing Canadian businesses by any non-Canadian (as that term is defined in the Investment Canada Act).

         We are currently a Canadian (as that term is defined in the Investment Canada Act). If a non-Canadian seeks to acquire control of us, such acquisition will be subject to the Investment Canada Act. In general, any transaction that is subject to the Investment Canada Act is a reviewable transaction if the book value of our assets, as set out in its most recent financial statements, exceeds the applicable threshold. If the potential acquiror is a WTO Investor, acquiring control of us would only be reviewable if the book value of our assets exceeded CDN$209 million. (This number is the threshold amount for 2001 and this amount is increased each year by a factor equal to the increase in the rate of Canadian inflation for the previous year). A WTO Investor is defined in the Investment Canada Act as an investor ultimately controlled by nationals of World Trade Organization member states, such as the United States of America.

         If the book value of our assets exceeds the applicable threshold for review, the potential acquiror must file an application for review and obtain the approval of the Minister of Industry before acquiring control of us. In deciding whether to approve the reviewable transaction, the Minister considers whether the investment "is likely to be of net benefit to Canada". This determination is made on the basis of economic and policy criteria set out in the Investment Canada Act.

         The approval process begins with an initial review period of 45 days from the date the completed application is received. However, the Minister of Industry has authority to extend the review period unilaterally for 30 more days. Any further extensions require the potential acquiror's consent.

                         SHARES ELIGIBLE FOR FUTURE SALE

         We cannot assure you as to the effect, if any, that future sales of common stock will have on the market price of our common stock. Of our shares of common stock currently outstanding, assuming no exercise of warrants and/or options or the conversion of the outstanding shares of Series C 7% Convertible Preferred Stock, 7,290,335 are "restricted securities" as the term is defined in Rule 144 under the Securities Act and under certain circumstances may be sold without registration pursuant to that rule. Subject to the compliance with the notice and manner of sale requirements of Rule 144 and provided that we are current in our reporting obligations under the Securities Exchange Act of 1934, a person who beneficially owns restricted shares of stock for a period of at least one year is entitled to sell, within any three-month period, shares equal to the greater of 1% of the number of the then outstanding shares of common stock, or if the common stock is quoted on the Nasdaq System, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of the required notice of sale on the Form 144 with the United States Securities and Exchange Commission. As of January 25, 2002, 1,337,867 shares of the common stock held by beneficial owners are eligible for sale pursuant to Rule 144. We are unable to predict the effect of any sales made under Rule 144 and Rule 144k may have on the market price of our common stock prevailing at the time of any such sales. Nevertheless, sales of substantial amounts of the restricted shares of common stock in the public market could adversely affect the then prevailing market for our common stock and could impair our ability to raise capital through the sale of our equity securities. [CHECK NUMBER OF SHARES WITH TRANSFER AGENT].

                            SELLING SECURITY HOLDERS


         The table below sets forth certain information regarding the beneficial ownership of the common stock by the selling security holders and as adjusted to give effect to the sale of the shares offered in this prospectus.



                              Position, Office or                                                     Percentage of
                              Affiliation with       Beneficial                                       Common Stock
Name of Selling Security      Thinkpath During the   Ownership of Common      Shares of Common        Beneficially Owned
Holder                        Past Three Years       Stock Prior to Sale(1)   Stock to be Sold(1)     After the Offering(2)
------                        ----------------       ----------------------   -------------------     ---------------------

Alpha Capital AG              None                   1,765,569(3)             5,722,699(4)(5)         0.0%
Stonestreet L.P.              None                   1,765,569(6)             5,607,366(7)(8)         0.0%
Andrew Reckless               None                   408,599                  257,168                 0.0%
Paul T. Mannion               None                   408,599                  257,168                 0.0%
Gersten, Savage &
Kaplowitz, LLP                Legal Counsel          182,177                  182,177                 0.0%
Arthur S. Marcus              Director and Partner
                              of Legal Counsel       30,500                   30,500(9)               *
Christopher J. Kelly          Employee of Legal
                              Counsel                12,500                   12,500(10)              0.0%
Denise Dunne-Fushi            Employee               450,000                  133,333                 2.1%
KSH Investment Group, Inc.    Former Placement
                                Agent and Current
                              Financial Consultant   150,000                  150,000                 0.0%
Dailyfinancial.com, Inc.      Consultant             90,000                   90,000                  0.0%
Burlington Capital
Markets, Inc.                 Consultant             425,000                  425,000                 0.0%
Del Mar Consulting Group      Consultant             693,883(11)              600,000                 *
Robert B. Prag                Consultant             23,622                   23,622                  0.0%
Roger W. Walters              Former Director and
                              Former Officer         1,395,398                1,125,398               1.8%
Chris Killarney               Former Employee        105,000                  105,000                 0.0%
Michael Reid                  Employee               125,000                  125,000                 0.0%
Bernadette Reid               None                   125,000                  125,000                 0.0%
International Consulting
Group                         Consultant             140,000                  140,000                 0.0%

* Less than 1%


(1) The number of shares of common stock shown as beneficially owned and offered by the selling security holders represents the number of shares that we have initially agreed to register the number of shares of common stock offered by the selling security holders hereby and included in the registration statement of which this prospectus is a part also includes; (a) such number of additional shares of our common stock as may be issued upon (i) the conversion of the 945 issued and outstanding shares of Series C 7% Convertible Preferred Stock, (ii) the exercise of warrants to purchase an aggregate of 723,076 shares of our common stock that were issued in the April 2001 private placement offering,
(iii) the conversion of the 375 shares of Series C 7% Convertible Preferred Stock that we are obligated to issue upon the effective date of this registration statement, (iv) the exercise of 576,332 warrants to purchase shares of our common stock which warrants we are obligated to issue upon the effective date of this registration statement, and (b) an aggregate of (i) 25,500 shares of our common stock issuable upon the exercise of option exercisable at $3.25 per share, (ii) 2,500 shares of our common stock issuable upon the exercise of options exercisable at $3.19 per share, and (iii) 35,000 shares of common stock issuable upon the exercise of options exercisable at $.70 per share. Accordingly, the actual number of shares of our common stock issued or issuable upon the conversion of the shares of Series C 7% Convertible Preferred Stock and the exercise of warrants is subject to adjustment depending upon factors which cannot be predicted at this time, including, among others, the future market prices of our common stock. Accordingly, the number of shares set forth for each selling security holder may exceed the actual number of shares of common stock the such selling security holder could beneficially own at any given time through such selling security holder's ownership of the shares of Series C 7% Convertible Preferred Stock and the warrants. The above numbers assume that the selling security holders will convert all of the shares of Series C 7% Convertible Preferred Stock and exercise all of the outstanding warrants and options held by them.

(2) Assumes all of the shares of common stock offered are sold.

(3) Assumes the conversion of all of such shareholders' portion of the shares of Series C 7% Convertible Preferred Stock issued and to be issued and assumes the exercise of all of the warrants issued and to be issued, however, pursuant to the share purchase agreement, such shareholder may not own more than 9.9% of our common stock at any one time.

(4) Includes 576,332 shares of our common stock issuable upon the conversion of shares of the Series C 7% Convertible Preferred Stock we are obligated to issue upon the effective date of this registration statement.

(5) Includes 576,332 shares of our common stock issuable upon the exercise of the common stock purchase warrants we are obligated to issue upon the effective date of this registration statement.

(6) Assumes the conversion of all of such shareholders' portion of the shares of Series C 7% Convertible Preferred Stock issued and to be issued and assumes the exercise of all of the warrants issued and to be issued, however, pursuant to the share purchase agreement, such shareholder may not own more than 9.9% of our common stock at any one time.

(7) Includes 576,332 shares of our common stock issuable upon the conversion of shares of the Series C 7% Convertible Preferred Stock we are obligated to issue upon the effective date of this registration statement.

(8) Includes 576,332 shares of our common stock issuable upon the exercise of the common stock purchase warrants we are obligated to issue upon the effective date of this registration statement.

(9) Includes (i) 2,500 shares of our common stock issuable upon the exercise of options exercisable at $3.19 per share, and (ii) 25,000 shares of our common stock issuable upon the exercise of options exercisable at $.70 per share.

(10) Includes (i) 2,500 shares of our common stock issuable upon the exercise of options exercisable at $3.25 per share, and (ii) 10,000 shares of our common stock issuable upon the exercise of options exercisable at $.70 per share.

(11) Includes 200,000 shares of Common Stock issuable upon the exercise of options exercisable at $.55 per share.

         In recognition of the fact that the selling security holders may wish to be legally permitted to sell their shares of common stock when they deem appropriate, we agreed with the selling security holders to file with the United States Securities and Exchange Commission, under the Securities Act of 1933, as amended, a registration statement on Form SB-2, of which this prospectus is a part, with respect to the resale of the shares of common stock, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement in effect until the shares of common stock are no longer required to be registered for the sale thereof by the selling security holders. As per the United States Securities rules and regulations, certain of the selling security holders may not use the shares of our common stock sold under this registration statement to cover short positions taken since this registration statement was filed.

                              PLAN OF DISTRIBUTION


         Our shares of common stock offered hereby by the selling security holders may be sold from time to time by such selling security holders, or by pledgees, donees, transferees and other successors in interest thereto. These pledgees, donees, transferees and other successors in interest will be deemed "selling security holders" for the purposes of this prospectus. Our shares of common stock may be sold:


- on one or more exchanges or in the over-the-counter market (including the OTC Bulletin Board); or

-        in privately negotiated transactions.


         Our shares of common stock may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the selling security holders and purchasers. In addition, the selling security holder may, from time to time, sell the common stock short, and in these instances, this prospectus may be delivered in connection with the short sale and the shares of common stock offered hereby may be used to cover the short sale.


         Transactions involving brokers or dealers may include, without limitation, the following:

-        ordinary brokerage transactions,

-        transactions in which the broker or dealer solicits purchasers,

- block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

- purchases by a broker or dealer as a principal and resale by such broker or dealer for its own account.


        In effecting sales, brokers and dealers engaged by the selling security holders or the purchasers of the shares of common stock may arrange for other brokers or dealers to participate. These brokers or dealers may receive discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares of common stock for whom the broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

         We are bearing all of the costs relating to the registration of the shares of common stock other than certain fees and expenses, if any, of counsel or other advisors to the selling security holders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in the transaction, or both.

         Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. One of the selling security holders (Burlington Capital Markets, Inc.) whose shares are being registered herein has agreed not to sell more than 50,000 shares in any single month unless the stock price exceeds $3.00 per share for ten consecutive trading days. Del Mar Consulting Group has agreed not to sell any shares until December 31, 2001.

                                  LEGAL MATTERS


         Certain legal matters in connection with the offering, including the validity of the issuance of the shares of common stock offered hereby, will be passed upon for us by Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, New York, New York.


                                     EXPERTS


         Our financial statements for the years ended December 31, 1999 and 2000, appearing in this prospectus and registration statement have been audited by Schwartz Levitsky Feldman, llp, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Our financial statements for the nine months ended September 30, 2001 and September 30, 2000, appearing in this prospectus and registration statement have been prepared by us and have been reviewed by Schwartz, Levitsky, Feldman, llp.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


         We are subject to the information requirements of the Exchange Act of 1934, and, in accordance therewith will have been filing reports, proxy statements and other information with the United States Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the United States Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the United States Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the United States Securities and Exchange Commission's Web site (http://www.sec.gov). Further information on public reference rooms available at the United States Securities and Exchange Commission is available by contacting the United States Securities and Exchange Commission at 1-(800) SEC-0330. The Nasdaq Stock Market maintains a Web site at (http://www.nasdaq.com) whereby information regarding Thinkpath may be obtained.

                                 THINKPATH INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED)

                  AND THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                       (AMOUNTS EXPRESSED IN US DOLLARS)

REPORT OF INDEPENDENT AUDITORS




TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF THINKPATH INC.



We have audited the accompanying revised consolidated balance sheets of Thinkpath Inc. (formerly Thinkpath.com Inc.), (incorporated in Canada) as of December 31, 2000 and 1999 and the related revised consolidated statements of income, cash flows and changes in stockholders' equity for the years ended December 31, 2000 and 1999. These revised consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these revised consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the revised consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the revised consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall revised consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these revised consolidated financial statements referred to above present fairly, in all material respects, the revised consolidated financial position of Thinkpath Inc. (formerly Thinkpath.com Inc.) as of December 31, 2000 and 1999 and the revised consolidated results of its operations and its cash flows for the years ended December 31, 2000 and 1999 in conformity with generally accepted accounting principles in the United States of America.

Since the accompanying financial statements have not been prepared and audited in accordance with generally accepted accounting principles and standards in Canada, they may not satisfy the reporting requirements of Canadian statutes and regulations.


Schwartz Levitsky Feldman LLP
Chartered Accountants

Toronto, Ontario
March 30, 2001, except for Notes 1, 2, and 14 which is as of October 5, 2001 and Notes 1 and 26 which is as of February 1, 2002

THINKPATH INC.
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2001 (UNAUDITED), DECEMBER 31, 2000 AND DECEMBER 31, 1999 (AMOUNTS EXPRESSED IN US DOLLARS)

                                                          (Unaudited)                              (Restated)
                                                        September 30,        December 31,        December 31,
                                                                 2001                2000                1999
                                                                 ----                ----                ----

                                                                  $                   $                   $
                                     ASSETS
CURRENT ASSETS


         Cash                                                    --                  --             1,904,588
         Short-term investments                                  --                  --               383,146
         Accounts receivable                                6,276,010           7,857,999           5,945,659
         Inventory                                             51,807              93,670              50,004
         Income taxes receivable                              270,099             358,436              47,807
         Prepaid expenses                                     409,443             335,930             435,022
                                                      ---------------     ---------------     ---------------

                                                            7,007,359           8,646,035           8,766,226

CAPITAL ASSETS                                              3,160,604           3,596,759           3,516,785

GOODWILL                                                    8,272,467           8,585,290           6,735,436

INVESTMENT IN NON-RELATED COMPANIES                         1,372,323           1,318,091                --

DUE FROM RELATED PARTY                                           --                  --               211,313

LONG-TERM RECEIVABLE                                          273,530              83,450                --

OTHER ASSETS                                                1,248,866           1,812,889           1,316,111

DEFERRED INCOME TAXES                                         236,103           1,643,426                --
                                                      ---------------     ---------------     ---------------


                                                           21,571,252          25,685,940          20,545,871
                                                      ===============     ===============     ===============

THINKPATH INC.
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2001 (UNAUDITED), DECEMBER 31, 2000 AND DECEMBER 31, 1999 (AMOUNTS EXPRESSED IN US DOLLARS)

                                                          (Unaudited)                              (Restated)
                                                        September 30,        December 31,        December 31,
                                                                 2001                2000                1999
                                                                 ----                ----                ----

                                                                  $                   $                   $
                                   LIABILITIES
CURRENT LIABILITIES


       Bank indebtedness                                    4,980,282           5,061,410           4,435,199
       Accounts payable                                     3,273,601           3,822,984           3,201,186
       Income taxes payable                                      --                  --               159,830
       Deferred revenue                                       154,241             219,308                --
       Current portion of long-term debt                      446,723             946,131           1,051,275
       Current portion of notes payable                          --             1,683,333           1,300,000
                                                      ---------------     ---------------     ---------------

                                                            8,854,847          11,733,166          10,147,490



DEFERRED INCOME TAXES                                            --                  --                99,472

LONG-TERM DEBT                                                791,365             760,313             562,126

NOTES PAYABLE                                               2,407,659           1,641,667           1,150,000

LIABILITIES PAYABLE IN CAPITAL STOCK                          773,033             751,788           1,000,000
                                                      ---------------     ---------------     ---------------


                                                           12,826,904          14,886,934          12,959,088
                                                      ---------------     ---------------     ---------------


                              STOCKHOLDERS' EQUITY

CAPITAL STOCK                                              26,342,456          23,759,415           7,870,874

DEFICIT                                                   (16,723,231)        (12,306,862)           (261,950)

ACCUMULATED OTHER COMPREHENSIVE LOSS                         (874,877)           (653,547)            (22,141)


                                                      ---------------     ---------------     ---------------

                                                            8,744,348          10,799,006           7,586,783
                                                      ---------------     ---------------     ---------------

                                                           21,571,252          25,685,940          20,545,871
                                                      ===============     ===============     ===============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

THINKPATH INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


                                                         (UNAUDITED)         (UNAUDITED)                             (RESTATED)
                                                       9 MONTHS ENDED      9 MONTHS ENDED        YEAR ENDED          YEAR ENDED
                                                        SEPTEMBER 30,       SEPTEMBER 30,        DECEMBER 31,        DECEMBER 31,
                                                             2001                2000                2000                1999
                                                       ---------------     ---------------     ---------------     ---------------
                                                              $                   $                   $                   $

REVENUE                                                     29,228,191          32,629,218          44,325,780          27,032,435

COST OF SERVICES                                            19,738,364          19,771,530          26,182,828          16,362,475
                                                       ---------------     ---------------     ---------------     ---------------
GROSS PROFIT                                                 9,489,827          12,857,688          18,142,952          10,669,960

OTHER INCOME                                                      --                  --               259,532                --
                                                       ---------------     ---------------     ---------------     ---------------
                                                             9,489,827          12,857,688          18,402,484          10,669,960
                                                       ---------------     ---------------     ---------------     ---------------
EXPENSES
    Administrative                                           4,298,309           5,362,952           9,037,960           5,433,709
    Selling                                                  4,576,715           5,605,362           7,672,616           4,330,410
    Financing expenses                                         614,703                --             4,585,493                --
    Depreciation and amortization                            1,712,937           1,108,242           2,119,396             746,743
    Writedown of goodwill                                         --                  --             3,113,268                --
    Restructuring costs                                        582,612                --               685,103                --
                                                       ---------------     ---------------     ---------------     ---------------
                                                            11,785,276          12,076,556          27,213,836          10,510,862
                                                       ---------------     ---------------     ---------------     ---------------

OPERATING INCOME (LOSS)                                     (2,295,449)            781,132          (8,811,352)            159,098

    Gain (loss) on investments                                (130,242)             94,728                --               252,708
                                                       ---------------     ---------------     ---------------     ---------------

INCOME (LOSS) BEFORE INTEREST CHARGES                       (2,425,691)            875,860          (8,811,352)            411,806

    Interest Charges                                           612,978             562,247             776,637             330,040
                                                       ---------------     ---------------     ---------------     ---------------

INCOME (LOSS) BEFORE INCOME TAXES                           (3,038,669)            313,613          (9,587,989)             81,766

    Income taxes (recovery)                                    699,501             (31,406)         (1,189,672)             87,089
                                                       ---------------     ---------------     ---------------     ---------------

NET INCOME (LOSS)                                           (3,738,170)            345,019          (8,398,317)             (5,323)


PREFERRED STOCK DIVIDEND REQUIREMENTS                          724,989             350,579           3,646,595             138,000
                                                       ---------------     ---------------     ---------------     ---------------

EARNINGS APPLICABLE TO COMMON STOCK                         (4,463,159)             (5,560)        (12,044,912)           (143,323)
                                                       ===============     ===============     ===============     ===============

WEIGHTED AVERAGE NUMBER OF COMMON STOCK
    OUTSTANDING BASIC AND FULLY DILUTED                     14,277,356           4,525,622           5,296,442           3,194,018
                                                       ===============     ===============     ===============     ===============
INCOME (LOSS) PER WEIGHTED AVERAGE
    COMMON STOCK BEFORE PREFERRED DIVIDENDS
    BASIC AND FULLY DILUTED                                      (0.26)               0.08               (1.59)              (0.00)
                                                       ===============     ===============     ===============     ===============
INCOME (LOSS) PER WEIGHTED AVERAGE
    COMMON STOCK AFTER PREFERRED DIVIDENDS
    BASIC AND FULLY DILUTED                                      (0.31)              (0.01)              (2.27)              (0.04)
                                                       ===============     ===============     ===============     ===============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

THINKPATH INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND THE YEARS ENDED DECMEBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


                                                       COMMON STOCK
                                                        NUMBER OF                        PREFERRED STOCK NUMBER OF
                                                          SHARES                                  SHARES
                                                                                 A                   B                   C
                                                      ---------------     ---------------     ---------------     ---------------

Balance as at December 31, 1998                             2,495,135                --                  --                  --
(Restated)

Net loss for the year                                            --                  --                  --                  --

Other comprehensive loss, net of tax:
    Foreign currency translation                                 --                  --                  --                  --
    Adjustment to market value                                   --                  --                  --                  --

    Other comprehensive loss

Comprehensive loss

Issuance of common stock                                    1,370,767                --                  --                  --

Issuance of preferred stock                                      --                15,000                --                  --

Dividend on preferred stock                                      --                  --                  --                  --

                                                      ---------------     ---------------     ---------------     ---------------
Balance as of December 31, 1999                             3,865,902              15,000                --                  --
(Restated)

Cumulative effect adjustment                                     --                  --                  --                  --

Net loss for the year                                            --                  --                  --                  --

Other comprehensive loss, net of tax:
    Foreign currency translation                                 --                  --                  --                  --
    Adjustment to market value                                   --                  --                  --                  --

    Other comprehensive loss

Comprehensive loss

Issuance of common stock                                    2,821,782                --                  --                  --

Issuance of preferred stock                                      --                 7,500               1,500                --

Common stock and warrants
issued in consideration of
services and investment                                     3,533,111                --                  --                  --

Dividend on preferred stock
from beneficial conversion benefit                               --                  --                  --                  --

Conversion of preferred stock to
common stock                                                1,694,343             (21,450)               (750)               --

                                                      ---------------     ---------------     ---------------     ---------------
Balance as of December 31, 2000                            11,915,138               1,050                 750                --


Net loss for the period                                          --                  --                  --                  --

Other comprehensive income (loss), net of tax:
    Foreign currency translation                                 --                  --                  --                  --
    Adjustment to market value                                   --                  --                  --                  --

    Other comprehensive income

Comprehensive loss

Issuance of comon stock for cash                              525,000                --                  --                  --

Issuance of preferred stock                                      --                  --                  --                 1,230

Options exercised                                              22,122                --                  --                  --

Common stock and warrants issued, and
repriced in consideration of services                         330,632                --                  --                  --

Reduction in common stock payable                             316,667                --                  --                  --

Dividend on preferred stock                                      --                  --                  --                  --

Conversion of preferred stock to
common stock                                                2,142,613              (1,050)               (750)               (120)

Beneficial conversion on
Issuance of preferred stock                                      --                  --                  --                  --

Debt settled through the issuance
of common stock                                                93,883                --                  --                  --

Allowance for deferred taxes
recoverable on issue expenses                                    --                  --                  --                  --
                                                      ---------------     ---------------     ---------------     ---------------
Balance as of September 30, 2001                           15,346,055                --                  --                 1,110
                                                      ===============     ===============     ===============     ===============

                                                                                                                   ACCUMULATED
                                                          CAPITAL                                                     OTHER
                                                           STOCK             RETAINED          COMPREHENSIVE      COMPREHENSIVE
                                                          AMOUNTS            EARNINGS          INCOME (LOSS)      INCOME (LOSS)

                                                      ---------------     ---------------     ---------------     ---------------

Balance as at December 31, 1998                             1,792,944            (118,627)                               (139,026)
(Restated)

Net loss for the year                                            --                (5,323)             (5,323)
                                                                                              ---------------
Other comprehensive loss, net of tax:
    Foreign currency translation                                 --                  --               116,885
    Adjustment to market value                                   --                  --                  --
                                                                                              ---------------
    Other comprehensive loss                                                                          116,885             116,885
                                                                                              ---------------
Comprehensive loss                                                                                    111,562
                                                                                              ===============
Issuance of common stock                                    4,787,788                --

Issuance of preferred stock                                 1,152,142

Dividend on preferred stock                                   138,000            (138,000)

                                                      ---------------     ---------------                         ---------------
Balance as of December 31, 1999                             7,870,874            (261,950)                                (22,141)
(Restated)

Cumulative effect adjustment                                1,091,606          (1,091,606)

Net loss for the year                                            --            (8,398,317)         (8,398,317)
                                                                                              ---------------
Other comprehensive loss, net of tax:
    Foreign currency translation                                 --                  --              (707,954)
    Adjustment to market value                                   --                  --                76,548
                                                                                              ---------------
    Other comprehensive loss                                                                         (631,406)           (631,406)
                                                                                              ---------------
Comprehensive loss                                                                                 (9,029,723)
                                                                                              ===============
Issuance of common stock                                    5,394,766                --

Issuance of preferred stock                                 2,287,980                --

Common stock and warrants
issued in consideration of
services and investment                                     4,618,988                --

Dividend on preferred stock
from beneficial conversion benefit                          2,495,201          (2,554,989)

Conversion of preferred stock to
common stock                                                     --                  --

                                                      ---------------     ---------------                         ---------------
Balance as of December 31, 2000                            23,759,415         (12,306,862)                               (653,547)


Net loss for the period                                          --            (3,738,170)         (3,738,170)
                                                                                              ---------------
Other comprehensive income (loss), net of tax:
    Foreign currency translation                                 --                  --              (220,539)
    Adjustment to market value                                   --                  --                  (791)
                                                                                              ---------------
    Other comprehensive income                                                                       (221,330)           (221,330)
                                                                                              ---------------
Comprehensive loss                                                                                 (3,959,500)
                                                                                              ===============
Issuance of comon stock for cash                              400,000                --

Issuance of preferred stock                                 1,230,000                --

Options exercised                                                   1                --

Common stock and warrants issued, and
repriced in consideration of services                         422,182                --

Reduction in common stock payable                             625,000                --

Dividend on preferred stock                                   367,640            (394,106)

Conversion of preferred stock to
common stock                                                     --                  --

Beneficial conversion on
Issuance of preferred stock                                   284,093            (284,093)

Debt settled through the issuance
of common stock                                                44,125                --

Allowance for deferred taxes
recoverable on issue expenses                                (790,000)               --
                                                      ---------------     ---------------                         ---------------
Balance as of September 30, 2001                           26,342,456         (16,723,231)                               (874,877)
                                                      ===============     ===============                         ===============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

THINKPATH INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


                                                                         (UNAUDITED)     (UNAUDITED)
                                                                           9 MONTHS        9 MONTHS            YEAR            YEAR
                                                                              ENDED           ENDED           ENDED           ENDED
                                                                          SEPTEMBER       SEPTEMBER        DECEMBER        DECEMBER
                                                                               2001            2000            2000            1999
                                                                               ----            ----            ----            ----
                                                                                  $               $               $               $
Cash flows from operating activities
     Net income (loss)                                                   (3,738,170)        345,019      (8,398,317)         (5,323)
                                                                         ----------      ----------      ----------      ----------
     Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities:
          Gain on short-term investments                                       --           (94,728)           --          (237,578)
          Share of equity loss in subsidiary                                   --           246,236            --              --
          Amortization                                                    1,712,937       1,198,242       2,119,396         746,743
          Write down of goodwill                                               --              --         3,113,268            --
          Liabilities payable in common stock payable                          --              --            67,000            --
          Decrease (increase) in accounts receivable                      1,604,197      (2,715,629)       (142,862)     (2,841,510)
          Decrease (increase) in prepaid expenses                           (80,776)        243,513          99,092        (225,549)
          Increase (decrease) in accounts payable                          (186,017)       (604,401)       (451,729)        925,060
          Increase in income taxes payable (receivable)                      84,494        (184,444)       (470,459)         32,969
          Decrease (increase) in short term investments                     130,242         (14,933)           --              --
          Decrease (increase) in deferred income taxes                      611,439        (384,455)     (1,742,898)         72,333
          Decrease (increase) in inventory                                   41,351        (200,612)        (43,666)           --
          Increase (decrease) in deferred revenue                           (63,899)         57,760         219,308            --
          Forgiveness of long-term debt                                    (190,629)           --              --              --
          Common stock and warrants issued for services                     428,299            --         3,050,288            --
          Long-term investment received for services                       (206,072)       (230,111)       (932,927)           --
                                                                         ----------      ----------      ----------      ----------
     Total adjustments                                                    3,885,566      (2,683,562)      4,883,811      (1,527,532)
                                                                         ----------      ----------      ----------      ----------

     Net cash used in operating activities                                  147,396      (2,338,543)     (3,514,506)     (1,532,855)
                                                                         ----------      ----------      ----------      ----------

Cash flows from investing activities
     Purchase of capital assets                                            (183,803)       (941,472)     (1,108,814)       (907,074)
     Disposal (purchase) of other assets                                   (295,476)        223,835      (1,229,266)       (942,087)
     Increase in long-term receivable                                      (188,026)           --           (83,450)           --
     Deferred development costs                                                --        (2,535,492)           --              --
     Cash payment for subsidiaries                                             --        (1,648,557)     (1,300,000)     (1,985,732)
     Acquisition of shares in non-related company                              --              --              --          (236,819)
                                                                         ----------      ----------      ----------      ----------

     Net cash used in investing activities                                 (667,305)     (4,901,686)     (3,721,530)     (4,071,712)
                                                                         ----------      ----------      ----------      ----------

Cash flows from financing activities
     Repayment of notes payable                                            (211,127)      1,048,151      (1,053,174)        (65,569)
     Repayment of long-term debt                                           (861,292)         87,538        (187,281)       (241,495)
     Cash received on due from related party                                   --            49,440            --              --
     Cash received (paid) on long-term debt                                 225,000        (273,826)      1,106,536            --
     Proceeds from issuance of common stock                                 400,000       2,333,716       3,237,866       4,281,804
     Proceeds from issuance of preferred stock                            1,230,000       1,999,980       2,287,980       1,119,186
     Increase (decrease) in bank indebtedness                               (61,505)        843,107         626,211       2,364,010
                                                                         ----------      ----------      ----------      ----------
     Net cash provided by financing activities                              721,076       6,088,106       6,018,138       7,457,936
                                                                         ----------      ----------      ----------      ----------
Effect of foreign currency exchange rate changes                           (201,167)         31,739        (686,690)         51,219
                                                                         ----------      ----------      ----------      ----------
Net increase (decrease) in cash and cash equivalents                           --        (1,120,384)     (1,904,588)      1,904,588
Cash and cash equivalents
     -Beginning of period                                                      --         1,904,588       1,904,588            --
                                                                         ----------      ----------      ----------      ----------
     -End of period                                                            --           784,204            --         1,904,588
                                                                         ==========      ==========      ==========      ==========

SUPPLEMENTAL CASH ITEMS:
     Interest paid                                                          612,978         562,247         776,637         325,952
                                                                         ==========      ==========      ==========      ==========
     Income taxes paid                                                       99,501         117,190         435,089            --
                                                                         ==========      ==========      ==========      ==========

SUPPLEMENTAL NON-CASH ITEM:
     Preferred stock dividend                                               711,521            --              --              --
     Common shares issued for liabilities                                   669,125            --              --              --
     Reduction in notes payable                                             650,600            --              --              --
     Deferred taxes                                                         790,000            --              --              --
                                                                         ==========      ==========      ==========      ==========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


1.   MANAGEMENT'S INTENTIONS

     Certain principal conditions and events are prevalent which indicate that there could be substantial doubt about the company's ability to continue as a going concern for a reasonable period of time. These conditions and events include a significant current operating loss, working capital deficiencies, and violation of certain loan covenants. At September 30, 2001, the Company had a working capital deficiency of $1,850,000, a deficit of $16,700,000 and has suffered recurring losses from operations.

     With insufficient working capital from operations, the Company's primary sources of cash have been a revolving line of credit with Bank One and proceeds from the sale of equity securities. At September 30, 2001, the balance of the revolving line of credit was $5,000,000 although the maximum borrowing amount was only $4,600,000 based on eligible receivables. The company does not have an authorized overdraft facility with Bank One and no assurance can be made that the bank will continue the overdraft facility. The revolving line of credit agreement requires the Company to meet various restrictive convenants, including a senior debt to EBITDA ratio, debt service coverage ratio, debt to tangible net worth ratio and certain other covenants. At September 30, 2001 and thereafter, the company did not comply with the covenants contained in the revolving line of credit agreement. The bank has indicated its intent to enter into a forbearance agreement in which it would refrain from exercising any right or remedies based on continuing or existing defaults. If the company is not successful in procuring a forbearance agreement or alternative financing arrangements, it may be required to issue additional securities which may result in the substantial dilution to existing shareholders.

     As at February 1, 2002, management's plans to mitigate and alleviate these adverse conditions and events include:

         A. Restructuring of operations relating to the closure of non-profitable offices, termination of redundant staff and the institution of other cost cutting measures. See Note 16. Although there can be no assurances, it is anticipated that continued cash flow improvements will be sufficient to cover current operating costs and will permit partial payments to vendors and interest payments on all debt.
         B. Ongoing negotiations to restructure bank loan agreements with the company's principal and subordinated bankers.
         C. Ongoing efforts to procure cash through a private placement of debt, equity and warrant securities.
         D. Settlement of an outstanding insurance claim related to the loss of assets and business for two offices impacted by the terrorist events of September 11, 2001.
         E. The Company is refocusing on its technical publications and engineering division and attempting to increase sales by providing defense related services to US military suppliers and introducing e-learning solutions to existing clients. Subsequent to September 30, 2001, this division has secured several large defense related contracts that will have a significant impact on the company's profitability in 2002.
         F. Ongoing discussions with parties interested in acquiring certain divisions of the company.

     Despite its negative working capital and deficit, the company believes that its management has developed a business plan that if successfully implemented could substantially improve the company's operational results and financial condition. However, the company can give no assurances that its current cash flows from operations, if any, borrowings available under its revolving line of credit, and proceeds from the sale of securities, will be adequate to fund its expected operating and capital needs for the next twelve months. The adequacy of cash resources over the next twelve months is primarily dependent on its operating results, ability to procure a waiver from the bank, alternate financing, and settlement of its insurance claim, all of which are subject to substantial uncertainties. Cash flow from operations for the next twelve months will be dependent, among other things, upon the effect of the current economic slowdown on sales, the impact of the restructuring plan and management's ability to implement its business plan. The failure to return to profitability and optimize operating cash flow in the short term, and to successfully procure a waiver from the bank or alternate financing, could have a material adverse effect on the company's liquidity position and capital resources.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


2.   RESTATEMENT

     The financial statements as at December 31, 2000 have been restated as previously filed with the Securities and Exchange Commission as follows;

     a) to reflect the repricing of options in consideration of a reduction in the balance of the note payable which was fully recorded in December 31, 2000. Previously $100,000 representing the value of the repricing of the options and extension of the option term was reflected in the first quarter of 2001.

     b) The value of 300,000 warrants issued as part of the Class B preferred share issue have been segregated from the proceeds received on the sale of the Class B shares in the amount of $ 805,698. This amount increases the benefit of the conversion of the Class B shares to common shares and has therefore increased the preferred share dividends from $2,840,897 to $3,646,595., including the cumulative effect adjustment required to reflect the beneficial conversion to common shares of the preferred shares issued prior to January 1, 2000.

     c) The investment in E-Wink, Inc. has been reflected as a purchase transaction and the results of the subsidiary included in these financial statements. The subsidiary has ceased operating and therefore all of the goodwill arising on this transaction has been written off as at December 31, 2000. Previously, the write down of the goodwill and other operating costs for E-Wink were recorded in Other Expenses as the Write down of investment in E-Wink.

     d) Liabilities which are to be settled through the issuance of common stock have been reclassified as liabilities. Paid in capital previously reported has been reduced by the amounts of $ 751,788 and $1,000,000 as of December 31, 2000 and 1999 respectively.

     The restatement of the above items has resulted in the increase in the basic loss per share of $0.02 from $1.57 to $1.59. The basic loss per common share after preferred share dividends has increased by $0.17, from $2.10 to $2.27.

     As a result of the above noted restatements, notes 4, 9, 14, and 15 of the financial statements have been revised.

     Certain of the other notes to the financial statements have been expanded to provide additional information and clarification for the reader of the financial statements. These changes to the notes to the financial statements have no balance sheet or income statement effect.


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a) Going Concern

        These consolidated interim financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities and commitments in the normal course of business. The application of the going concern concept is dependent on the Company's ability to generate sufficient working capital from operations and external investors. These consolidated interim financial statements do not give effect to any adjustments should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts differing from those reflected in the consolidated financial statements. Management plans to obtain sufficient working capital from operations and external financing to meet the Company's liabilities and commitments as they become payable over the next twelve months. There can be no assurance that management's plans will be successful. Failure to obtain sufficient working capital from operations and external financing will cause the Company to curtail operations.

     b) Change of Name

        The company changed its name from IT Staffing Ltd. to Thinkpath.com Inc. on February 24, 2000. On June 6, 2001, the company changed its name from Thinkpath.com Inc. to Thinkpath Inc.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


     c) Principal Business Activities

        Thinkpath Inc. is an information technology and engineering services company which, along with its subsidiaries Systemsearch Consulting Services Inc International Career Specialists Ltd., Cad Cam Inc., Cad Cam of Michigan Inc., Cad Cam Integrated Manufacturing Services Inc. and Cad Cam Technical Services Inc., ObjectArts Inc., MicroTech Professionals Inc., Njoyn Software Inc., and TidalBeach Development Inc., provides outsourcing, recruiting, training and technology services to enhance the resource performance of clients.

     d) Basis of consolidated financial statement presentation

        i)  September 30, 2001
        The accompanying consolidated interim financial statements for the nine months ended September 30, 2001 have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in consolidated interim financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

        In the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation have been included in the consolidated interim financial statements. The consolidated interim financial statements are based in part on estimates and have not been audited by independent accountants. Independent accountants will audit the annual consolidated financial statements.

        ii) December 31, 2000
        The consolidated financial statements include the accounts of the company and its controlled subsidiaries. The earnings of the subsidiaries are included from the date of acquisition for acquisitions accounted for using the purchase method. For subsidiaries accounted for by the pooling of interest method their earnings have been included for all periods reported. All significant inter-company accounts and transactions have been eliminated.


     e) Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, amounts to banks, and any other highly liquid investments purchased with a maturity of three months or less. The carrying amount approximates fair value because of the short maturity of those instruments.

     f) Other Financial Instruments

        The carrying amount of the company's other financial instruments approximate fair value because of the short maturity of these instruments or the current nature of interest rates borne by these instruments.

     g) Long-Term Financial Instruments

        The fair value of each of the company's long-term financial assets and debt instruments is based on the amount of future cash flows associated with each instrument discounted using an estimate of what the company's current borrowing rate for similar instruments of comparable maturity would be.

     h) Capital Assets

        Property and equipment are recorded at cost and are amortized over the estimated useful lives of the assets principally using the declining balance method.

        The company's policy is to record leases, which transfer substantially all benefits and risks incidental to ownership of property, as acquisition of assets and to record the occurrences of corresponding obligations as long-term liabilities. Obligations under capital leases are reduced by rental payments net of imputed interest.

     i) Net Income (Loss) and Fully Diluted Net Income (Loss) Per Weighted Average Common Stock

        Net income (Loss) per common stock is computed by dividing net income
        (loss) for the year by the weighted average number of common stock outstanding during the year.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)



        Fully diluted net income (loss) per common stock is computed by dividing net income for the year by the weighted average number of common stock outstanding during the year, assuming that all convertible preferred stock, stock options and warrants as described in note 14 were converted or exercised. Stock conversions stock options and warrants which are anti-dilutive are not included in the calculation of fully diluted net income (loss) per weighted average common stock.

     j) Inventory

        Inventory is valued at the lower of cost and the net realizable value.

     k) Revenue
        1) The company provides the services of engineering and information technology staff on a project basis. The services provided are defined by guidelines to be accomplished by milestone and revenue is recognized upon the accomplishment of the relevant milestone. As services are rendered, the costs incurred are reflected as Work in Progress. Revenue is recognized upon the persuasive evidence of an agreement, delivery has occurred, the fee is fixed or determinable and collection is probable.
        2) The company provides the services of information technology consultants on a contract basis and revenue is recognized as services are performed.
        3) The company places engineering and information technology professionals on a permanent basis and revenue is recognized upon candidates' acceptance of employment. If the company receives non-refundable upfront fees for "retained searches", the revenue is recognized upon candidates' acceptance of employment.
        4) The company provides advanced training and certification in a variety of technologies and revenue is recognized on delivery.
        5) The company licenses software in the form of a Human Capital Management System called Njoyn. The revenue associated with providing this software consists of an initial set up fee, customization and training as agreed and an ongoing monthly per user fee. The allocation of revenue to the various elements is based on the company's determination of the fair value of the elements if they had been sold separately. The set-up fee and customization revenue is recognized upon delivery of access to the software with customization completed in accordance with milestones determined by the contract. Revenue for the training is recorded as the services are rendered and the ongoing monthly fee is recorded each calendar month. There is no additional fee for hosting. The company signs contracts for the customization or development of SecondWave in accordance with specifications of its clients. The project plan defines milestones to be accomplished and the costs associated. These amounts are billed as they are accomplished and revenue is recognized as the milestones are reached. The work in progress for costs incurred beyond the last accomplished milestone is reflected at the period end. To date these amounts have not been material and have not been set up at the period ends. The contracts do not include any post-contract customer support. Additional customer support services are provided at standard daily rates, as services are required.

            In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. The effects, if any, of applying this guidance must be adopted by SEC registrants no later than December 31, 2000 and must be reported as a cumulative effect adjustment as of January 1, 2000, resulting from a change in accounting principle. Restatement of previously reported results of the earlier quarters of fiscal 2000, if necessary, is also required. The adoption of SAB 101 did not have a material effect on the Company's financial statements.

     l) Goodwill

        Goodwill representing the cost in excess of the fair value of net assets acquired is being amortized on a straight-line basis over a thirty-year period. The company calculates the recoverability of goodwill on a quarterly basis by reference to estimated undiscounted future cash flows. Effective July 1, 2001, the Company changed its amortization period from 30 to 15 years on a prospective basis.

     m) Income Taxes

        The company accounts for income tax under the provision of Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statement or tax returns. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


        Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. Deferred tax assets may be reduced, if deemed necessary based on a judgmental assessment of available evidence, by a valuation allowance for the amount of any tax benefits which are more likely, based on current circumstances, not expected to be realized.

     n) Foreign Currency

        Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Revenue and expenses are translated at average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in financial expenses.

     o) Use of Estimates

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the period in which they become known.

     p) Long-Lived Assets

        On January 1, 1996, the company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 requires that long-lived assets be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management used its best estimate of the undiscounted cash flows to evaluate the carrying amount and have reflected the impairment.

     q) Comprehensive Income

        In 1999, the company adopted the provisions of SFAS No. 130 "Reporting Comprehensive Income". This standard requires companies to disclose comprehensive income in their financial statements. In addition to items included in net income, comprehensive income includes items currently charged or credited directly to stockholders' equity, such as the changes in unrealised appreciation (depreciation) of securities and foreign currency translation adjustments.

     r) Accounting for Stock-Based Compensation

        In December 1995, SFAS No. 123, Accounting for Stock-Based Compensation, was issued. It introduces the use of a fair value-based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize stock-based compensation expenses to employees based on the new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules continued in Accounting Principles Board Option No. 25, Accounting for stock issued to employees. However, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 31, 1995. The company has adopted the disclosure provisions of SFAS No. 123.

     s) Computer software costs

        The company accounts for the cost of developing computer software for internal use, which may be sold as a separate product, as a research and development expense until the technological feasibility of the product has been established. At the end of each year the company compares the unamortized capital costs represented by Deferred development costs in Other Assets to the net realizable value of the product to determine if a reduction in carrying value is warranted.

        The company has developed computer software for internal use which is reflected in deferred development costs for which the company has commenced marketing in 2001.

     t) Long-term investments

        The company accounts for investments in which the company holds an interest of at least 20% and the company has significant influence under the equity method. For investments in which the company does not have significant influence or holds less than 20% of the stock, the company reflects the investment at cost. For securities with a market value, the company reflects the fluctuation in market value in comprehensive income.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)

     u) Recent Pronouncements

        In June 1998 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" which was amended by SFAS No. 138 and became effective on January 1, 2001. This statement requires that an entity recognizes all derivatives as either assets or liabilities and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The adoption of this standard will not have a material impact on the consolidated financial statements of the company.

        In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Asset and Extinguishments of Liabilities. SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. It is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company does not believe that this statement will materially impact its results of operations.

        In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company will apply the new accounting rules beginning January 1, 2002.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


        The Company is currently assessing the financial impact SFAS No. 141 and No. 142 will have on its Consolidated Financial Statements. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's statement of earnings.

        v) Advertising Costs

        Advertising costs are expensed as incurred. Advertising expense was $444,816 in 2000, and $357,348 in 1999.


4.   ACQUISITIONS

     Systemsearch Consulting Services Inc. was acquired on January 2, 1997 for $391,313. This amount was paid by the issuance of common stock and a cash payment of $97,828. The purchase has been reflected as follows:

           Consideration                              $ 391,313
           Assumption of net liabilities                 57,321
                                                      ---------

           Goodwill                                   $ 448,634
                                                      =========

     International Career Specialists Ltd. was acquired on January 1, 1998 for $652,188. This amount was paid by the issuance of common stock and a cash payment of $326,094. The purchase was reflected as follows:

           Consideration                              $ 652,188
           Assumption of net liabilities                198,409
                                                      ---------

           Goodwill                                   $ 850,597
                                                      =========


     The assets of Southport Consulting Company, a New Jersey corporation, were acquired by Thinkpath Inc. in a transaction effective October 31, 1998. The consideration for the acquisition was as follows:

           Cash                                       $  50,000
           Shares                                       200,000
                                                      ---------

                                                      $ 250,000
                                                      =========

           The assets acquired are valued as follows:

           Software                                   $ 130,000
           Office furniture and equipment                20,000
           Other assets                                 100,000
                                                      ---------

                                                      $ 250,000
                                                      =========

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


     Cad Cam Inc. and its subsidiaries Cad Cam of Michigan Inc., Cad Cam Technical Services Inc., and Cad Cam Integrated Systems Inc. was acquired during 1999 for $6,000,000. This amount was paid as follows: $2,000,000 paid in cash and $500,000 in common stock on the date of closing. The balance consists of three notes payable totaling $2,500,000 and $1,000,000 in the form of common stock to be issued with the final note payable. The documents were executed at the end of September 1999 and the operations consolidated with the company from October 1, 1999.

           The assets acquired are valued as follows:

           Current assets                             $ 2,468,029
           Fixed assets                                 2,267,539
           Other assets                                   817,004
           Liabilities assumed                         (5,071,430)
           Consideration                               (6,000,000)
                                                      -----------

           Goodwill                                   $ 5,518,858
                                                      ===========

     MicroTech Professionals Inc., a company which provides technical documentation for the information technology sector, was acquired effective April 1, 2000 for $4,500,000.The amount will be paid in two installments, based on certain revenue requirements to be met by MicroTech Professionals Inc. The requirements have been met. First Instalment: 133,333 common stock issued on closing, $1,250,000 cash paid on closing, $750,000 by a three year promissory note bearing interest at 1/2% above prime paid semi-annually issued on closing. Second Instalment: $625,000 in common stock, $875,000 cash, $500,000 by a three-year promissory note bearing interest at 1/2% above prime paid semi-annually. The acquisition was accounted for by the purchase method and the operations have been included in the consolidated operations from April 1, 2000. Goodwill is being amortized over a period of thirty years commencing April 1, 2000.Refer to note 24(a) for supplemental information.

     The net acquired assets are valued as follows:

           Current assets                             $ 1,769,478
           Other assets                                   850,000
           Fixed assets                                   104,851
           Liabilities assumed                         (1,073,527)

           Consideration including
           acquisition costs                           (4,660,000)
                                                       -----------

           Goodwill                                   $ 3,009,198
                                                       ===========


     On March 6, 2000, Thinkpath Inc. completed the acquisition of 80% of E-Wink, Inc., a Delaware corporation, in consideration of: i) 300,000 shares of our common stock valued at $975,000; and ii) warrants to purchase an aggregate of 500,000 shares of our common stock at a price of $3.25 per share for a period of five years valued at $1,458,700. E-Wink was formed to match providers of venture capital, bridge loans and private placement capital with members of the brokerage community. The full purchase price of $2,433,700 has been allocated to goodwill. On December 31, 2000,the company has written off the goodwill related to its investment in E-Wink, Inc..

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


5.   POOLING OF INTEREST

     Effective January 1, 2000. Thinkpath Inc. entered into a merger and acquisition agreement with a technical training provider, ObjectArts Inc. and its subsidiary ObjectArts (US) Inc. ObjectArts (US) Inc., was merged with IT Staffing New York Ltd., an inactive subsidiary of Thinkpath Inc. In exchange for all of the outstanding shares of ObjectsArts Inc., the company issued 527,260 common stock. The merger was accounted for as a pooling of interests and the results of ObjectArts Inc. and ObjectArts (US) Inc. have been included for all periods presented.

     On November 15, 2000, Thinkpath Inc. combined with TidalBeach Inc., a software developer, and in exchange for all of the outstanding shares of TidalBeach Inc., issued 250,000 common stock. The combination has been accounted for as a pooling of interests and the results of TidalBeach Inc. have been included for all periods presented. Refer to note 24(b) for supplemental information concerning TidalBeach Inc.



6.   CAPITAL ASSETS

     i) September 30, 2001
     Amortization of capital assets for the nine months ended September 30, 2001 was $842,251

     ii) December 31, 2000

                                                                       December 31,                           December 31,
                                                                          2000                                    1999
                                                -------------------------------------------------------     ---------------
                                                                     Accumulated
                                                     COST            AMORTIZATION             NET                 NET
                                                       $                   $                   $                   $

       Furniture and equipment                          843,654             402,922             440,732             273,367
       Computer equipment
           and software                               6,355,154           3,416,723           2,938,431           2,908,028
       Leasehold improvements                           432,698             215,102             217,596             335,390
                                                ---------------     ---------------     ---------------     ---------------

                                                      7,631,506           4,034,747           3,596,759           3,516,785
                                                ===============     ===============     ===============     ===============

       Assets under capital lease                       800,927             264,233             536,694             384,726
                                                ===============     ===============     ===============     ===============

     Amortization for the year ended December 31, 2000 amounted to $1,067,029 and $439,620 for the year ended December 31, 1999. Amortization includes amortization of assets under capital lease of $136,487 for the year ended December 31, 2000 and $120,434 for the year ended December 31, 1999.


7.   ACCOUNTS RECEIVABLE

                                                      (Unaudited)
                                                    September 30        December 31,        December 31,
                                                            2001                2000                1999
                                                               $                   $                   $

     Accounts receivable                               6,757,042           8,316,832           6,578,621
     Less: Allowance for doubtful accounts              (481,032)           (458,833)           (632,962)
                                                 ---------------     ---------------     ---------------
                                                       6,276,010           7,857,999           5,945,659
                                                 ===============     ===============     ===============


8.   INVESTMENT IN NON-RELATED COMPANIES

     Investment in non-related companies are represented by the following:

                                                   (Unaudited)
                                                 September 30,      December 31,
                                                         2001              2000

                Conexys                              $667,511          $667,511
                Digital Cement                        507,865           507,865
                Lifelogix                             121,947           142,715
                Tillyard Management                        --                --
                SCM Dialtone                           75,000                --
                                                   ----------        ----------
                Total                              $1,372,323        $1,318,091
                                                   ==========        ==========

     i) September 30, 2001

     During the nine months ended September 30, 2001, the company acquired an interest worth $130,242 in Tillyard Management Inc., a property management company, in consideration of a real estate management software system developed by Thinkpath Inc. This investment has been accounted for using the cost method. The Company wrote down the investment in Tillyard Management of $130,242.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


     ii) December 31, 2000

     During the year ended December 31, 1999, $383,146 of the Conexys investment was included as a short-term investment as the company had intended to sell these shares on the open market. This investment is now currently being reflected in long-term investments as the company has opted to hold on to these shares. During the year ended December 31, 2000, the company acquired additional shares of Conexys worth approximately $282,347 in consideration of services rendered.

     The investment in Conexys has been reflected at fair market value as the shares trade on the Bermuda Stock Exchange. The increase to fair market value has been reflected in comprehensive income.

     The company acquired 1,125,000 shares of Digital Cement, representing approximately 4% of that company's shares in consideration of the co-licensing of SecondWave, software developed by TidalBeach Inc., a wholly-owned subsidiary of Thinkpath Inc. The value of these shares is approximately $507,865.

     The company acquired a twenty percent interest in LifeLogix in consideration of the source code for Secondwave, the software which supports LifeLogix's human stress and emotions management systems. The value of these shares is approximately $142,715. This investment has been accounted for on the cost basis as the company does not have significant influence over LifeLogix.

     The acquisition of additional shares of Conexys and the acquisition of shares of Digital Cement and the investment in LifeLogix were reflected at the estimated fair market value of the shares received which represents the more determinable value in the exchange. Revenue includes $932,927 arising from these transactions.


9.   GOODWILL

     Goodwill is the excess of cost over the value of assets acquired over liabilities assumed in the purchase of the following companies:

     i)  September 30, 2001

                                                                                  (Unaudited)
                                                                                  September 30
                                                                                      2001
                                                                    --------------------------------------
                                                                         Accumulated
                                                          COST           AMORTIZATION             NET
                                                            $                  $                   $
       System Search Consulting Services                   448,634              68,786             379,848
       International Career Specialists                    850,597             850,597                --
       Cad Cam Inc.                                      5,518,858             437,958           5,080,900
       MicroTech Professionals Inc.                      3,009,198             197,479           2,811,719
       E-Wink Inc.                                       2,433,700           2,433,700                --
                                                   ---------------     ---------------     ---------------
                                                        12,260,987           3,988,520           8,272,467
                                                   ===============     ===============     ===============

        Amortization for the nine months ended September 30, 2001 was $312,823. Effective July 1, 2001, the Company changed its amortization period from 30 to 15 years on a prospective basis.


        ii) December 31, 2000

                                                                                 2000                                   1999
                                                       -------------------------------------------------------     ---------------
                                                                             Accumulated
                                                            COST             AMORTIZATION            NET                  NET
                                                              $                   $                   $                    $

        System Search Consulting Services                      448,634              59,816             388,818             426,860
        International Career Specialists                       850,597             850,597                --               839,286
        Cad Cam Inc.                                         5,518,858             233,530           5,285,328           5,469,290
        MicroTech Professionals Inc.                         3,009,198              98,054           2,911,144                --
        E-Wink Inc.                                          2,433,700           2,433,700                --                  --
                                                       ---------------     ---------------     ---------------     ---------------

                                                            12,260,987           3,675,697           8,585,290           6,735,436
                                                       ===============     ===============     ===============     ===============


     Amortization for the year ended December 31, 2000 was $319,879. During the year goodwill was written down by $3,113,268 ($nil in 1999). The impairments are recorded in accordance with SFAS 121 and are for the investments in E-Wink Inc and International Career Specialists. These two entities have ceased to operate and therefore the goodwill has been determined to have no value. Amortization for the year ended December 31, 1999 was $92,875.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


10.  OTHER ASSETS

     i) September 30, 2001

     Amortization of other assets for the nine months ended September 30, 2001 was $557,863.

    ii) December 31, 2000

                                                                    December 31,       December 31,
                                                                            2000               1999

                                                                              $                   $

     Deferred development cost                                         1,153,445            652,291
     Deferred financing costs                                              9,945             39,514
     Deferred contract (net of accumulated amortization
         of $300,000)                                                    540,000            310,000
     Deferred consulting fees (net of accumulated
         amortization of $190,570)                                            --            190,556
     Cash surrender value of life insurance                              109,499            123,750
                                                                       ---------          ---------

                                                                       1,812,889          1,316,111
                                                                       =========          =========

     Amortization for the year ended December 31, 2000 amounted to $ 732,488 and $220,570 for the year ended December 31, 1999.


11.  BANK INDEBTEDNESS

     i)  September 30, 2001
     At September 30, 2001, the Company had $4,980,000 outstanding with Bank One. The revolving line of credit provided for a maximum borrowing amount of $4,640,000 at variable interest rates based on eligible accounts receivable. At September 30, 2001, the Company had an overdraft of $340,000. The Company does not have an authorized overdraft facility with Bank One, however the bank has allowed an overdraft of up to $500,000 on a regular basis for approximately ten weeks. The revolving line of credit agreement requires the Company to meet various restrictive covenants, including a senior debt to EBITDA ratio, debt service coverage ratio, debt to tangible net worth ratio and certain other covenants. At September 30, 2001 and thereafter, the Company was not in compliance with the covenants contained in the revolving line of credit agreement. Bank One has indicated its intention to enter into a forbearance agreement with the Company in which the bank would refrain from exercising any rights or remedies based on existing or continuing defaults, including accelerating the maturity of the loans under the credit facility.

     As a result of the default on the loan covenants governing our credit line facility, Bank One restricted our repayment of certain subordinated loans and notes payable. The parties affected by this restriction, included the Business Development Bank of Canada, Roger Walters and Denise Dunne.


     ii) December 31, 2000
     The companies have a line of credit with Bank One to a maximum of $7,000,000, which bears interest at Canadian prime plus 1.5% per annum and is secured by a general assignment of book debts, a general security agreement and guarantees and postponements of claims by various affiliated companies. The company's average interest rate on short-term borrowings was 9%.


12. LONG-TERM DEBT

    i) September 30, 2001
    At September 30, 2001, the Company had $426,000 in subordinated debt outstanding to the Business Development Bank of Canada. The loan agreements require the Company to meet a certain working capital ratio. At September 30, 2001 and thereafter, the Company was not in compliance with the covenant contained in the loan agreements. The Business Development Bank of Canada has agreed to postpone principal repayment of its subordinated loans until March 2002. At this time, they will re-evaluate the Company's financial position and possibly extend the postponement until June 2002. The company has not made any principal payments to the Business Development Bank of Canada since June 2001, but is current in its interest obligations.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


     ii) December 31, 2000
     At December 31, 2000, the Company had $545,000 in subordinated debt outstanding to the Business Development Bank of Canada. At December 31, 2000 and thereafter, the Company was not in compliance with the covenant contained in the loan agreements.

                                                                                        December 31         December 31
                                                                                               2000                1999
                                                                                                  $                   $

    a) Included therein:

    A Business Development Bank of Canada ("BDC") loan secured by a general security agreement, payable in 40 equal monthly payments of $3,464 plus interest of 11%. In addition Thinkpath Inc. shall pay interest monthly by way of royalty of 0.018% per annum of Thinkpath Inc.'s actual annual
    gross sales                                                                             130,182             176,678

    A BDC loan, secured by a general security agreement, payable in 32 equal monthly payments of $4,619 plus interest at the BDC base rate plus 4% per annum. Currently the interest rate is 13.50%. In addition, Thinkpath Inc.
    Inc. shall pay interest monthly by way of a royalty of 0.0426% per annum of
    Thinkpath Inc.'s actual annual gross sales                                              142,428             203,248

    A BDC loan, secured by a general security agreement, payable in 32 monthly payments of $3,464 plus interest at the BDC base rate plus 4% per annum.
    Currently, the interest rate is 13.50%. In addition Thinkpath Inc.
    shall pay interest monthly by way of royalty of 0.0198% per annum of its
    actual gross annual sales                                                               106,816             152,428


    A BDC loan, secured by a general security agreement, payable in 7 remaining monthly payments of $693 plus interest at the BDC operational interest rate
    of prime plus 5% per annum. Currently, the interest rate is 13.50%                        4,673              13,164


    A BDC loan, secured by a general security agreement, paid in full
    November 25, 2000.                                                                         --                 7,621

    A subordinated loan from Working Ventures. This loan was converted to
    common shares in March 2000, as part of the purchase of ObjectArts Inc.                    --               772,485

    A BDC loan, secured by a general security agreement payable in 31 remaining monthly payments of $3,464 plus interest at the BDC operational interest rate prime plus 1.25% per annum. Currently the interest rate is
    10.75%. In addition, Thinkpath Inc. shall pay interest monthly by way of royalty of 0.09% per annum of Thinkpath Inc.'s projected annual gross
    sales                                                                                   103,478                --


    A BDC loan, secured by a general security agreement payable in 57 remaining monthly payments of $1,005 plus interest at the BDC operational interest rate prime plus 4% per annum. Currently the interest rate is
                                                                           15.5%             57,079                --

    A loan with Bank One payable in 31 remaining monthly payments of $13,889
    plus interest based on prime. Currently the interest is 8%.                             430,000                --


    Various capital leases with various payment terms and interest rates                    731,788             287,777
                                                                                    ---------------     ---------------

                                                                                          1,706,444           1,613,401

    Less: Current portion                                                                   946,131           1,051,275
                                                                                    ---------------     ---------------

                                                                                    $       760,313     $       562,126
                                                                                    ===============     ===============


     As of December 31, 2000, the BDC loan covenants were breached and accordingly, the loan amounts were reclassified as current.

     b) Future principal payments obligations as at December 31, 2000, were as follows:

                2001                      $  946,131
                2002                         460,116
                2003                         266,662
                2004                          33,535
                                          ----------

                                          $1,706,444
                                          ==========

     c) Interest expense with respect to the long-term debt amounted to $278,574 ($132,125 in 1999).

     d) Pursuant to the BDC loan agreement, BDC has the option to acquire 22,125 common stock for an aggregate consideration of $1. The fair market value of these options at the time of issuance was $62,393 ($2.82 per option). The imputed discount on these options has been amortized over the term of the loan as interest and was fully amortized prior to January 1, 1999. The options were exercised in July 2001.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


13.  NOTES PAYABLE

     i) September 30, 2001

     In September 2001, the Company restructured its note payable to Roger Walters, the vendor of Cad Cam Inc. The principal was reduced from $1,200,000 to $750,000 in consideration of capital stock payable of $450,000. In addition, all principal payments were postponed until January 1, 2003 at which time, the Company will pay $12,500 per month plus interest at 4.5% until December 31, 2006. The balance of $150,000 will be due on December 31, 2006. The Company is currently making interest payments of $7,500 per month until December 31, 2002.

     In September 2001, the Company restructured its note payable to Denise Dunne, the vendor of MicroTech Professionals Inc. The principal was reduced from $1,965,000 to $1,740,000 in consideration of capital stock payable of $225,000. In addition, all principal payments were postponed until January 1, 2003, at which time, the Company will pay $20,000 per month plus interest at 5% until December 31, 2006. The balance of $781,287 will be due on January 1, 2007. The Company is currently making interest payments of $14,397 per month until December 30, 2002.

     ii) December 31, 2000

                                                                                        December 31         December 31
                                                                                               2000                1999
                                                                                                  $                   $

    a) Cad Cam Inc.

    As part of the purchase of Cad Cam Inc. Thinkpath Inc.
    owes the following amounts:

    First note payable was issued on the closing date of the
    Cad Cam Inc. acquisition, in the amount of $1,000,000.
    This note is to be repaid in 20 quarterly instalments, with interest at Canadian prime plus 0.5%, net of the amount of
    $50,000 forgiven at year end.                                                           700,000             950,000

    The second note payable was issued on the closing date of the Cad Cam Inc.
    acquisition, in the amount of $500,000. This is to be repaid in 20 quarterly instalments, with interest at Canadian prime plus 0.5%, net of the amount of
    $25,000 forgiven at year end.                                                           375,000             500,000

    The third note payable was issued on the closing date of Cad Cam Inc.
    acquisition in the amount of $1,000,000. This will be paid in quarterly instalments of $250,000, plus accrued interest, during 2000. The repayment terms have been renegotiated and the payment of $250,000 due on September
    30, 2000 installment has been extended. The majority of this amount is payable in 12 equal monthly payments of $20,833 in 2001, plus accrued
    interest of 12%.                                                                        250,000           1,000,000

    b) Microtech Professional Inc.

    As part of the purchase of Microtech Professional Inc.
    Thinkpath Inc. owes the following amounts:

    First note payable bearing interest at 1/2% above prime
    payable semi-annually over a three year term from closing                               625,000                --

    Second note payable bearing interest at 1/2% above prime payable
    semi-annually over three years from one year after closing                              500,000                --

    Third note payable is due within 60 days of the completion of the
    December 31, 2000 audit based on the Financial Statements of
    Microtech with EBITDA equal to or greater than $850,000. This
    requirement has been met                                                                875,000                --
                                                                                    ---------------     ---------------
                                                                                          3,325,000           2,450,000
    Current portion of notes payable                                                      1,683,333           1,300,000
                                                                                    ---------------     ---------------

                                                                                          1,641,667           1,150,000
                                                                                    ===============     ===============

    c)   Capital repayments as at December 31, 2000

         2001                1,683,333
         2002                  716,667
         2003                  591,667
         2004                  333,333
                             ---------
                             3,325,000
                             =========

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


14.  CAPITAL STOCK

     a) Authorized

         30,000,000   Common stock, no par value (15,000,000 at December 31,
                      2000)
         1,000,000    Preferred stock, issuable in series,
                      rights to be determined by the Board of Directors

     b) Issued

        On June 8, 1999, the company was successful in its Initial Public Offering. 1,100,000 common stock were issued at an issuance price of $5.00 per share. Net proceeds received, after all costs, was $3,442,683. The company trades on Nasdaq under the trading symbol "THTH". As part of the Initial Public Offering, the underwriters exercised the over-allotment, resulting in 107,000 common stock being issued for net proceeds of $465,000. Deferred costs of $1,351,365, which were incurred as part of the completion of the Initial Public Offering, have been applied against the proceeds raised by the offering, and are included in the net proceeds.

        On June 30, 1999, 163,767 common stock were issued in conjunction with the acquisition of Cad Cam Inc., with a carrying value of $500,000.

        During 2000, the company effected two acquisitions accounted for as pooling of interest and therefore the capital stock of the company outstanding at January 1, 1999 and December 31, 1999 have been restated to reflect the aggregate capital stock and shareholder equity amounts as follows:

                                                           #            $

          Original Balance as of December 31, 1998      1,717,875    1,448,368
          Issuance of Shares for pooling of interest      777,260      344,576
                                                        ---------    ---------

          Revised Balance as of December 31, 1998       2,495,135    1,792,944
                                                        =========    =========


        As part of the acquisition of ObjectArts Inc., the company issued 196,800 common shares for a total consideration of $837,151 on the conversion of debt to common shares.

        On April 25, 2000, 133,333 common stock were issued for the purchase of MicroTech Professionals Inc., for a total consideration of $500,000.

        During 2000, 300,000 common stock were issued as partial consideration for the purchase of shares of E-Wink Inc. for a value of $975,000.

        On August 22, 2000, 1,063,851 shares of common stock and 560,627 warrants were issued in a private placement for net proceeds of $2,333,715 (gross proceeds of $2,681,600).

        During 2000, 3,533,111 common stock were issued for services rendered totaling $3,160,288. An amount of $110,000 has been included in the acquisition of MicroTech and the balance of $3,050,288 has been included in Acquisition costs and financing expenses as of December 31, 2000.

        During 2000, 1,694,343 common stock were issued on the conversion of Preferred Stock.

        The company has issued 1,800,000 common shares of the company in consideration of services rendered related to the acquisition of various subsidiaries. These shares are included in common stock issued in consideration of services in the amount of $1,125,000 and have been included in Acquisition costs and financing expenses for December 31, 2000.

        On September 13, 2000, Thinkpath Inc. entered into an agreement with Burlington Capital Markets Inc. to aid the company in further acquisitions. A total of 425,000 common shares has been reflected as issued for an aggregate cost of $717,250. This amount has been expensed in the year ended December 31, 2000 and is included in financing expenses.

        During January 2001, the Company agreed to issue 250,000 warrants to acquire shares of the company at $1.50 and to re-price a total of 330,693 options to an exercise price of $1.00. In consideration of the foregoing, a total of 275,000 shares were issued for an amount of $275,000 in cash. The terms of the warrants are indicated in note 14(e). The value of the repricing of the warrants and the new warrants issued have been treated as the part of the allocation of the proceeds on the issuance of the common stock.

        On June 6, 2001, the Company amended its Articles of Organization to increase its authorized common stock from 15,000,000 to 30,000,000.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


        During the nine months ended September 30, 2001, the Company issued 400,000 shares of its common stock in consideration of $203,000 in cash.

        During the nine months ended September 30, 2001, the Company issued 30,632 shares of its common stock in consideration of legal services, 150,000 shares of its common stock in consideration of investment banking services, 316,667 shares to reduce common stock payable of $625,000, and 93,883 shares in settlement of accounts payable.

     c) Liabilities payable in common stock

        The common stock payable of $1,000,000 due to the vendor of Cad Cam Inc. was settled by the issuance of 1,125,398 shares for an amount of $742,200 and the settlement of amounts due to the company by the vendor with a value of $257,800.

        The common stock payable represents the final payments for MicroTech Professionals Inc. ($625,000), settlement with an employee of Njoyn ($67,000), and dividends payable on preferred stock ($59,788). Common Stock of Thinkpath Inc. will be issued for Cad Cam Inc. at the prevailing market rate at the time of issuance. Common Stock of Thinkpath Inc. will be issued for MicroTech Professionals at the lower of $3.75 and the average of the last sale price as quoted on NASDAQ for the 10 days prior to issuance. If the common stock payable were to be converted at December 31, 2000 the number of common stock to be issued would be 932,836.

        During the nine months ended September 30, 2001, the company issued 316,667 shares to reduce liabilities payable in common stock of $625,000. The balance at September 30, 2001 represents $450,000 to Roger Walters in settlement of a note payable, $225,000 to Denise Dunne in settlement of a note payable, $67,000 settlement with an employee of Njoyn, and a dividends payable of $31,000 on preferred stock.

     d) Preferred Stock

        On December 30, 1999, 15,000 shares of series A, 8% cumulative, convertible, preferred stock, no par value were issued in a private placement for gross proceeds of $1,500,000. The preferred stock are convertible into common stock at the option of the holders under certain conditions, at any time after the effective date of the registration statement. The conversion price will be based on the trading price at December 30, 1999 or 80% of the average of the ten trading days immediately preceding the conversion of the respective shares of Series A, preferred stock. The stockholders of the Series A, 8% cumulative, convertible stock are entitled to receive preferential cumulative quarterly dividends in cash or shares at a rate of 8% simple interest per annum on the stated value per share. The intrinsic value of the conversion price at date of issue was reflected as a dividend of $138,000.

        At any time after the effective date of the registration statement, Thinkpath Inc. has the option to redeem any or all of the shares of Series A, 8% cumulative, convertible, preferred stock by paying to the holders a sum of money equal to 135% of the stated value of the aggregate of the shares being redeemed if the conversion price is less than $2.00.

        Thinkpath Inc. holds the option to cause the investors in the December 30, 1999 placement offering to purchase an additional $500,000 worth of Series A, 8% cumulative, convertible, preferred stock upon the same terms as described above. This right was exercised in July, 2000.

        On April 16, 2000, 2,500 shares of Series A, 8% cumulative, convertible, preferred stock, no par value were issued in a private placement for gross proceeds of $250,000. The proceeds have been reduced by any issue expenses.

        On April 16, 2000, 1,500 shares of Series B, 8% cumulative, convertible, preferred stock, no par value were issued in a private placement for gross proceeds of $1,500,000. The proceeds have been reduced by any issue expenses.

        On July 7, 2000, 5000 shares of series A, 8% cumulative, convertible, preferred stock, no par value were issued in a private placement for gross proceeds of $500,000. The proceeds have been reduced by any issue expenses.

        The preferred stock are convertible into common stock at the option of the holders under certain conditions, at any time after the effective date of the registration statement. As of December 31, 2000, 1,050 Series A preferred stock and 750 Series B preferred stock were not yet converted into common stock.

        Pursuant to a share purchase agreement dated April 18, 2001, the Company issued 1,105 shares of Series C 7% Cumulative Convertible Preferred Stock (Series C Preferred Stock). Each share of Series C Preferred Stock has a stated value of $1,000 per share. The shares of Series C Preferred Stock are convertible into shares of the Company's common stock at the option of the holders, at any time after issuance until such shares of Series C Preferred Stock are manditorily converted or redeemed by the Company, under certain conditions. The Company is required to register 200% of the shares of common stock issuable upon the conversion of the 1,105 shares of Series C Preferred Stock. In addition, upon the effective date of such registration statement, the Company is obligated to issue to the holders of Series C Preferred Stock an aggregate of 500 shares of Series C Preferred Stock in consideration for $500,000, under certain conditions.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)

        The holders of the shares of Series C Preferred Stock are entitled to receive preferential dividends in cash, on a quarterly basis commencing on June 30, 2001, out of any of the Company's funds legally available at the time of declaration of dividends before any other dividend distribution will be paid or declared and set apart for payment on any shares of the Company's common stock, or other class of stock presently authorized, at the rate of 7% simple interest per annum on the stated value per share plus any accrued but unpaid dividends, when as and if declared. The Company has the option to pay such dividends in shares of the Company's common stock to be paid (based on an assumed value of $1,000 per share) in full shares only, with a cash payment equal to any fractional shares.

        The number of shares of the Company's common stock into which the Series C Preferred stock shall be convertible into that number of shares of common stock equal to (i) the sum of (A) the stated value per share and
        (B) at the holder's election, accrued and unpaid dividends on such share, divided by (ii) the Conversion Price". The "Conversion Price" shall be the lesser of (x) 87.5% of the average of the 5 lowest daily volume weighted average prices of the Company's common stock during the period of 60 consecutive trading days immediately prior the date of the conversion notice; or (y) 90% of the average of the daily volume weighted average prices during the period of the 5 trading days prior to the applicable closing date ($.4798 with respect to the 1,105 shares of Series C 7% Preferred Stock issued and outstanding). The Conversion Price is subject to certain floor and time limitations. At any time prior to October 24, 2001, the Company may, in its sole discretion, redeem in whole or in part, the then issued and outstanding shares of Series C Preferred Stock at a price equal to $1,150 per share, plus all accrued and unpaid dividends, and after October 24, 2001 at a price equal to $1,200 per share, plus all accrued and unpaid dividends.

        During the nine months ended September 30, 2001, the Company issued 2,142,613 common stock on the conversion of 1,050 Series A preferred stock, 750 Series B preferred stock and 120 Series C preferred stock. The Company paid dividends of $380,638 on the conversions.

        The proceeds received on the issue of Class C preferred shares have been allocated between the value of detachable warrants issued and the preferred shares outstanding on the basis of their relative fair values. Paid in capital has been credited by the value of the warrants and retained earnings charged for the amount of preferred dividends effectively paid. The conversion benefit existing at the time of issue of the preferred Class C shares has been computed and this amount has been credited to paid in capital for the Class C preferred shares and charged to retained earnings as dividends on the Class C preferred shares.

     e) Warrants

        On December 30, 1999, 475,000 warrants were issued in conjunction with the private placement of the Series A, preferred stock. They are exercisable at any time and in any amount until December 30, 2004 at a purchase price of $3.24 per share. These warrants have been valued at $1,091,606 based on the Black Scholes model utilizing a volatility rate of 100% and a risk-less interest rate of 6.33%. This amount has been treated as a cumulative effect adjustment to retained earnings. For purposes of earnings per share, this amount has been included with preferred share dividend in the 2000 financial statements.

        In connection with the Initial Public Offering, the underwriters received 110,000 warrants. They are exercisable at a purchase price of $8.25 per share until June 1, 2004.

        On April 16, 2000, we issued 50,000 warrants in connection with a private placement of Series A stock and 300,000 warrants on the issue of Class B preferred shares. The warrants were issued with a strike price of $3.71 and expire April 16, 2005. These warrants have been valued at $939,981 based on the Black Scholes model utilizing a volatility rate of 100% and a risk-less interest rate of 6.18%. This amount has been treated as a preferred share dividend in the 2000 financial statements.

        In connection with the private placement of Series B preferred stock 225,000 warrants were issued. They are exercisable at a purchase price of $3.58. These warrants have been valued at $533,537 based on the Black Scholes model utilizing a volatility rate of 100% and a risk-less interest rate of 6.13%. This amount has been treated as a preferred share dividend in the 2000 financial statements.

        In 2000, in connection with the purchase of the investment in E-Wink 500,000 warrants were issued. They are exercisable at a purchase price of $3.25 and expire March 6, 2005. These warrants have been valued at $1,458,700 based on the Black Scholes model utilizing a volatility rate of 100% and a risk-less interest rate of 6.50%. This amount has been treated as part of the cost of the E-Wink investment.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


        In 2000, in connection with the private placement of August 22, 2000, 560,627 warrants were issued. They are exercisable at a purchase price of $2.46 and expire August 22, 2005. These warrants have been valued at $1,295,049 based on the Black Scholes model utilizing a volatility rate of 100% and a risk-less interest rate of 6.13%. This amount has been treated as an allocation of the proceeds on the common stock issuance.

        On January 26, 2001, the Company: (i) repriced warrants to purchase up to 100,000 shares of its common stock, which warrant was issued to a certain investor in our April 2000 private placement offering of Series B 8% Cumulative Preferred Stock, so that such warrant is exercisable at any time until April 16, 2005 at a new purchase price of $1.00 per share; (b) repriced warrants to purchase an aggregate of up to 280,693 shares of its common stock, which warrants were issued to the placement agent, certain financial advisors, and the placement agent's counsel in our August 2000 private placement offering of units, so that such warrants are exercisable at any time until August 22, 2005 at a new purchase price of $1.00 per share; and (c) issued warrants to purchase up to 250,000 shares of its common stock exercisable at any time and in any amount until January 26, 2006 at a purchase price of $1.50 per share. In February 2001, 150,000 of such warrants were exercised by KSH Investment Group, the placement agent in the Company's August 2000 private placement offering. The exercise prices of the revised and newly issued warrants are equal to, or in excess of, the market price of our common stock on the date of such revision or issuance.

        Following verbal agreements in December 2000, on January 24, 2001, the company signed an agreement with The Del Mar Consulting Group, a California corporation, to represent us in investors' communications and public relations with existing shareholders, brokers, dealers and other investment professionals. The company issued a non-refundable retainer of 400,000 shares to Del Mar and are required to pay $4,000 per month for on-going consulting services. In addition, Del Mar has a warrant to purchase 400,000 shares of common stock at $1.00 per share and 100,000 shares at $2.00 which expires January 24, 2005 and which are exercisable commencing August 1, 2001. As the agreement to issue the non- refundable retainer was reached in December 2000, the 400,000 shares with a value of $268,000 has been included in the shares issued for services rendered and has been included in financing expenses for December 31, 2000. The commitment to issue the non-refundable deposit was effected in December 2000. The value of the warrants of $216,348 has been included in paid in capital in January 2001 and the expense is being reflected over the six month period ending August 1, 2001. In April 2001, the warrants were cancelled and new warrants were issued which are exercisable at $0.55. 200,000 of the warrants are exercisable commencing April 2001 and the balance are exercisable commencing August 1, 2001. The value of the change in the warrants of $29,702 has been included in the paid in capital in April 2001 and the additional expense is being amortized in the period to August 1, 2001.

        During the nine months ended September 30, 2001, the Company issued 723,436 warrants to the Series C Preferred Stock investors of which 663,484 have a strike price of $0.54 and expire on April 18, 2005. The balance of 59,952 have a strike price of $0.63 and expire on June 8, 2005.

        During the nine months ended September 30, 2001, the company issued 22,122 shares to the Business Development Bank of Canada on the exercise of warrants at $1.00.

     f) Stock Options

        The company has outstanding stock options issued in conjunction with its long-term financing agreements for 22,125 common stock which were exercised in July 2001, the cost of which has been expensed prior to January 1, 1999, and additional options issued to a previous employee of the company for 200,000 shares exercisable at $2.10. of which 18,508 were exercised during 2000. The balance of 181,492 are outstanding.

        During 1999, 250,500 options to purchase shares of the company were issued to related parties. The options are exercisable at $3.19.

        In connection with the acquisition of Cad Cam Inc. 100,000 options to purchase shares of the company were delivered in quarterly instalments of 25,000 options each, starting January 1, 2000. The exercise amounts ranged from $2.12 to $3.25. The exercise price was amended to $1.00 and these options will be exercisable between April 1, 2001 to 2004. The cost of repricing of these options totalling $100,000 has been recorded in Acquisition costs and financing expenses for the year ended December 31, 2000.

        In July 1999, the directors of the company adopted and the stockholders approved the adoption of the company's 1999 Stock Option Plan. In May 2000, the directors approved the adoption of the 2000 Stock Option Plan. Subsequent to the year-end, in June 2001, the directors approved the adoption of the 2001 Stock Option Plan. Each of the plans provide for the issuance of 435,000 options with the following terms and conditions.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


        The plans will be administrated by the Compensation Committee or the Board of Directors, which will determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of common stock issuable upon the exercise of the options and the option exercise price.

        The plans are effective for a period of ten years. Options to acquire 435,000 common stock per plan may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the company. Options granted under the plans may be exercisable for up to ten years, generally require a minimum three year vesting period, and shall be at an exercise price all as determined by the Board of Directors, provided that the exercise price of any options may not be less than the fair market value of the common stock on the date of the grant. Options are non-transferable, and are exercisable only by the participant (or by his or her guardian or legal representative) during his or her lifetime or by his or her legal representatives following death.

        If a participant ceases affiliation with the company by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant 90 days to exercise the option, except for termination for cause which results in immediate termination of the option.

        Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the company become available again for issuance under the plans, subject to applicable securities regulation.

        The plans may be terminated or amended at any time by the Board of Directors, except that the number of common stock reserved for issuance upon the exercise of options granted under the plans may not be increased without the consent of the stockholders of the company.

        Included in the options granted in 2000 were 260,000 options issued to related parties in December 2000. The options are exercisable at $0.70 and expire December 2005.


15.  FINANCING EXPENSES

     Financing expenses represent the following;

     a) Acquisition costs incurred which are not related to a successfully completed acquisition and the costs incurred on the merger with entities treated as a pooling of interest.

     b) Financing expenses include investor relation fees, consulting services for financing and the cost of repricing options with an estimated cost of $100,000 netted against the debt reduction of $75,000.


16.  RESTRUCTURING COSTS

     i) September 30, 2001

     At the end of December 31, 2000 the Company had a restructuring reserve balance of $571,339 as a result of certain of the Company's actions to better align its cost structure with expected revenue growth rates. The restructuring activities related to the closure of one training location in London, Ontario resulting in costs to sever 3 employees with long-term contracts until December 2002 and the lease commitment for the premises in London Ontario. These long-term contracts do not require the employees to provide services until the date of involuntary termination. Other employees at the London location, without contracts, have been terminated during March 2001 and April 2001. During the three months ended September 2001, the lease cancellation costs for London have been reduced by $30,700 and the severance costs for London have been reduced by $56,000. These amounts represent settlements reached with the landlord and one of the three employees with long term contracts. The employee agreed to a reduction in the term of the contract which resulted in a reduction of the liability of $56,000.

     In February 2001, the company started to close down one of its research and development (R&D) Operations located in Toronto. The company continued to terminate employees until April 2001. The premises are subject to a long-term lease and will be utilized for corporate needs in the future. Restructuring costs include rent for the current period for the Toronto R&D space. The company moved its operations into this space at the end of October 2001.

     The remaining accrual will be relieved throughout fiscal 2001, as leases expire and severance payments, some of which are paid on a monthly basis, are completed. Details of the restructuring costs and reserve balance is as follows;

    Description                  Cash/           Reserve balance      Restructuring         Activity         Reserve balance
                                non/cash        December 31, 2000         Costs                             September 30, 2001

    Severance packages
       London-Training            Cash                   435,173             (13,614)            331,986              89,573
       Toronto-R&D                Cash                    17,640                --                17,640                 --
    Lease cancellations
       London-Training            Cash                   118,526             (30,700)             56,355              31,471
       Toronto-R&D                Cash                                        44,000              29,610              14,390
                                                 ---------------     ---------------     ---------------     ---------------
    Commitments                                          571,339                (314)            435,591             135,434
                                                 ===============     ===============     ===============     ===============

     ii) December 31, 2000

     During the fourth quarter of fiscal 2000, the Company recorded a restructuring charge of $685,103 as a result of certain of the Company's actions to better align its cost structure with expected revenue growth rates. The restructuring activities (shown below in tabular format) relate to the closure of one training location,in London, Ontario resulting in costs to sever 3 employees with long-term contracts until December 2002 and the lease commitment for the premises in London Ontario. These long-term contracts do not require the employees to provide services until the date of involuntary termination. Additional restructuring costs will be incurred upon the termination of the balance of the employees at the London location after December 31, 2000. The premises were vacated in April 2001. Operations continued until April 2001 with a very low volume of work as the bulk of training was shifted to the Toronto site.

     The remaining accrual will be relieved throughout fiscal 2001, as leases expire and severance payments, some of which are paid on a monthly basis, are completed.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)



     Detail of the restructuring charge and reserve balance is as follows;


    Description            Cash/non-cash       Restructuring         Activity       Reserve balance
                                                  Charge                           December 31, 2000
    Elimination of Job
    Responsibilities

    Severance packages         Cash                  546,587             93,774            452,813
    Lease cancellations        Cash                  138,516             19,990            118,526
                                               -------------      -------------      -------------
    Commitments                                      685,103            113,764            571,339
                                               =============      =============      =============


17.  DEFERRED INCOME TAXES AND INCOME TAXES

     a) Deferred Income Taxes

        The components of the future tax liability classified by source of temporary differences that gave rise to the benefit are as follows:

                                                               (Unaudited)
                                                                 September        December 31,        December 31,
                                                                      2001                2000                1999
                                                                       $                   $                   $

       Accounting amortization in excess of tax
           amortization                                           (185,000)           (190,000)           (199,317)
       Losses available to offset future income
           taxes                                                 2,216,828           1,465,157             413,783
       Share issue costs                                           790,957             790,957             372,948
       Adjustment cash to accrual method                          (457,000)           (413,688)           (620,532)
       Investment tax credit                                       201,000             201,000
                                                           ---------------     ---------------     ---------------

                                                                 2,566,785           1,853,426             (33,118)

       Less:  Valuation allowance                                2,330,682             210,000              66,354
                                                           ---------------     ---------------     ---------------

                                                                   236,103           1,643,426             (99,472)
                                                           ===============     ===============     ===============

        As part of the acquisitions of Cad Cam Inc. and MicroTech Professionals Inc., there was a change of control which resulted in the subsidiaries being required to change from the cash method to the accrual method of accounting for income tax purposes.

     b) Current Income Taxes

        Current income taxes consist of:

                                                               (Unaudited)
                                                             September 30,        December 31,        December 31,
                                                                      2001                2000                1999
                                                                       $                   $                   $

       Amount calculated at Federal and
              Provincial statutory rates                        (1,308,359)         (2,750,577)             27,458
                                                           ---------------     ---------------     ---------------

       Increase (decrease) resulting from:
              Permanent differences                                449,501           1,454,784              11,579
              Timing differences                                      --              (103,879)             51,295
              Valuation allowance                                1,558,359             210,000              66,354
              Loss carried back applied                               --                  --               (69,597)
                                                           ---------------     ---------------     ---------------

                                                                 2,007,860           1,560,905              59,631
                                                           ---------------     ---------------     ---------------

       Current income taxes                                        699,501          (1,189,672)             87,089
                                                           ===============     ===============     ===============

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


       The 2000 fiscal year is the first year that the company has not reported taxable income and included in 2000 expenses incurred are significant non-recurring items which have been eliminated through restructuring and re-alignment of the operations. For 1999, including Cad Cam Inc. for a full year, the taxable income reported was in aggregate approximately $400,000. Including MicroTech Professionals at an estimated $250,000 of taxable income, the non-operating losses would be utilized within the carry forward period. Issue expenses totalling approximately $2,300,000 may be claimed at the rate of 20% per year until 2004. To the extent that these expenses create a loss, the loss is available to be carried forward for seven years from the year the loss is incurred. As the subsidiaries have been acquired by a non-US entity, the taxable income will be increased by approximately $1,300,000 over the next three years as the company is required to change its taxation method from the cash basis to the accrual basis. The company has reflected the benefit of utilizing non-capital losses totalling approximately $4,165,000 in the future as a deferred tax asset as at December 31, 2000. As at the completion of the December 31, 2000 financial statements, Management believed it was more likely than not that the results of future operations would generate sufficient taxable income to realize the deferred tax assets. Subsequent to the completion of the December 31, 2000 financial statements, there has been a deterioration of operations in certain divisions in response to weakening market conditions and the postponement of contracts. As a result, the company has written down the deferred tax asset.


18.  OTHER COMPREHENSIVE INCOME (LOSS)

     Comprehensive income (loss) for the nine months ended September 30, 2001:

                                                              Before Tax        Tax (Expense)         Net-of-Tax
                                                               Amount            or Benefit             Amount
                                                           ---------------     ---------------     ---------------

       Foreign currency translation adjustments                   (220,539)               --              (220,539)

       Adjustment to market value                                   (1,130)                339                (791)
                                                           ---------------     ---------------     ---------------

       Other comprehensive income (loss)                          (221,669)                339            (221,330)
                                                           ===============     ===============     ===============


     Comprehensive income (loss) for the year ended December 31, 2000:

                                                              Before Tax        Tax (Expense)         Net-of-Tax
                                                               Amount            or Benefit             Amount
                                                           ---------------     ---------------     ---------------

       Foreign currency translation
          adjustments                                             (707,954)               --              (707,954)

       Adjustment to market value                                  109,348             (32,800)             76,548
                                                           ---------------     ---------------     ---------------

       Other comprehensive loss                                   (598,606)            (32,800)           (631,406)
                                                           ===============     ===============     ===============


     Comprehensive income (loss) for the year ended December 31, 1999:

                                                              Before Tax        Tax (Expense)         Net-of-Tax
                                                               Amount            or Benefit             Amount
                                                           ---------------     ---------------     ---------------

       Foreign currency translation
          adjustments                                              116,885                --               116,885

                                                           ---------------     ---------------     ---------------

       Other comprehensive income                                  116,885                --               116,885
                                                           ===============     ===============     ===============


     The foreign currency translation adjustments are not currently adjusted for income taxes since the company is situated in Canada and the adjustments relate to the translation of the financial statements from Canadian dollars into United States dollars done only for the convenience of the reader.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


19.  SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

     Thinkpath Inc. acquired all the capital stock of MicroTech Professionals Inc. on April 25, 2000, for $4,660,000. The acquisition was funded as follows:

                Fair Value of Assets acquired              $  1,769,478
                Liabilities assumed                          (1,073,527)
                Goodwill                                      3,009,198
                Other assets acquired                           850,000
                Fixed assets acquired                           104,851
                Liabilities payable in common stock            (625,000)
                Cash paid for Capital Stock                  (1,300,000)
                Note Payable                                 (2,125,000)
                Common Stock Issued                            (610,000)
                                                           ------------

                                                                  --
                                                           ------------

     During the year ended December 31, 2000, the company reflected preferred dividends through the issuance of common shares and the beneficial conversion feature on its preferred shares in the amount of $3,586,807. The balance of the preferred dividends of $59,788 have been included in liabilities payable in common stock at December 31, 2000.

     A subordinated loan payable to Working Ventures in the amount of $837,151 was converted into 196,800 common shares.

     During the year ended December 31, 2000 the company acquired the shares of E-Wink in exchange for 300,000 common shares with a value of $975,000 and warrants valued at $1,458,700.

     During the year ended December 31, 2000, the company settled liabilities payable in common stock through the issuance of common shares with a value of $742,200.


20.  TRANSACTIONS WITH RELATED COMPANIES

     During 1999, Thinkpath Inc. charged its subsidiaries a one-time set-up fee, and has continued to charge maintenance fees for the use of Njoyn. These transactions have been eliminated upon consolidation. Any set-up charges prior to the acquisition of Cad Cam Inc. are reflected as part of the purchase price adjustment calculation.

     Thinkpath Inc. has entered into a consulting agreement with a company, whereby this company performs tasks related to mergers, acquisitions and the securing of financing. The company receives 3% of gross proceeds. In connection with the placement of the Series A, 8% cumulative, convertible, preferred stock, and for other services rendered the said company received $69,000 in 1999. The managing director of this company was the CFO of Thinkpath Inc. during 1999.


21.  SEGMENTED INFORMATION

     a) Sales by Geographic Area

                                                  (Unaudited)           (Unaudited)
                                                  Nine Months           Nine Months              Year                  Year
                                              Ended September 30,    Ended September 30,   Ended December 31,    Ended December 31,
                                                     2001                  2000                  2000                  1999
                                                ---------------       ---------------       ---------------       ---------------
                                                      $                     $                     $                     $

                         Canada                      12,848,946            11,376,309            15,633,140            16,601,717
       United States of America                      16,379,245            21,252,909            28,692,640            10,430,718
                                                ---------------       ---------------       ---------------       ---------------
                                                     29,228,191            32,629,218            44,325,780            27,032,435
                                                ===============       ===============       ===============       ===============

     b) Net Income (Loss) by Geographic Area

                                                  (Unaudited)           (Unaudited)
                                                  Nine Months           Nine Months              Year                  Year
                                              Ended September 30,    Ended September 30,   Ended December 31,    Ended December 31,
                                                     2001                  2000                  2000                  1999
                                                ---------------       ---------------       ---------------       ---------------
                                                      $                     $                     $                     $

                         Canada                      (2,724,992)           (1,088,821)           (6,599,859)             (432,464)
       United States of America                      (1,013,178)            1,433,840            (1,798,458)              427,141
                                                ---------------       ---------------       ---------------       ---------------
                                                     (3,738,170)              345,109            (8,398,317)               (5,323)
                                                ===============       ===============       ===============       ===============

     c) Identifiable Assets by Geographic Area

                                                    (Unaudited)
                                                  September 30,          December 31,          December 31,
                                                           2001                  2000                  1999
                                                           ----                  ----                  ----
                                                            $                     $                     $

                         Canada                       7,672,461             8,979,711             7,880,965
       United States of America                      13,898,791            16,706,229            12,664,906
                                                ---------------       ---------------       ---------------
                                                     21,571,252            25,685,940            20,545,871
                                                ===============       ===============       ===============

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


           d)   Revenue and Gross Profit by Operating Segment

                                                  (Unaudited)           (Unaudited)
                                                  Nine Months           Nine Months              Year                  Year
                                              Ended September 30,    Ended September 30,   Ended December 31,    Ended December 31,
                                                     2001                  2000                  2000                  1999
                                                ---------------       ---------------       ---------------       ---------------
                                                      $                     $                     $                     $

        Revenue
                   IT Recruitment                          12,979,101          11,010,371          13,864,829          14,291,100
        Tech Pubs and Engineering                          10,200,817          12,726,438          16,171,216           5,076,761
                 IT Documentation                           2,848,940           3,231,153           6,265,665                --
                         Training                           2,564,541           5,107,895           7,196,636           7,054,552
                       Technology                             634,792             553,361             827,434             610,022
                                                      ---------------     ---------------     ---------------     ---------------
                                                           29,228,191          32,629,218          44,325,780          27,032,435
                                                      ===============     ===============     ===============     ===============
       Gross Profit
                   IT Recruitment                           3,511,180           4,800,529           7,654,180           5,914,436
        Tech Pubs and Engineering                           2,814,622           3,757,529           3,501,789           1,339,068
                 IT Documentation                           1,158,589           1,490,026           2,764,794                --
                         Training                           1,402,506           2,353,508           3,538,734           3,002,930
                       Technology                             602,930             456,096             683,455             413,526
                                                      ---------------     ---------------     ---------------     ---------------
                                                            9,489,827          12,857,688          18,142,952          10,669,960
                                                      ===============     ===============     ===============     ===============



     e) Revenues from Major Customers

        The consolidated entity had the following revenues from major Customers:

        No single customer consisted of more than 10% of the revenues for the nine months ended September 30, 2001 and 2000 and the years ended December 31, 2000 and 1999.

     f) Purchases from Major Suppliers

        There were no significant purchases from major suppliers.


22.  EARNINGS PER SHARE

     The company has adopted Statement No. 128, Earnings Per Share, which requires presentation, in the consolidated statement of income, of both basic and diluted earnings per share.

                                                             (Unaudited)
                                                             September 30,        December 31,        December 31,
                                                                      2001                2000                1999

                                                                       $                   $                   $

       Average common stock outstanding                         14,277,356           5,296,442           3,194,018
       Average common stock issuable                                  --                  --                  --
                                                           ---------------     ---------------     ---------------

       Average common stock outstanding
            assuming dilution                                   14,277,356           5,296,442           3,194,018
                                                           ===============     ===============     ===============


     The outstanding options and warrants were not included in the computation of the fully diluted earnings per common share as the effect would be anti-dilutive.

     The earnings per share calculation (basic and fully diluted) does not include any common stock for common stock payable as the effect would be anti-dilutive.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)



23.  STOCK OPTION PLANS

     a) Options outstanding


                                                                                             OPTIONS           WEIGHTED
                                                                                                                AVERAGE
                                                                                                               EXERCISE
                                                                                                                  PRICE


    Options outstanding at January 1, 1999                                                  222,125                1.89
    Options granted to key employees and directors                                          250,500                3.19
    Options exercised during the year                                                          --
    Options forfeited during the year                                                          --
    Options expired during the year                                                            --
                                                                                    ---------------

    Options outstanding at December 31, 1999                                                472,625                2.21

    Options granted to key employees and directors                                          969,500                2.22
    Options exercised during the year                                                       (18,508)               2.10
    Options forfeited during the year                                                        (4,000)               3.19
    Options expired during the year                                                            --
                                                                                    ---------------

    Options outstanding at December 31, 2000                                              1,419,617                2.21
                                                                                    ===============

    Options exercisable December 31, 1999                                                   472,625                2.58
    Options exercisable December 31, 2000                                                   714,117                1.95
    Options available for future grant December 31, 1999                                    184,500
    Options available for future grant December 31, 2000                                       --


       After December 31, 2000, 217,500 options exercisable at between $3.19 and $3.25 have been forfeited by employees following their termination and the expiry of their option periods to October 5, 2001.


    b) Range of Exercise Prices


                            Outstanding          Weighted                Options              Options          Weighted
                              Options            Average               Outstanding          exercisable         Average
                                                Remaining                Average                               Exercise
                                                   Life              Exercise Price                              Price


      $2.10 - $3.25           937,492            4.2 years                $2.97                431,992            $2.73

      $1 and under            482,125            3.9 years                $0.73                282,125            $0.75


  c) Pro-forma net income

     The company applies Accounting Principles Board Opinion No. 25, "Accounting of Stock Issued to Employees" and related interpretation in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for such plans. Had compensation cost been determined, based on the fair value at the grant dates for options granted during 2000 and 1999, consistent with the method of SFAS No.123, "Accounting for Stock-Based Compensation," the Company's pro forma net earnings and pro forma earnings per share for the years ended December 31, 2000 and 1999 would have been as follows:


                                                  2000 AS              2000               1999 AS             1999
                                                  REPORTED           PRO FORMA            REPORTED          PRO FORMA
                                                  --------           ---------            --------          ---------

       Net loss                                  (8,398,317)         (8,939,590)             (5,323)            (69,195)
       Net loss after preferred
          share dividends                       (12,044,912)        (12,586,185)           (143,323)           (207,195)

       Basic and fully diluted
          Loss per share                              (1.59)              (1.70)              (0.00)              (0.02)
          loss per share after
              preferred dividends                     (2.27)              (2.38)              (0.04)              (0.06)


  d) Black Scholes Assumptions

     The fair value of each option grant used for purposes of estimating the pro forma amounts summarized above is estimated on the date of grant using the Black-Scholes option price model with the weighted average assumptions shown in the following table:

                                                 2000 GRANTS      1999 GRANTS
                                                 -----------      -----------
       Risk free interest rates                      6.05%           5.81%
       Volatility factors                             100%            100%
       Weighted average expected life                3.81 years       5 years
       Weighted average fair value per share         2.40             3.19
       Expected dividends                              --               --

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


24.  SUPPLEMENTAL INFORMATION

     a) MicroTech acquisition

        The following represents that results of operations as though MicroTech had been acquired as of January 1, 2000 and as of January 1, 1999.

                                       December 31, 2000       December 31, 1999

       Revenue                                45,788,302              32,173,548
       Net income                             (8,483,765)                402,430

       Earnings per share                          (2.17)                    .08

       Earnings per share - fully diluted          (2.17)                    .07


     b) TidalBeach pooling of interests

        The results of operations include the following amounts for the period prior to the combination of TidalBeach Inc. on November 15, 2000

        Revenue                                 $ 657,715

        Net income                              $ 158,039

        Other changes in stockholders' equity

        There are no inter-company transactions and no adjustments have been required to adopt the same accounting practices or combine the net income of the combining companies


        Reconciliation of revenue and net income(loss) previously reported

        December 31, 1999       Previously        ObjectArts       TidalBeach         Restated
                                  Reported

        Revenue                 19,822,861         6,599,496          610,078       27,032,435

        Net income(loss)           228,720          (251,128)          17,085           (5,323)


25.  CONTINGENCIES

     a) Lease Commitments

        Minimum payments under operating leases for premises occupied by the company and its subsidiaries offices, located throughout Ontario, Canada and the United States, exclusive of most operating costs and realty taxes, as at December 31, 2000 for the next five years are as follows:

                2001                         $  866,745
                2002                            654,563
                2003                            428,993
                2004                            399,822
                2005                            455,648
                                             ----------

                                             $2,805,771
                                             ==========


     b) On December 14, 2000, Thinkpath Inc. entered into a consulting agreement with Tsunami Trading Corp.d/b/a Tsunami Financial Communications and International Consulting Group, pursuant to which Tsunami and International Consulting Group are to provide financial consulting services to us with respect to financing, and mergers and acquisitions, etc. In consideration for the services to be rendered, we: (a) issued an aggregate of 480,000 shares of our common stock to the consultants as an advance fee, (b) agreed to pay a fee of 10% of the consideration received by us upon the successful completion of any transaction contemplated by the consulting agreement; and (c) agreed to issue warrants to purchase our common stock in an amount equal to 2% of the equity sold and/or issued by us in any transactions contemplated by the consulting agreement. A total of $321,600 which represents the value of the shares issued has been included in shares issued for services rendered and has been expensed in Acquisition costs and financing expenses for December 31, 2000.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


     c) Subsequent to December 31, 2000, the assignee of Southport Consulting Co. ("Southport") is seeking damages in the sum of $250,000 in connection with Thinkpath's acquisition of Southport, which was funded by shares of the company. The assignee contends that the shares received do not satisfy the purchase price, and Thinkpath has counterclaimed the assignee for fraud. No provision has been recorded in the company's accounts for possible losses. Should any expenditure be incurred by the company for the resolution of this lawsuit, it will be charged to the operations of the year in which such expenditures are incurred. After the commencement of discovery, the assignee filed a motion for summary judgment, which was granted in his favor. A hearing to determine damages has not yet been conducted. The company has filed a notice of appeal of the court's order.

     d) Subsequent to December 31, 2000, three former employees are alleging wrongful dismissal for the termination of their employment. No provision has been recorded in the accounts for possible losses. Should any expenditure be incurred by the company for the resolution of these lawsuits, they will be charged to the operations of the year in which such expenditures are incurred.

     e) The Company is party to various lawsuits arising from the normal course of business and its restructuring activities. In management's opinion, the litigation will not materially affect the company's financial position, results of operations or cash flows. No material provision has been recorded in the accounts for possible losses or gains. Should any expenditure be incurred by the Company for the resolution of these lawsuits, they will be charged to the operations of the year in which such expenditures are incurred.


26.  SUBSEQUENT EVENTS

     As of September 30, 2001, certain of the Company's offices, including its head office occupied approximately 30,000 square feet in Toronto, Ontario, Canada. The term of the lease was seven years at an annual expense of approximately $800,000. Effective November 1, 2001, the Company entered into a revised lease agreement with its landlord, reducing the square footage to 15,000 and reducing the annual expense by approximately $400,000.

     As a result of the tragic events of September 11, 2001, the Company lost its office in the World Trade Center. The three staff members of this office survived and are continuing business in temporary office space. This office represents approximately $2,000,000 in annual information technology recruitment revenue. The Company does not anticipate a material decline in revenue from this office. The Company lost approximately $75,000 of fixed assets, including furniture, computer hardware and office equipment. The Company is in the process of filing a statement of loss with its insurance company.

     The Company's training office located at 195 Broadway was also impacted by the events of September 11, 2001. As a result of destruction to the building and supporting utility companies, the office was closed for four weeks. This office represents approximately $3,000,000 in annual technical training revenue. Many of the company's top clients have relocated to other cities and have indicated their postponement of employee training until Spring 2002. The estimated loss of revenue from this office is between $200,000 and $250,000 per month. In addition, many of the office's computer assets are malfunctioning as a result of debris and smoke. The Company is in the process of filing a statement of loss with its insurance company. As a result of the decline in revenue, the Company, laid off four of twelve employees from this office in October, 2001.

     On November 1, 2001, the Company agreed to amend its agreement with the holders of the Series C preferred shares, and removed the provision prohibiting the investors from executing short sales of the Company's common stock for as long as they continue to hold the Series C preferred shares. The amendment was made in consideration of the investor's waiver of certain penalties and fees for delinquent registration of the Series C preferred shares.

     On November 1, 2001, the Company entered into an agreement with Transactive Partners. Ltd., a Chicago company, to render representation and transaction advisory services to the Company in connection with possible Business Combinations. Upon successful completion of a transaction, Transactive Partners. Ltd., would be entitled to a fee ranging between $50,000 or 5%, whichever is greater, of the gross proceeds depending on the nature of the transaction. The agreement expires May 1, 2002.

     On November 5, 2001, the Company entered into an agreement with entrenet2 Capital Advisors, LLC, a California company, on a best efforts basis, to assist in achieving capital financing, debt financing, and merger or acquisition transactions. Upon successful completion of a transaction, entrenet2 would be entitled to a fee ranging between 1.5% to 4% of the gross proceeds depending on the nature of the transaction. The agreement expires November 4, 2002.

THINKPATH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2000 AND 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


     On November 5, 2001, the Company entered into an agreement with Creative Funding Group, LLC, a New York company, to assist in arranging a banking agreement. Upon successful completion of a transaction, Creative Funding Group will be entitled to receive a fee of 1.7% of the total credit facility. The agreement may be cancelled by either party upon thirty days written notice.

     On December 26, 2001, Joel Schoenfeld resigned from the Board of Directors.

     On January 9, 2002, the Company entered into an agreement with Ogilvie Rothchild Inc., an Ontario company, to perform public relations and marketing services. In consideration of these services, Ogilvie Rotchild was paid a retainer of $16,000 and will be issued 500,000 shares of common stock upon successful completion of certain milestones. The agreement can be cancelled by either party at any time.

     On January 15, 2002, the Company entered into an agreement with David J. Wodar, a consultant operating in Ontario, to assist with investor communications and the development of marketing plans and strategies. In consideration of these services, Mr. Wodar will be paid a monthly fee of $6,500 and will be issued 480,000 shares of common stock. The agreement is for a term of twelve months and expires on January 15, 2003.


27.  FINANCIAL INSTRUMENTS

     a)  Credit Risk Management
         The company is exposed to credit risk on the accounts receivable from its customers. In order to reduce its credit risk, the company has adopted credit policies which include the analysis of the financial position of its customers and the regular review of their credit limits. In some cases, the company requires bank letters of credit or subscribes to credit insurance.

     b)  Concentration of Credit Risk
         The company does not believe it is subject to any significant concentration of credit risk. Cash and short-term investments are in place with major financial institutions, North American Government, and major corporations.

     c)  Interest Risk
         The long-term debt bears interest rates that approximate the interest rates of similar loans. Consequently, the long-term debt risk exposure is minimal.

     d)  Fair Value of Financial Instruments
         The carrying value of the accounts receivable, short-term investment, bank indebtedness, and accounts payable on acquisition of subsidiary company approximates the fair value because of the short-term maturities on these items.

         The carrying amount of the long-term assets approximates the fair value of these assets.

         The fair value of the company's long-term debt is estimated on the quoted market prices for the same or similar debt instruments. The fair value of the long-term debt approximates the carrying value.


28.  COMPARATIVE FIGURES

         The financial statements as at September 30, 2000 have been restated to conform with the basis of presentation used in September 2001. Certain figues in the December 31, 1999 financial statements have been reclassified to conform with the basis of presentation used in December 31, 2000.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Bylaws provide that we shall indemnify our directors and officers. The pertinent section of Canadian law is set forth below in full. In addition, we currently have officers' and directors' liability insurance.

         See the second and third paragraphs of Item 28 below for information regarding the position of the Securities and Exchange Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended.

Section 136 of the Business Corporations Act (Ontario) provides as follows:


(1) INDEMNIFICATION OF DIRECTORS. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is a party by reason of being or having been a director or officer of such corporation or body corporate, if;


         (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and

         (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

(2) IDEM. A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in clauses (1)(a) and (b).

(3) IDEM. Despite anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity;

         (a) was substantially successful on the merits in his or her defense of the action or proceeding; and

         (b)      fulfills the conditions set out in clauses (1)(a) and (b).

(4) LIABILITY INSURANCE. A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person,

         (a) in his or her capacity as a director of the corporation, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation; or

         (b) in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation's request, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) APPLICATION TO COURT. A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6) IDEM. Upon application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a statement of the estimated expenses to be paid by us in connection with the issuance and distribution of the securities being registered:



SEC Registration Fee                         $   824.19


Legal Fees and Expenses*                     $20,000.00

Accounting Fees and Expenses*                $ 7,500.00


Miscellaneous*                               $ 1,675.81


         Total*                              $30,000.00


 -----------
*  Estimate


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


         During the past three years, we have sold unregistered securities as described below. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. The purchasers of the securities in such transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sales in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. The purchasers of the securities in the transactions below were each sophisticated investors who were provided information about us and were able to bear the risk of loss of their entire investment.

         In April 1998, in connection with the acquisition of Systemsearch Consulting Services Inc., we issued 130,914 shares of our common stock to John
R. Wilson.

         In February through March of 1998, we sold 196,370 shares of our common stock to twelve individuals at a purchase price of approximately $2.67 per share for aggregate consideration of $523,653. The twelve individuals included some of our employees and directors.

         In May 1998, in connection with the acquisition of International Career Specialists Ltd., we issued 130,914 shares of our common stock to John A. Irwin.

         In May and June of 1998, we sold 77,239 shares of our common stock to seven individuals at a purchase price of approximately $3.33 per share for aggregate consideration of $257,463. The seven individuals included some of our employees and directors.

         In May 1998, we granted an option to purchase 200,000 shares of our common stock at an exercise price of $2.10 per share to Robert M. Rubin, of which as of the date of this prospectus, we have issued 18,508 shares of our common stock upon Mr. Rubin's exercise of such option.

         We believe all of the above issuances would have been exempt from registration in the United States pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (Securities Act).

         The issuances of the following securities were considered to be exempt from registration under Section 4(2) of the Securities Act, and the regulations promulgated thereunder, with the exception of the August 2000 private placement described below. The purchasers of the securities in such transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sales in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. The purchasers of the securities in the transactions below were each sophisticated investors who were provided information about us and were able to bear the risk of loss of their entire investment.

         In September 1999, in connection with the acquisition of Cad Cam, Inc., we issued 163,767 shares of our common stock to Roger W. Walters.

         In December 1999, we issued 15,000 shares of Series A 8% Convertible Preferred Stock and common stock purchase warrants to purchase an aggregate of 475,000 shares of our common stock in connection with a private placement offering to accredited investors in consideration for $1,500,000. The offer and sale of the shares of Series A 8% Cumulative Convertible Preferred Stock and common stock purchase warrants was exempt from registration under the Securities Act of 1933, as amended, in reliance on Regulation D Rule 506 of the Securities Act, as amended. Libra Finance S.A. and J. P. Turner & Co., LLC acted as placement agents in connection with the issuance of these shares and warrants. Libra Finance S.A. received a 10% commission and a warrant to purchase 100,000 shares of our common stock in connection with its acting as placement agent in connection with this private placement offering. J. P. Turner & Co., LLC received a 8% commission and 75,000 warrants in connection with its acting as placement agent in connection with this private placement offering. As of the date of this prospectus, there are no such shares of Series A 8% Preferred Stock outstanding and 475,000 of such warrants outstanding.

         On January 1, 2000, the combination of Object Arts Inc., an Ontario corporation, was effected by: (i) the issuance of $900,000 of our common stock to Working Ventures Custodian Fund in exchange for the retirement of outstanding subordinated debt; (ii) the issuance to Working Ventures Custodian Fund of an amount of our common stock equal to the legal fees and professional fees incurred and paid by Working Ventures Custodian Fund in connection with our combination of Object Arts Inc.; and (iii) the issuance of $1,100,000 of our common stock to the existing shareholders of Object Arts Inc. The acquisition of Object Arts Inc. has enabled us to offer advanced training and certification to information technology professionals, adding to our complete end-to-end skills gap solution. As part of this combination, we entered into employment agreements with Marilyn Sinclair and Lars Laakes, former officers of Object Arts Inc. Such employment contracts were for a term of three years and provided for annual salaries of $82,000 and $75,000, respectively. Neither Ms. Sinclair nor Mr. Laakes was affiliated with us prior to the acquisition. On March 9, 2001, Ms. Sinclair resigned as an officer of Thinkpath. On April 9, 2001, Ms. Sinclair resigned from our Board of Directors.

         On January 18, 2000, 5,000 and 50,000 shares were issued respectively to Sichenzia, Ross and Freidman and Joseph Sicinski as finders' fee related to the purchase of Cad Cam, Inc.

         On March 6, 2000, we completed the acquisition of 80% of E-Wink, Inc., a Delaware corporation, in consideration of: (i) 300,000 shares of our common stock valued at $975,000; and (ii) warrants to purchase an aggregate of 500,000 shares of our common stock at a price of $3.25 per share for a period of five years valued at $1,458,700. E-Wink, Inc. was formed to match providers of venture capital, bridge loans and private placement capital with members of the brokerage community.

         On April 16, 2000, we issued: (i) 1,500 shares of Series B 8% Preferred Stock, no par value per share; and (ii) warrants to purchase up to an aggregate of 300,000 shares of our common stock, in consideration $1,500,000 pursuant to a private placement offering. The 300,000 warrants issued in the offering are exercisable at any time and in any amount until April 16, 2005 at a purchase price of $3.71 per share. As of the date of this prospectus, there are no such shares of Series B 8% Preferred Stock outstanding and 200,000 of such warrants outstanding.

         In addition, On April 16, 2000, we issued: (i) 2,500 shares of Series A 8% Convertible Preferred Stock, and (ii) 50,000 warrants to purchase common stock, pursuant to a private placement offering. The 50,000 warrants issued in the offering are exercisable at any time and in any amount until April 16, 2005 at a purchase price of $3.71 per share.

         On April 25, 2000, we completed the acquisition of all of the issued and outstanding capital stock of Micro Tech Professionals, Inc., a Massachusetts corporation, in consideration for an aggregate of up to $4,500,000 in a combination of cash, notes payable and shares of our common stock, subject to specific performance criteria being met. On April 25, 2000, we paid to Denise Dunne-Fushi, the sole shareholder of Micro Tech Professionals, Inc., $2,500,000, according to the following schedule: (i) $1,250,000 in cash; (ii) the issuance of a $750,000 principal amount unsecured promissory note; and (iii) the issuance of 133,333 shares of our common stock. As part of the transaction, we entered into an employment agreement with Denise Dunne-Fushi, the former President of Micro Tech Professionals, Inc. The employment agreement was for a term of one year which terms commenced on April 25, 2000, the effective date of the acquisition, with an annual salary of $125,000 and a bonus of $25,000. Mrs. Dunne-Fushi was not affiliated with us prior to the acquisition. Thinkpath and Mrs. Dunne-Fushi are currently in the process of negotiating the terms of the renewal of her employment agreement. Mrs. Dunne-Fushi continues to serve as our Vice President and as President of Micro Tech Professionals, Inc. on a month-to-month basis under the same terms as described above.

         On May 9, 2000, 2,400 shares were issued to employees as sales bonuses for an aggregate consideration of $7,651.

         On May 22, 2000, 8,889, 4,444 and 80,000 shares were issued respectively to I. Lavet, C. Hallinan and Globe Capital as finder's fees related to the purchase of Micro Tech Professionals, Inc.

         On July 7, 2000, we issued an aggregate of: (a) 5,000 shares of our Series A 8% Convertible Preferred Stock; and (b) warrants to purchase up to an aggregate of 225,000 shares of our common stock, in consideration for $500,000 pursuant to the exercise of our option granted to us in the December 1999 private placement offering. The 225,000 warrants issued upon our exercise of the option are exercisable at any time and in any amount until December 30, 2004 at a purchase price of $3.575 per share. As of the date of this prospectus, there are no such shares of Series A 8% Preferred Stock outstanding and 225,000 of such warrants outstanding.

         On August 22, 2000, we completed a private placement offering of units, each unit consisting of 1 share of our common stock and a callable warrant to purchase 1/2 of 1 share of our common stock. A total of 1,063,851 shares of our common stock were issued together with 532,534 warrants to purchase shares of our common stock exercisable until August 22, 2000, in consideration for $2,681,600. The purchase price per unit ranged from $1.9692 to $2.8125. In addition, we issued to the placement agent, certain financial advisors and the placement agent's counsel, warrants to purchase up to 280,693 shares of our common stock in connection with the private placement offering. Such warrants are exercisable until August 22, 2005 at an exercise price of $2.4614 per share. The Company paid the placement agent a cash commission in the amount of 8% of the aggregate purchase price for the units sold in the offering, or $214,528, as well as a non-accountable expense allowance of 1.5% of the aggregate purchase price for the units sold in the offering, or $40,224. The private placement was made in reliance upon the exemption from registration provided by Regulation D of the Securities Act and Rule 506 promulgated thereunder.

         On September 13, 2000, we entered into an engagement agreement with Burlington Capital Markets Inc. We agreed to sell Burlington Capital Markets an aggregate of 250,000 shares of our common stock at a cash purchase price of $.01 per share, issue a number of warrants and to pay $10,000 per month in consulting fees. The agreement was terminated and no warrants were issued. In the aggregate, Burlington received 425,000 shares of our common stock and $10,000 pursuant to the agreement. The additional 175,000 shares represented compensation to Burlington Capital Markets Inc. as a settlement on the termination of the agreement.

         On November 15, 2000, we consummated a business combination with TidalBeach Inc., an Ontario-based Web development company, for which we issued 250,000 shares of our common stock to the two shareholders of TidalBeach, Inc. As part of the transaction, we entered into an employment agreement with Michael Reid, the former President of TidalBeach Inc. The employment agreement is for a term of two years commencing on November 15, 2000 with an annual salary of $123,000. Pursuant to our combination with TidalBeach we acquired the SecondWave software.

         On December 14, 2000, we entered into a consulting agreement with Tsunami Trading Corp. d/b/a Tsunami Financial Communications and International Consulting Group, pursuant to which Tsunami and International Consulting Group are to provide financial consulting services to us with respect to financing, and mergers and acquisitions, and related matters. In consideration for the services to be rendered, we: (a) issued 160,000 shares of our common stock to the consultants as an advance fee, (b) agreed to pay a fee of 10% of the consideration received by us upon the successful completion of any transaction contemplated by the consulting agreement; and (c) agreed to issue warrants to purchase our common stock in an amount equal to 2% of the equity sold and/or issued by us in any transactions contemplated by the consulting agreement.

         Effective December 26, 2000, shares and/or options were issued to the following: Declan A. French, Tony French, Michael Reid, Kelly Hankinson, and Globe Capital Corporation. These issuances were made pursuant to contracts and/or as bonuses with regards to the various acquisitions throughout the course of the year. The amounts issued were as follows: 1,200,000 shares to Declan A. French; 50,000 shares to Tony French; 100,000 options priced at $0.70 to Michael Reid; and 50,000 shares and 100,000 options priced at $0.70 to Kelly Hankinson; and 500,000 shares to Globe Capital Corporation.

         On January 22, 2001, we issued 1,125,398 shares to Roger Walters in settlement of the common stock payable of $1,000,000 as per the purchase and sale agreement of Cad Cam Inc., which was purchased in September, 1999. Mr. Walters had a note payable to us in the amount of $257,800 which sum was deducted from the capital stock payable for a final issuance amount of $742,200.

         As a result of an oral agreement between us and Del Mar Consulting Group entered into in December 2000, on January 24, 2001, we executed a written agreement pursuant to which Del Mar Consulting Group shall provide investors' communications and public relations services. Pursuant to the agreement, we issued a non-refundable retainer of 400,000 shares common stock to Del Mar and are required to pay $4,000 per month for on-going consulting services. In addition, we issued Del Mar warrants to purchase 400,000 shares of our common stock at $1.00 per share and 100,000 shares at $2.00 per share which collectively expire January 24, 2005 and are exercisable commencing August 1, 2001. As the agreement to issue the non-refundable retainer was reached in December 2000, the 400,000 shares with a value of $268,000 has been included in the shares issued for services rendered and has been included in acquisition costs and financing expenses for December 31, 2000. The value of the warrants of $216,348 has been included in paid in capital in January 2001 and the expense is being reflected over the six-month period ending August 1, 2001. In April 2001, the warrants were cancelled and new warrants were issued which are exercisable commencing April 2001 and the balance are exercisable commencing August 1, 2001. The value of the change in the warrants of $29,702 has been included in the paid in capital in April 2001.

         On January 26, 2001, we: (i) repriced a warrant to purchase up to 100,000 shares of our common stock, which warrant was issued to a certain investor in our April 2000 private placement offering of Series B 8% Preferred Stock, so that such warrant is exercisable at any time until April 16, 2005 at a new purchase price of $1.00 per share; (b) repriced warrants to purchase an aggregate of up to 230,693 shares of our common stock, which warrants were issued to the placement agent, certain financial advisors, and the placement agent's counsel in our August 2000 private placement offering of units, so that such warrants are exercisable at any time until August 22, 2005 at a new purchase price of $1.00 per share; and (c) issued a warrant to purchase up to 250,000 shares of our common stock exercisable at any time and in any amount until January 26, 2006 at a purchase price of $1.50 per share to KSH Investment Group, Inc. for investment banking services rendered. In February 2001, 150,000 of such warrants were exercised by KSH Investment Group, the placement agent in our August 2000 private placement offering. As partial consideration for the exercise of such warrants, we issued to certain affiliates of the placement agent, warrants to purchase an aggregate of 315,000 shares of our common stock at an exercise price of $1.50 per share. The exercise prices of the revised and newly issued warrants are equal to, or in excess of, the market price of our common stock on the date of such revision or issuance.

         On January 30, 2001, we issued an additional 20,000 shares of our common stock to International Consulting Group for financial consulting services rendered pursuant to the December 14, 2000 consulting agreement between Tsunami Trading Corp. d/b/a Tsunami Financial Communications, International Consulting Group and us.

         On February 5, 2001, we issued 30,632 shares of our common stock to Gersten, Savage & Kaplowitz, LLP, our United States securities counsel, in consideration for legal services rendered.

         On February 6, 2001, 100,000 and 25,000 shares were issued to KSH Strategic Investment Fund I, LP and KSH Investment Group, Inc., respectively, in consideration for financial consulting services rendered.

         On February 15, 2001, 60,000 shares were issued to Typhoon Capital in consideration of investor relations consulting services pursuant to an agreement dated December 15, 2001.

         On February 26, 2001, 100,000 and 50,000 shares were issued to Brighton Opportunity Fund, L.P. and Stanley and Jeanne Bedell, respectively, in consideration for consulting services rendered.

         On March 14, 2001, we repriced 100,000 options belonging to Roger W. Walters to $1.00 per share in consideration for debt forgiveness of $75,000 and the restructuring of debt totaling $250,000 on the notes payable to Mr. Walters in connection with the purchase of Cad Cam, Inc. In addition, on March 14, 2001 Mr. Walters resigned as our Executive Vice President of US Operations and from the Board of Directors effective March 30, 2001.

         On April 18, 2001, an additional 140,000 shares were issued to International Consulting Group for financial consulting services rendered pursuant to a December 14, 2000 consulting agreement.

         Pursuant to a share purchase agreement dated April 18, 2001 (Series C Preferred Stock Purchase Agreement), we issued 1,105 shares of Series C 7% Cumulative Convertible Preferred Stock (Series C Preferred Stock) and 663,484 common stock purchase warrants. The Series C Preferred Stock and the common stock purchase warrants were issued pursuant to Section 4(2) of the Securities Act and each of the investors was a sophisticated, accredited investor who took the shares for investment purposes. There was no underwriter involved in the transaction.

         Each share of our Series C Preferred Stock has a stated value of $1,000 per share. The shares of Series C Preferred Stock are convertible into shares of our common stock at the option of the holders of the Series C Preferred Stock at any time after issuance until we force the conversion of the shares of Series C Preferred Stock. We are required to convert all such shares of Series C Preferred Stock that remain outstanding after April 18, 2003.

         Each of the 663,484 warrants is exercisable at any time and in any amount until April 18, 2005 at a purchase price of $.5445.

         Pursuant to the registration requirements under the Series C Preferred Stock Purchase Agreement, we filed a registration statement on June 7, 2001 (Registration Statement) registering 200% of the shares of common stock issuable upon the conversion of all the shares of Series C Preferred Stock issued and to be issued and 100% of the shares of common stock issuable upon exercise of the common stock purchase warrants. Upon the effective date of this registration statement, we will be obligated to issue to the investors an aggregate of 500 shares of Series C Preferred Stock and additional common stock purchase warrants in consideration for an additional $500,000. The issuance of the additional 500 shares of Series C Preferred Stock and warrants is subject to the satisfaction or waiver of the following conditions: (a) that immediately available funds have been delivered by each investor; (b) that all representations and warranties by the parties shall have remained true and correct and (c) that all permits and qualifications required by any state shall have been obtained.

         On June 6, 2001 the Series C Preferred Stock Purchase Agreement was amended (Amended Series C Preferred Stock Purchase Agreement) to restructure the terms of the issuance of the additional 500 shares of Series C Preferred Stock. Pursuant to the Amended Series C Preferred Stock Purchase Agreement, we issued 125 shares of the 500 shares of Series C Preferred Stock to be issued and 59,592 warrants to one investor in consideration for $125,000. Pursuant to the Amended Series C Preferred Stock Purchase Agreement we are obligated to issue the remaining 375 shares of Series C Preferred Stock and 112,500 warrants to the investors.

         Each of the 59,952 warrants is exercisable at any time and in any amount until June 8, 2005 at an exercise price of $.6225 per share.

         At any time prior to October 24, 2001, we may, in our sole discretion, redeem in whole or in part, the then issued and outstanding shares of Series C Preferred Stock at a price equal to $1,150 per share, plus all accrued and unpaid dividends, and after October 24, 2001 at a price equal to $1,200 per share, plus all accrued and unpaid dividends. As of the date of this prospectus, there are 945 shares of Series C 7% Convertible Preferred Stock and 723,076. warrants outstanding.

         On April 30, 2001, we issued the following in satisfaction of finder's fees related to the Series C Preferred Stock placement: 79,134 shares to KSH Investment; 23,622 shares to Bakara Corp; 23,622 shares to Flimwell Investments; and 23,622 shares to Robert B. Prag.

         On April 30, 2001, we issued 90,000 shares of our common stock to DailyFinancial.com, Inc. in consideration of investors' communications and public relations services. The agreement was for a term commencing on April 1, 2001 and ending on September 30, 2001.

        On August 22, 2001, we issued 93,883 shares of our common stock to DelMar Consulting in lieu of fees in consideration of investors' communications and public relations services.

         Pursuant to a loan agreement with the Business Development Bank of Canada, we issued 22,122 shares of our common stock for an aggregate consideration of $1.00 on August 22, 2001.

         On August 22, 2001, we issued 150,000 shares of our common stock to KSH Financial Group, Inc. in consideration of financial consulting services rendered. KSH Investment Group, Inc. made a distribution of 75,000 of the 150,000 shares to each of Helen Kohn and Ronit Sucoff , the wives of the principals of KSH Investment Group, Inc.

         On August 22, 2001 we issued 316,667 shares to Denise Dunne Fushi in settlement of the common stock payable of $625,000 as per the purchase and sale agreement of Micro Tech Professionals Inc., which we purchased in April, 2000.

         On October 3, 2001, we issued 75,000 shares of our common stock to DailyFinancial.com, Inc. in consideration of investors' communications and public relations services. The agreement was for a term commencing on October 1, 2001 and ending on December 31, 2001.

         On October 3, 2001, we issued 280,000 shares of our common stock to Christopher Killarney pursuant to a termination agreement for management services rendered to Njoyn Software Inc., a subsidiary of Thinkpath Inc.

         On October 23, 2001, we issued 150,000 shares of our common stock to KSH Financial Group, Inc. in consideration of financial consulting services rendered. KSH Investment Group, Inc. made a distribution of 75,000 of the 150,000 shares to each of Helen Kohn and Ronit Sucoff , the wives of the principals of KSH Investment Group, Inc.

         On November 28, 2001, we issued 6,820 shares of our common stock to Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, our United States securities counsel, in consideration for legal services rendered.

         On December 27, 2001, we issued 151,815 shares of our common stock to Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, our United States securities counsel, in consideration for legal services rendered.

ITEM 27. EXHIBITS

EXHIBIT INDEX

Exhibit
Number            Description
------           -----------

1.1     Form of Underwriting Agreement(1)
3.1     Bylaws of Thinkpath(1)
3.2     Articles of Organization dated February 11, 1994(1)
3.3     Articles of Amendment dated February 15, 1996(1)
3.4     Articles of Amendment dated April 15, 1998(1)
3.5     Articles of Amendment dated August 6, 1998(1)
3.6     Articles of Amendment dated January 19, 1999(1)
3.7     Articles of Amendment dated June 6, 2001(9)
4.2     Form of Underwriters' Warrant(1)
4.3     Specimen Common Share Certificate(1)
5.1     Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP(10)
10.1    Form of Financial Consulting Agreement(1)
10.2 1998 Stock Option Plan(1) 10.3(a) Lease of Thinkpath's headquarters in Toronto, Ontario(1)
10.3(b) Lease of Thinkpath's office in New York, New York(1)
10.3(c) Lease of Thinkpath's office in Etobicoke, Ontario(1)
10.3(d) Lease of Thinkpath's office in Scarborough, Ontario(1)
10.3(e) Lease of Thinkpath's office in Ottawa, Ontario(1)
10.4 Employment Agreement between Thinkpath Inc. and Declan A. French dated August 1998(1)
10.5 Employment Agreement between Thinkpath and John A. Irwin dated May 18, 1998(1)
10.6 Employment Agreement between Thinkpath and John R. Wilson dated February 8, 1998(1)
10.7 Employment Agreement between Thinkpath and Roger W. Walters dated September 16, 1999(2)
10.8    Form of consulting agreement for Thinkpath's independent contractors(1)
10.9 Form of services agreement for Thinkpath's customers(1) 10.10 Agreement for the acquisition of the capital stock of International Career Specialists Ltd.(1)
10.11 Agreement for the acquisition of the capital stock of Systemsearch Consulting Services Inc. and Systems PS Inc.(1)
10.12   Agreement for the acquisition of the capital stock of Cad Cam, Inc.(2)
10.13 License Agreement between Thinkpath and International Officer Centers Corp. dated August 1, 1998(2)
10.14 License Agreement between Thinkpath.com Inc. and International Officer Centers Corp. dated August 1, 1998(1)
10.15   Consulting Agreement between Thinkpath and Robert M. Rubin(1)
10.16   Form of Employment Agreement with Confidentiality Provision(1)
10.17 Asset Purchase Agreement between Thinkpath and Southport Consulting Company(1)
10.18   2000 Stock Option Plan(3)
10.19 Share Purchase Agreement between Thinkpath and Micro Tech Professionals, Inc. dated April 25, 2000(4)
10.20 Non-Binding Letter of Intent between Thinkpath and Aquila Holdings Limited dated October 4, 2000(4)
10.21 Share Purchase Agreement between Thinkpath and TidalBeach Inc. dated October 31, 2000(5)
10.22 Consulting Agreement between Thinkpath and Tsunami Trading Corp. d/b/a Tsunami Financial Communications and International Consulting Group, Inc. dated December 14, 2000(5)
10.23   2001 Stock Option Plan(7)
10.24 Share Purchase Agreement between Thinkpath, Alpha Capital AG and Stonestreet, L.P dated April 18, 2001(8)
23.1    Consent of Schwartz Levitsky Feldman, llp, independent auditors.(10)
23.2    Consent of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
        (incorporated into Exhibit 5.1)(10)


------

(1) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on May 26, 1999.
(2) Incorporated by reference to Thinkpath's report on Form 8-K filed on October 1, 1999.
(3) Incorporated by reference to Thinkpath's Proxy Statement on Form Def-14A filed on May 22, 2000.
(4) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on April 25, 2000.

(5) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on January 12, 2001.
(6) Incorporated by reference to Thinkpath's Form 10-KSB for the year ended December 31, 2000 filed on April 3, 2001.
(7) Incorporated by reference to Thinkpath's Proxy Statement on Form Def-14A filed on May 21, 2001.
(8) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on June 7, 2001.
(9) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on June 14, 2001.
(10) Filed herewith.

ITEM 28. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

         The undersigned small business issuer hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h), under the Securities Act of 1933, as amended, as part of this registration statement as of the time the United States Securities and Exchange Commission declared it effective.

(5) For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment that contains a form of prospectus as a new registration statement at that time as the initial bona fide offering of those securities.

                                   SIGNATURES



         Under the requirements of the Securities Act, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form SB-2 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized in the City of Toronto, Ontario, Canada, on the 7th day of February, 2002.



                                  THINKPATH INC.

                                  By: /s/ Declan A. French
                                  -------------------------------

                                  Declan A. French

                                  Chairman of the Board and Chief
                                  Executive Officer

         Under the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated


Signature                         Title                                     Date
---------                         -----                                     ----

/s/ Declan A. French*             Chairman of the Board and Chief           February 7, 2002
--------------------------        Executive Officer
Declan A. French


/s/ Laurie Bradley*               President                                 February 7, 2002
--------------------------
Laurie Bradley


/s/ Kelly Hankinson*              Chief Financial Officer, Secretary,       February 7, 2002
--------------------------        Treasurer and Director
Kelly Hankinson


--------------------------        Director                                  February 7, 2002
John Dunne


/s/ Arthur S. Marcus*             Director                                  February 7, 2002
--------------------------
Arthur S. Marcus

/s/ Ronan McGrath*
--------------------------        Director                                  February 7, 2002
Ronan McGrath


                                  Director                                  February 7, 2002
--------------------------
Robert Escobio


* Power of Attorney granted to Declan A. French on June 7, 2001.

EXHIBIT INDEX


Exhibit
Number  Description
------- -----------

1.1     Form of Underwriting Agreement(1)
3.1     Bylaws of Thinkpath(1)
3.2     Articles of Organization dated February 11, 1994(1)
3.3     Articles of Amendment dated February 15, 1996(1)
3.4     Articles of Amendment dated April 15, 1998(1)
3.5     Articles of Amendment dated August 6, 1998(1)
3.6     Articles of Amendment dated January 19, 1999(1)
3.7     Articles of Amendment dated June 6, 2001(9)
4.2     Form of Underwriters' Warrant(1)
4.3     Specimen Common Share Certificate(1)
5.1     Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus LLP(10)
10.1    Form of Financial Consulting Agreement(1)
10.2    1998 Stock Option Plan(1)
10.3(a) Lease of Thinkpath's headquarters in Toronto, Ontario(1)
10.3(b) Lease of Thinkpath's office in New York, New York(1)
10.3(c) Lease of Thinkpath's office in Etobicoke, Ontario(1)
10.3(d) Lease of Thinkpath's office in Scarborough, Ontario(1)
10.3(e) Lease of Thinkpath's office in Ottawa, Ontario(1)
10.4 Employment Agreement between Thinkpath Inc. and Declan A. French dated August 1998(1)
10.5 Employment Agreement between Thinkpath and John A. Irwin dated May 18, 1998(1)
10.6 Employment Agreement between Thinkpath and John R. Wilson dated February 8, 1998(1)
10.7 Employment Agreement between Thinkpath and Roger W. Walters dated September 16, 1999(2)
10.8    Form of consulting agreement for Thinkpath's independent contractors(1)
10.9 Form of services agreement for Thinkpath's customers(1) 10.10 Agreement for the acquisition of the capital stock of International Career Specialists Ltd.(1)
10.11 Agreement for the acquisition of the capital stock of Systemsearch Consulting Services Inc. and Systems PS Inc.(1)
10.12   Agreement for the acquisition of the capital stock of Cad Cam, Inc.(2)
10.13 License Agreement between Thinkpath and International Officer Centers Corp. dated August 1, 1998(2)
10.14 License Agreement between Thinkpath.com Inc. and International Officer Centers Corp. dated August 1, 1998(1)
10.15   Consulting Agreement between Thinkpath and Robert M. Rubin(1)
10.16   Form of Employment Agreement with Confidentiality Provision(1)
10.17 Asset Purchase Agreement between Thinkpath and Southport Consulting Company(1)
10.18   2000 Stock Option Plan(3)
10.19 Share Purchase Agreement between Thinkpath and Micro Tech Professionals, Inc. dated April 25, 2000(4)
10.20 Non-Binding Letter of Intent between Thinkpath and Aquila Holdings Limited dated October 4, 2000(4)
10.21 Share Purchase Agreement between Thinkpath and TidalBeach Inc. dated October 31, 2000(5)
10.22 Consulting Agreement between Thinkpath and Tsunami Trading Corp. d/b/a Tsunami Financial Communications and International Consulting Group, Inc. dated December 14, 2000(5)
10.23   2001 Stock Option Plan(7)
10.24 Share Purchase Agreement between Thinkpath, Alpha Capital AG and Stonestreet, L.P dated April 18, 2001(8)
23.1    Consent of Schwartz Levitsky Feldman, llp, independent auditors.(10)
23.2    Consent of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
        (incorporated into Exhibit 5.1)(10)

------
(1) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on May 26, 1999.
(2) Incorporated by reference to Thinkpath's report on Form 8-K filed on October 1, 1999.
(3) Incorporated by reference to Thinkpath's Proxy Statement on Form Def-14A filed on May 22, 2000.
(4) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on April 25, 2000.
(5) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on January 12, 2001.
(6) Incorporated by reference to Thinkpath's Form 10-KSB for the year ended December 31, 2000 filed on April 3, 2001.
(7) Incorporated by reference to Thinkpath's Proxy Statement on Form Def-14A filed on May 21, 2001.
(8) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on June 7, 2001.
(9) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on June 14, 2001.
(10) Filed herewith.